Exhibit 2.1
Execution Copy
AMENDED AND RESTATED PURCHASE AGREEMENT
THIS AMENDED AND RESTATED PURCHASE AGREEMENT (this “Agreement”) is entered into as of this 17th day of December, 2010, by and among (i) Global Defense Technology & Systems, Inc., a Delaware corporation (the “Buyer”), (ii) Signature Government Solutions, LLC, a Florida limited liability company (the “Company”) and (iii) Signature Consultants, L.L.C., a Florida limited liability company (the “Member”, and collectively with the Company, the “Seller Parties”). The Buyer, the Company and the Member are referred to herein individually as a “Party” and collectively as the “Parties”. The capitalized terms used herein and not otherwise defined herein have the meanings given to such terms as set forth in Appendix A hereto.
RECITALS
WHEREAS, the Buyer and the Member desire to amend and restate in its entirety that certain Purchase Agreement by and among the Parties, dated November 4, 2010 (the “Signing Date”), including that certain First Amendment to Purchase Agreement dated November 19, 2010, as set forth herein;
WHEREAS, the Member is the record and beneficial owner of one hundred percent (100%) of the ownership interest (the “Membership Interest”) of the Company;
WHEREAS, upon the terms and subject to the conditions set forth herein, the Buyer desires to purchase from the Member, and the Member desires to sell to the Buyer, the Membership Interest (the “Interest Purchase”); and
WHEREAS, on the Signing Date, each of John Stolberg (“Stolberg”), Pat Palmer (“Palmer”) and Matthew Vandermast (“Vandermast”) entered into and delivered to the Buyer an Executive Employee Agreement with the Buyer, substantially in the form attached hereto as Exhibit A-1, A-2 and A-3 (the “Executive Employee Agreements”) to be effective as of the Closing Date.
NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:
ARTICLE I
PURCHASE AND SALE OF INTERESTS
1.1 Interest Purchase. On the terms and subject to the conditions of this Agreement, for the consideration specified in Section 1.2, the Buyer agrees to purchase from the Member, and the Member agrees to sell, transfer, assign and deliver to the Buyer, the Membership Interest, free and clear of all Encumbrances, which Membership Interest collectively constitutes all of the issued and outstanding ownership interests of the Company.

1.2 Purchase Price; Payment at Closing.
(a) The aggregate purchase price to be paid in exchange for the acquisition by the Buyer of the Membership Interest and any other equity securities of the Company (including, without limitation, all outstanding unexpired and unexercised options, warrants or other rights to acquire or receive any ownership interest of the Company, or phantom interests, or profit participation, whether vested or unvested, if any) and the covenants of the Member pursuant to ARTICLE X and the consummation of the transactions contemplated by the Parties hereunder shall be Fifty-Two Million Five Hundred Thousand Dollars ($52,500,000.00) (as adjusted pursuant to Section 1.4 hereof, the “Purchase Price”).
(b) At the Closing, the Buyer shall pay to the Member, by wire transfer of immediately available funds to an account (located within the United States or Canada) designated by the Member on the Flow of Funds Memorandum, an amount (the “Closing Payment”) equal to (i) the Purchase Price (as adjusted), less (ii) the sum of (A) the Escrow Deposit, (B) the Non-Ordinary Course Liabilities (as set forth in the Estimated Closing Statement) which shall be paid by the Buyer on behalf of the Company (without assuming any obligations of the Company) in the manner set forth in Flow of Funds Memorandum, (C) the Indebtedness for Borrowed Money of the Company as of immediately prior to the Closing (as set forth in the Estimated Closing Statement), which shall be paid by the Buyer on behalf of the Company (without assuming any obligations of the Company) in the manner set forth in the Flow of Funds Memorandum and (D) all amounts payable to the holders of Incentive Payment Rights (the “Incentive Payments”), which Incentive Payments are set forth on Schedule 1.2(b) attached hereto, which lists the name of each holder of Incentive Payment Rights, the basis for their rights (whether pursuant to The Signature Upside Participatory Unit Plan or otherwise), the amount of the Incentive Payment to such Person, and whether such payment is to be made on behalf of the Member, the Company, Servco or one of their Affiliates (such Person on whose behalf a payment is required and made is hereinafter referred to as an “Incentive Payment Payor”) which shall be paid by the Buyer to the applicable Incentive Payment Payor in the manner set forth in the Flow of Funds Memorandum. At least two (2) Business Days prior to the Closing, the Parties shall agree upon a flow of funds memorandum (the “Flow of Funds Memorandum”) which shall set forth all payments required to be made by or on behalf of all Parties at the Closing, including for each such payment an identification of the payor, the payee, the amount and the wire transfer information.
1.3 Escrow. On the Closing Date, the Buyer, the Member and PNC Bank (the “Escrow Agent”) shall enter into an Escrow Agreement in the form attached hereto as Exhibit B (the “Escrow Agreement”). The Buyer shall withhold Five Million Two Hundred Fifty Thousand Dollars ($5,250,000.00) (the “Escrow Deposit”) from the Purchase Price and deposit such amount into escrow by wire transfer on the Closing Date pursuant to the terms of the Escrow Agreement. Notwithstanding any provisions of this Agreement to the contrary, the Escrowed Funds will secure and be used for, to the extent necessary and subject to the terms and conditions contained in the Escrow Agreement, the payment of the indemnity obligations of the Member pursuant to ARTICLE IX.

1.4 Purchase Price Adjustments.
(a) At least five (5) Business Days prior to the Closing, the Company shall prepare and deliver to the Buyer, and the Company and the Buyer shall finalize, an Estimated Closing Statement. If the Parties are unable to agree on an Estimated Closing Statement, and the Parties’ respective good faith estimates of Estimated Closing Working Capital are less than $500,000 apart then solely for the purposes of Closing and without affecting the remaining terms of this Section 1.4, the Parties shall agree that for the purposes of the Estimated Closing Statement, the Estimated Closing Working Capital shall be the average of the figures submitted by the Buyer and the Company. If the amount of the Estimated Closing Working Capital shown on the Estimated Closing Statement does not equal the Target Working Capital, then the Purchase Price shall be reduced by the amount of the Estimated Working Capital Deficit, if any, or increased by the amount of the Estimated Working Capital Surplus, if any. Such adjustments to the Purchase Price pursuant to this Section 1.4(a) shall be referred to herein collectively as the “Estimated Closing Adjustment.” The Estimated Closing Adjustment shall be determined without regard to the limitations set forth in Section 9.4 and Section 9.5 hereof.
(b) Within seventy-five (75) days following the Closing Date, the Buyer shall cause the Company to prepare and deliver to the Member a Closing Statement, which shall set forth the Closing Balance Sheet and the Closing Working Capital (the “Closing Statement”), and a schedule based upon the Closing Statement setting forth any adjustments to the Estimated Closing Adjustment (the aggregate amount of such adjustments, collectively, the “Closing Adjustment”). The Member shall assist the Buyer in the preparation of the Closing Statement if requested by the Buyer.
(c) The Member shall have a period of thirty (30) days after receipt of the Closing Statement to notify the Buyer of the Member’s election to accept or reject the Closing Statement. During such period, the Buyer shall provide the Member (and the Member’s Representatives) with reasonable access during normal business hours to the books, records other information relied upon by the Buyer in preparing the Closing Statement, and other information reasonably requested by Member with respect to its review. In the event the Member rejects the Closing Statement as prepared by the Buyer, such rejection notice must contain the reasons for such rejection in reasonable detail and must set forth the amount of the requested adjustment. In the event no rejection notice is received by the Buyer during such thirty (30)-day period (which period may be tolled due to and to the extent of any delays by the Buyer), the Closing Statement and any required adjustments resulting therefrom shall be deemed accepted by the Member and final and binding on the Parties hereto. In the event that the Member shall timely reject the Closing Statement, the Buyer and the Member shall promptly (and in any event within thirty (30) days following the date upon which the Buyer received notice from the Member rejecting the Closing Statement), attempt to make a joint determination of the Closing Adjustment and such determination and any required adjustments resulting therefrom shall be final and binding on the Parties hereto.

(d) In the event the Member and the Buyer are unable to agree upon the Closing Adjustment within one hundred fifty (150) days from the Closing Date (as tolled, if applicable), then within one hundred sixty (160) days from the Closing Date (as tolled, if applicable), the Buyer and the Member shall submit such dispute for resolution to the Accounting Firm specifying in reasonable detail all disputed items and the basis therefor. Each Party agrees to execute, if requested by the Accounting Firm, a reasonable engagement letter with respect to the determination to be made by the Accounting Firm. The Buyer and the Member shall request that the Accounting Firm render its determination of the Closing Adjustment within forty-five (45) days of the date it is engaged, and such determination and any required adjustments resulting therefrom shall be final and binding on all the Parties hereto. The fees and expenses of the Accounting Firm shall be allocated between and paid by the Buyer and/or the Member, respectively, based upon the percentage which the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party, as determined by the Accounting Firm. The Accounting Firm shall determine only those issues specified in the dispute notices delivered by the Parties, and the Accounting Firm’s determination shall be based upon and consistent with the terms and conditions of this Agreement and with the undisputed portions of the Closing Statement. The determination by the Accounting Firm shall be based solely on presentations with respect to such disputed items by Purchaser and Seller Parties to the Accounting Firm and not on the Accounting Firm’s independent review. The Buyer and the Member will provide copies to one another of all written submissions to the Accounting Firm and shall be permitted to attend (and shall receive reasonable advance written notice of) any meeting with or presentations to the Accounting Firm. The Buyer and the Member shall use their commercially reasonable efforts to make their respective presentations as promptly as practicable following submission to the Accounting Firm of the disputed items (but in no event later than twenty (20) days after engagement of the Accounting Firm), and each such Party shall be entitled, as part of its presentation, to respond to the presentation of the other Party and any questions and requests of the Accounting Firm. In deciding any matter, the Accounting Firm (i) shall be bound by the provisions of this Section 1.2(d) and (ii) may not assign a value to any item greater than the greatest value for such item claimed by either the Buyer or the Seller Parties or less than the smallest value for such item claimed by the Buyer or the Seller Parties. The Accounting Firm’s determination shall be made within 45 days after its engagement, or as soon thereafter as possible, shall be set forth in a written statement delivered to the Seller Parties and the Buyer and shall be final, conclusive, non-appealable and binding for all purposes hereunder, absent manifest error. The determination of the Accounting Firm shall not be deemed an award subject to review under the Federal Arbitration Act or any other similar statute.
(e) If the Closing Adjustment as finally determined in accordance with the provisions of this Section 1.4 is in the Buyer’s favor, the amount thereof shall be paid as an adjustment to the Purchase Price by the Member to the Buyer by wire transfer in immediately available funds within seven (7) days after such determination. If the Closing Adjustment as finally determined in accordance with the provisions of this Section 1.4 is in the Member’s favor, the amount thereof shall be paid as an adjustment to the Purchase Price by the Buyer to the Member by wire transfer in immediately available funds within seven (7) days after such determination. If the Member does not so pay to the Buyer by the due date any amounts due under this Section 1.4, such amounts will accrue interest at a rate of nine percent (9%) per annum as of such due date shall be paid in full without regard to the limitations set forth in Section 9.4 and Section 9.5 hereof. If the Buyer does not pay any amount owed to the Member under this Section 1.4 by the due date, then such amount will begin to accrue interest at a rate of nine percent (9%) per annum as of such due date.

1.5 Withholding of Tax. The Buyer and its Affiliates shall be entitled (but not obligated) to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as the Buyer (or any Affiliate thereof) in consultation with the Member shall determine in good faith that the Buyer or any of its Affiliates are required to deduct and withhold with respect to the making of such payment under the Code or any provision of applicable federal, state, local or foreign Tax Law. To the extent that amounts are so withheld by the Buyer or any of its Affiliates, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the payee with respect to which such amount was withheld, and the Buyer or its Affiliates shall promptly pay such amounts to the appropriate Tax authority.
1.6 Tax Treatment of Certain Payments. The Parties acknowledge and agree that, as between the Buyer and the Member (or such other Incentive Payment Payor other than Company), the Member (or such other Incentive Payment Payor other than Company) will receive the income Tax deductions attributable to voluntary payment by the applicable Incentive Payment Payor of all such Incentive Payment Rights, and that neither the Company nor the Buyer (or its Affiliates) shall report or take a deduction or other benefit for Tax purposes in connection with the Incentive Payments.
ARTICLE II
CLOSING
2.1 Time and Place of the Closing. The Closing shall take place at the offices of Pillsbury Winthrop Shaw Pittman LLP, 1650 Tysons Boulevard, Suite 1400, McLean, Virginia, as soon as practicable following the satisfaction or waiver of the conditions set forth in ARTICLE VII and ARTICLE VIII hereof and in any event within three (3) Business Days thereafter unless earlier terminated in accordance with Article XI, or on such other date or at such other place as the Buyer and the Member may mutually determine.
2.2 Deliveries. At the time of the Closing, (a) each of the Seller Parties shall deliver to the Buyer the various certificates, instruments and documents referred to in Section 7.8 below and (b) the Buyer shall deliver to the Member the Closing Payment as set forth in Section 1.2(b) above and the certificates, instruments and documents referred to in Section 8.4 below.
ARTICLE III
REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY
As a material inducement to the Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Company and the Member represented and warranted to the Buyer as of the Signing Date and represent and warrant as of the Closing Date, or as of such other dates as specifically set forth below as follows:
3.1 Organization and Power. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Florida and the Company is qualified or registered to do business and in good standing in each jurisdiction where the nature of its activities makes such qualification or registration necessary. All such jurisdictions in which the Company is qualified to do business are set forth on Schedule 3.1. The Company has full power and authority necessary to own and operate its properties, to conduct its business as now conducted and to perform its obligations under the Contracts to which it is a party or by which it is bound. The copies of the articles of organization and operating agreement of the Company, which have been delivered to the Buyer, reflect all amendments made thereto at any time prior to the Signing Date and are correct and complete. The minute books and other governing records of the Company are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with all applicable Laws. There have been no meetings or other proceedings or actions, resolutions or consents of the Member of the Company or the board of managers of the Company that are not reflected in such minutes or other records. The Company is not in default under or in violation of any provision of its articles of organization or operating agreement or any resolution adopted by the Company’s Member or board of managers. The Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the names in the jurisdictions set forth on Schedule 3.1.
3.2 Authority for Agreement. The Company has full power, authority and legal right to enter into and perform its obligations under this Agreement and the other documents contemplated hereby to which the Company is or will be a party and to consummate the transactions contemplated hereby and thereby. The board of managers of the Company has unanimously authorized the execution, delivery and performance of this Agreement and the other documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby. No other corporate proceedings on the part of the Company, or any member of the Company, are, or will be, necessary to approve and authorize the execution, delivery and performance of this Agreement and the other documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby. This Agreement has been and the other documents contemplated hereby have been or will be, as of Closing, duly executed and delivered by the Company and are or will be the legal, valid and binding obligations of the Company, enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general and general principles of equity.
3.3 No Violation to Result. Except as set forth on Schedule 3.3, the execution, delivery and performance by the Company of this Agreement and the other documents contemplated hereby and the consummation by the Company of the transactions contemplated hereby and thereby and the fulfillment by the Company of the terms hereof and thereof, do not and will not, (with or without notice or lapse of time, or both): (a) violate, breach, conflict with, constitute a default under, accelerate or permit the acceleration of the performance required by (i) any of the terms of the articles of organization or operating agreement of the Company or any resolution adopted by the board of managers of the Company or members of the Company, or (ii) any Material Contract to which the Company is a party or by which it or its assets are bound, or (iii) any Law or other legal requirement of any Governmental Authority applicable to the Company; (b) give any Person the right to declare a default or exercise any remedy or accelerate performance or maturity under any Material Contract or cancel, terminate or modify any Material Contract; (c) give any Governmental Authority or other Person the right to challenge any of the transactions contemplated by this Agreement; (d) give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any permit or license that is held by the Company or that otherwise is used in, necessary for or relates to the Company’s business or to any of the assets owned or used by the Company; or (e) result in the creation or imposition of any Encumbrance, in favor of any Person upon the Membership Interests or any of the properties or assets of the Company. Other than as set forth on Schedule 3.3, no notice to, filing with, or consent of, any Person is necessary in connection with, and no “change of control” provision in any Contract or otherwise is, or will be, triggered by, the authorization, approval, execution, delivery or performance by the Company of this Agreement and the other documents contemplated hereby or the consummation by the Company of the transactions contemplated hereby or thereby. The Company represents and warrants to the Buyer that (i) Section 6.11 of this Agreement does not and will not conflict with or violate any agreement, understanding or arrangement, whether written or oral, to which the Company or the Company’s officers, employees, members or agents are currently bound, and (ii) no breach or violation of the Letter of Intent has occurred or is continuing.
3.4 Capitalization.
(a) The ownership interest of the Company is owned 100% by the Member. The Company’s only issuance of ownership interests or other equity securities was to the Member, and the Company has never repurchased or redeemed any ownership interest.
(b) All of the issued and outstanding ownership interests of the Company have been duly authorized and validly issued, and are fully paid and non-assessable. No restrictions on transfer, repurchase option, right of redemption, preemptive rights, proxies, voting agreements, rights of first refusal or other agreements or rights exist with respect to the ownership interests of the Company, and no such rights arise by virtue of or in connection with the transactions contemplated hereby; and to the extent permitted by Law, the Member and the Company have waived (or hereby waive) any and all such rights.
(c) There is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire or sell or issue, or otherwise relating to, any ownership interests of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any ownership interests or other securities of the Company; (iii) Contract under which the Company is or may become obligated to sell or otherwise issue any ownership interests or any other securities; or (iv) condition or circumstance in existence under which any other Person is entitled to acquire or receive (or condition or circumstance that to the Seller Parties’ Knowledge would reasonably be expected to give rise to or provide a reasonable basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive) any ownership interests or other securities of the Company. Except as set forth on Schedule 3.4(c), there are no outstanding phantom interests, profit participation, or other similar rights with respect to the Company and except as set forth on Schedule 3.4(a), no current or former employee of the Company has any basis for a claim to any such interest, profit participation, or other similar right.

3.5 Financial Statements.
(a) Schedule 3.5(a) includes true, complete and correct copies of (i) the Year-End Financials and (ii) the Interim Financials (other than the financial statements of the Company as of September 30, 2010, which will be delivered during the period between signing and the Closing). Each of the Financial Statements (including in all cases the notes thereto, if any) was prepared from Company’s books and records (which, in turn, are accurate and complete in all material respects), presents fairly the Company’s financial condition and results of operations as of the times and for the periods referred to therein, and has been prepared in accordance with GAAP consistently applied throughout and among the periods indicated, except that the unaudited Interim Financials exclude the footnote disclosures and other presentation items required by GAAP. The Year-End Financials and the Interim Financials were prepared and audited in the case of the Year-End financials or reviewed in the case of the Interim Financials, in a manner meeting the requirements of Regulation S-X adopted under the Securities Act of 1933, as amended, and shall be suitable for inclusion in a Form 8-K filing with the Securities and Exchange Commission. During the periods covered by the Financial Statements and since the Balance Sheet Date, there has been no material change in the Company’s accounting policies. Except as disclosed therein or in Schedule 3.5(a), there are no special or non-recurring items of income or expense during the periods covered by the Financial Statements and the balance sheets included in the Financial Statements do not reflect any write-up or revaluation increasing the book value of any assets. There have been no transactions involving the business of the Company which properly should have been set forth in the Financial Statements in accordance with GAAP and which have not been accurately so set forth. Schedule 3.5(a) sets forth a list of any off-balance sheet financing arrangements of the Company. The Company’s accounting firm has not informed the Company or the Member that there have been any challenges or disagreements regarding the Company’s accounting policies or practices as they relate to Year-End Financials or Interim Financials. The Company has delivered to the Buyer copies of each management letter or other letter delivered to the Company by its independent registered accounting firm in connection with the Year-End Financial Statements or Interim Financials or relating to any review by such accounting firm of the internal controls of the Company or the Member to the extent it relates to the Company.
(b) Schedule 3.5(b)(i) provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Company as of the Balance Sheet Date. Except as set forth on Schedule 3.5(b)(ii), (A) all existing accounts receivable of the Company (including those accounts receivable reflected on the Balance Sheet that have not yet been collected and those accounts receivable that have arisen since the Balance Sheet Date and have not yet been collected) represent valid obligations of the customers of the Company arising from bona fide transactions entered into in the ordinary course of business and (B) all such receivables and all notes receivable and other receivables are current and are and will be collectible in full according to their respective terms (assuming that the Buyer uses collections practices after the Closing that are consistent with the collection practices of the Company prior to the Closing), without any counterclaim or set off, when due (and in no event later than one hundred twenty (120) days after the Closing Date). Except as disclosed on Schedule 3.5(b)(iii), no Person has any Encumbrance on such receivables or any part thereof, and no agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to any such receivables.

(c) Schedule 3.5(c) identifies the revenues received from each of the top twenty (20) customers of the Company from whom the Company generated revenues in the fiscal year ended December 31, 2009 and in the first nine (9) months of 2010. The relationship of the Company with each of such Company Customers is, a good working relationship and since the fiscal year ended December 31, 2009, there have not been any materially adverse changes in the business relationship of the Company with any of such Company Customers and to the Seller Parties’ Actual Knowledge the relationship of any Prime Contractor with any federal, state or local government agencies or instrumentalities to which the Company is a direct or indirect subcontractor is a good working relationship and since the fiscal year ended December 31, 2009, to the Seller Parties’ Actual Knowledge there have not been any materially adverse changes in the business relationship of such Prime Contractors. Except as set forth on Schedule 3.5(c), during the last twelve (12) months no Company Customer has terminated or threatened to the Company in writing to terminate its relationship with the Company or has during the last twelve (12) months in any material way decreased, limited or otherwise adversely changed the terms and conditions for the purchase of goods or services from the Company or to the Seller Parties’ Actual Knowledge, any Prime Contractor, or threatened to do so, and no Seller Party has Knowledge of any written or oral communication, fact, event or action that exists or has occurred that would indicate that any Company Customer would do so, whether as a result of the transactions contemplated hereby or otherwise. Except as set forth on Schedule 3.5(c), to the Actual Knowledge of any Seller Party, no Company Customer is experiencing financial difficulties which could reasonably be expected to adversely affect full and timely payment by any such Company Customer under any existing Contract with the Company or of any amounts owed to the Company.
(d) The Company maintains a system of accounting and internal controls and procedures as are necessary to provide assurances that: (i) the financial records and financial statements are complete and accurate in all material respects; (ii) transactions are executed with management’s authorization; (iii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for the Company’s assets; (iv) access to the Company’s assets is permitted only in accordance with management’s authorization; (v) the reporting of the Company’s assets is compared with existing assets at regular intervals and appropriate action is taken with respect to any differences; (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis; and (vii) material information regarding the operations of the Company and its financial condition is accumulated and communicated to the Company’s management, including its principal executive and financial officers. As of the Signing Date there were no and as of the Closing Date there are no, to the Knowledge of the Seller Parties, significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting that could reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information, and as of the Signing Date there was no and as of the Closing Date there is no fraud that involves management of the Company or the Member.

3.6 Liabilities. There are no Liabilities of the Company, other than: (a) liabilities reflected on the Balance Sheet and not previously paid or discharged; (b) liabilities incurred after the Balance Sheet Date arising in the ordinary course of business and consistent with past practice (none of which in either case results from, arises out of, relates to, is in the nature of or was caused by any breach of contract, breach of warranty, tort, infringement or violation of Law); (c) liabilities that are listed on Schedule 3.6(a); (d) future performance obligations under any Contracts; and (e) liabilities that in the aggregate do not exceed Fifty Thousand Dollars ($50,000). Except as set forth on Schedule 3.6(a), the Company is not a guarantor or otherwise liable for any Liabilities of any other Person other than endorsements for collection in the ordinary course of business. Schedule 3.6(b) provides an accurate and complete breakdown and aging as of the Balance Sheet Date of (x) all accounts payable of the Company, (y) all notes payable of the Company and (z) all Indebtedness for Borrowed Money of the Company. The Company is not a party to, and has no commitment to become a party to, (a) any Contract associated with off-balance sheet financing, including any arrangement for the sale of receivables, (b) any hedging, derivatives or similar Contract or arrangement or (c) any Contract pursuant to which the Company is obligated to make any capital contribution or other investment in or loan to any Person.
3.7 Adverse Changes. Except as set forth on Schedule 3.7, since December 31, 2009, (a) the Company has operated its business in the ordinary course and consistent with past practices and (b) the Company has not: (i) suffered a Material Adverse Effect or any effect, event or change that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect; (ii) become subject to any Liabilities, except Liabilities incurred in the ordinary course of business of the Company; or (iii) taken any of the following actions: (A) adopted any change to the Company’s articles of organization, operating agreement or other organizational documents; (B) merged or consolidated the Company with any other Person or acquired a material amount of stock or assets of any other Person or effected any business combination, recapitalization or similar transaction; (C) sold, leased or disposed of or made any contract for the sale, lease or disposition of, or made subject to a security interest or any other Encumbrance, any of the Company’s material properties or assets other than sales in the ordinary course of business; (D) granted any salary increase to, or increased the draw of, any of the officers, managers, employees or agents of the Company, except for increases in salary, wages or the accrual for payment of bonuses payable to employees in the ordinary course of business consistent with past practice or enter into any new, or amend or alter any existing Benefit Plan; (E) incurred any bank indebtedness or borrowings, other than pursuant to the Senior Line of Credit; (F) entered into any leases of real property; (G) entered into any leases of equipment and machinery except in the ordinary course of business; (H) wrote off as uncollectible, or establish any extraordinary reserve with respect to, any account receivable or other receivable (unless required by GAAP); (I) authorized for issuance, issued, sold, delivered or agreed or committed to issue, sell or deliver (whether through the issuance or granting of options, warrants, convertible or exchangeable securities, commitments, subscriptions, rights to purchase or otherwise) any of the Company’s ownership interests or any other securities issued by the Company; (J) redeemed, purchased or otherwise acquired, directly or indirectly, any of the Company’s ownership interests or debt securities or any option, warrant or other right to purchase or acquire any such ownership interests or securities; (K) commenced or settled any Proceeding; (L) made, amended or revoked any election with respect to Taxes, amended any Tax Return, changed any accounting method relating to Taxes, consented to any waiver or extension of any statute of limitations with respect to Taxes or Tax Returns, or settled or compromised any Tax Liability; or (M) entered into any Contract outside the ordinary course of business or in which any Related Party is a party or has a beneficial interest.

3.8 Employee Benefit Plans.
(a) A true, correct, and complete list of (i) each Benefit Plan is set forth on Schedule 3.8(a)(i) and (ii) each ERISA Affiliate is set forth on Schedule 3.8(a)(ii).
(b) There has been made available to the Buyer, with respect to each Benefit Plan disclosed on Schedule 3.8(a)(i), the following, to the extent applicable: (i) a copy of the annual report (if required under ERISA) with respect to each such Benefit Plan for the last three (3) years (including all schedules and attachments); (ii) a copy of the summary plan description, together with each summary of material modification required under ERISA with respect to such Benefit Plan; (iii) copies of the indiscrimination testing reports for the last three (3) years); (iv) a true and complete copy of each written Benefit Plan; (v) all trust agreements, insurance contracts, and similar instruments with respect to each funded or insured Benefit Plan; and (vi) any investment management agreements, administrative services contracts or similar agreements that are in effect as of the Signing Date relating to the ongoing administration and investment of any Benefit Plan. Schedule 3.8(a)(i) shall also identify each Benefit Plan sponsored by the Member (a “Parent Plan”).
(c) Each Benefit Plan (and each related trust, insurance contract or fund) has been maintained and administered in accordance with its governing instruments and all applicable Laws in all material respects, including, but not limited to, ERISA and the Code. All payments and contributions by the Company, or any ERISA Affiliate thereof, required by any Benefit Plan, by any collective bargaining agreement, or by applicable Law (including all employee and employer contributions, insurance premiums, or intercompany charges) have been timely made when due in amounts not in excess of the limits imposed by the terms of such Benefit Plan or applicable Law for the relevant period to which such payments or contributions relate. All unpaid amounts attributable to any such Benefit Plan for any period prior to the Closing Date are accrued on the Company’s books and records in accordance with GAAP, and except for such accruals, the Company has no material Liability arising out of or in connection with the form or operation of the Benefit Plans or benefits accrued thereunder on or prior to the Closing Date.
(d) Each Benefit Plan intended to be qualified under Section 401(a) of the Code, (i) is so qualified or (ii) has received and is entitled to rely upon a favorable determination or opinion letter from the IRS regarding its qualification thereunder and, in each case, to the Knowledge of any Seller Party, nothing has occurred that could reasonably be expected to adversely affect such determination or opinion or cause such Benefit Plan to lose its tax-exempt status. No such Benefit Plan currently holds or within the past five years has held securities of the Company, or any ERISA Affiliate. All amendments required to maintain each such Benefit Plan’s compliance with applicable Law, have been timely adopted and implemented, as applicable. No such Benefit Plan has ever been merged with or accepted Code Section 414(l) transfers from another employee pension benefit plan (within the meaning of Section 3(2) of ERISA).

(e) With respect to each applicable Benefit Plan: (i) to the Knowledge of any Seller Party, no non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred; (ii) there are no actions, suits or claims pending, or, to the Knowledge of any Seller Party, threatened or anticipated (other than routine claims for benefits) against any such Benefit Plan or fiduciary thereto or against the assets of any such Benefit Plan; (iii) there are no audits, inquiries or proceedings pending or, to the Knowledge of any Seller Party, threatened by any Governmental Authority with respect to any such Benefit Plan; (iv) no matters are currently pending with respect to any such Benefit Plan under the Employee Plans Compliance Resolution System maintained by the IRS or any similar program maintained by any other Governmental Authority; and (v) there has been no breach of fiduciary duty (including violations under Part 4 of Title I of ERISA) which has resulted or could reasonably be expected to result in a material liability to the Company, its ERISA Affiliates or any of their respective employees.
(f) Neither the Company nor any ERISA Affiliate has ever sponsored, maintained, administered, contributed to, had any obligation to contribute to, or incurred any other liability under or with respect to any Benefit Plan which provides health, life or other coverage for former managers, officers or employees (or any spouse or former spouse or other dependent thereof), other than benefits required by Section 4980B of the Code, Part 6 of Title I of ERISA, or similar provisions of state law.
(g) Benefits under each Benefit Plan that is an “employee welfare benefit plan” (within the meaning of Section 3(1) of ERISA), with the exception of any flexible spending arrangements subject to Sections 125 and 105 of the Code, are provided exclusively through insurance contracts or policies issued by an insurance company, health maintenance organization, or similar organization unrelated to the Company, or any ERISA Affiliate, the premiums for which are paid directly by the Company or any ERISA Affiliate thereof, from its general assets or partly from its general assets and partly from contributions by its employees. No insurance policy or contract relating to any such Benefit Plan requires or permits a retroactive increase in premiums or payments due thereunder.
(h) Each Benefit Plan, to the extent applicable, is in compliance, in all material respects, with the continuation coverage requirements of Section 4980B of the Code, Section 601 through 608 of ERISA, the Americans with Disabilities Act of 1990, as amended, and the regulations thereunder, the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations thereunder (including, but not limited to, 45 CFR Parts 142, 160, 162 and 164), the Women’s Health and Cancer Rights Act of 1998, the Mental Health Parity Act of 1996, the Newborns’ and Mothers’ Health Protection Act of 1996 and the Family Medical Leave Act of 1993, as amended, and the regulations thereunder, as such requirements affect the Company and any ERISA Affiliate thereof and their respective employees. There are no outstanding, uncorrected violations under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, with respect to any of the Benefit Plans, covered employees or qualified beneficiaries that would be reasonably likely to result in a material Liability to the Company or any ERISA Affiliate thereof, or the Buyer.

(i) No Benefit Plan is, and neither the Company nor any ERISA Affiliate thereof currently maintains, contributes to or participates in, nor does the Company or any ERISA Affiliate thereof have any obligation to maintain, contribute to or otherwise participate in, or have any liability or other obligation (whether accrued, absolute, contingent or otherwise) under, any (i) “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (ii) “multiple employer plan” (within the meaning of Section 413(c) of the Code), (iii) “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), or (iv) plan that is subject to the provisions of Title IV of ERISA or Section 412 of the Code. No Benefit Plan is maintained through a human resources and benefits outsourcing entity, professional employer organization, or other similar vendor or provider.
(j) All reports, forms and other documents required to be filed with any Governmental Authority or furnished to employees with respect to any Benefit Plan (including, without limitation, summary plan descriptions, Forms 5500 and summary annual reports) have been timely filed or furnished and are accurate in all material respects.
(k) Each Benefit Plan, other than a Parent Plan, can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms, with no more than thirty (30) days advance notice without liability to the Company, or any ERISA Affiliate thereof or the Buyer (except for benefits protected under Section 411(d) of the Code or Section 204(g) of ERISA and other than ordinary administration expenses typically incurred in a termination event). The Company’s participation in each Parent Plan may be terminated as of the Closing Date without further liability to the Company, other than liabilities accrued on the Company’s books and records in accordance with GAAP on the Closing Date. None of the Benefit Plans will be subject to any surrender fees, market value adjustment, deferred sales charges, commissions, or other fees or charges upon termination other than the normal and reasonable administrative fees associated with their amendment, transfer or termination.
(l) Except as set forth on Schedule 3.8(l), the execution and delivery by the Company of this Agreement and the other documents contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under any Benefit Plan, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee.
(m) Neither the Company nor any of its ERISA Affiliates has become obligated to make, or will as a result of any event connected directly or indirectly with any transaction contemplated herein become obligated to make, any “excess parachute payment” as defined in Section 280G of the Code (without regard to Sections 280G(b)(4) and 280G(b)(5) thereof) nor any payment that would not be deductible by reason of Section 162(m) of the Code. There is no written or unwritten agreement, plan, arrangement or other contract by which the Company or any of its ERISA Affiliates are bound to compensate any individual for excise Taxes paid pursuant to Section 4999 of the Code.

(n) Except as set forth on Schedule 3.8(n), neither the Company nor any ERISA Affiliate thereof is, or on or after January 1, 2005 has been, a party to, or otherwise obligated under any Benefit Plan, employment agreement, or other contract, plan, program, agreement, or arrangement that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code and the regulations and other guidance issued thereunder) with respect to the employees of the Company. Each such nonqualified deferred compensation plan complies in form and operation with the rules of Section 409A of the Code or to the extent such plan does not comply in form with the rules of Section 409A of the Code, such plan may be corrected before the Closing Date to comply with Section 409A of the Code without any required income inclusion under Section 409A of the Code.
(o) Neither the Company nor any ERISA Affiliate thereof sponsors, maintains or contributes to, or is obligated to contribute to, any material employment, severance or similar contract or arrangement (whether or not written) or any material plan, policy, fund, program or arrangement or contract, including multiemployer plan, retirement savings, superannuation, pension, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation and any other employee benefit plan, agreement, program, policy or other arrangement with respect to the employees of the Company that is maintained outside the jurisdiction of the United States or covers any “nonresident aliens” within the meaning of Section 4(b)(4) of ERISA.
3.9 Employee Matters.
(a) Schedule 3.9(a)(i) contains a complete and correct list of all employees of the Company (the “Company Employees”), their respective titles as of the Signing Date, the 2009 and 2010 compensation paid or payable to each such employee (as of the Signing Date), the date and amount of each such employee’s most recent salary increase, and the date of employment of each such employee. The accrued vacation time and sick leave or other paid time off of each such employee is forfeited if not used at the end of each calendar year. Except as set forth on Schedule 3.9(a)(ii), (i) the terms of employment or engagement of all managers, officers, Company Employees, agents, consultants and professional advisers of the Company are such that their employment or engagement may be terminated at will with notice given at any time and without liability for payment of severance, additional compensation or damages, (ii) the Company has paid to all Company Employees all wages, salaries, commissions, bonuses and other compensation due to such employees in accordance with the Company’s regular pay cycles, and there are no bonus, change of control or severance payments which are or could become payable by the Company to any such Person under the terms of any oral or written agreement or commitment or any Law, custom, trade or practice, (iii) there are no other agreements, contracts or commitments, oral or written, between the Company and any such Person, (iv) as of the Signing Date, to the Knowledge of any Seller Party, no executive officer or material number of management level or senior technical employees of the Company had any plans to terminate his, her or their employment or relationship with the Company, and (v) to the Knowledge of any Seller Party, there are no agreements between any Company Employee and any other Person (other than the Company) which would restrict, in any manner, such Person’s ability to perform services for the Company (or, except to the extent caused by a matter, fact or circumstance related to the Buyer, the Buyer) or the right of any of them to compete with any Person in respect to the business of the Company (or, except to the extent caused by a matter, fact or circumstance related to the Buyer, the Buyer) or the right of any of them to sell to or purchase from any other Person in respect to the business of the Company (or except to the extent caused by a matter, fact or circumstance related to the Buyer, the Buyer).

(b) The Company has not, nor has it ever been, bound by or subject to (and none of its assets or properties are bound by or subject to) any arrangement with any labor union or other collective bargaining representative. No employee of the Company is or has ever been represented by any labor union or covered by any collective bargaining agreement while employed by the Company and no informal or formal efforts or campaign to establish such representation is in progress. With respect to the Company, there is no pending or, to the Knowledge of any Seller Party, threatened (i) strike, slowdown, picketing, work stoppage or employee grievance process, (ii) material charge, grievance proceeding or other claim against or affecting the Company relating to the alleged violation of any law pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable Governmental Authority, (iii) employee or union organizational activity or other labor or employment dispute against or affecting the Company, or (iv) application for certification of a collective bargaining agent.
(c) Except as set forth on Schedule 3.9(c), the Company is and has been in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, including, without limitation, any such Laws regarding employment documentation, equal employment opportunities, fair employment practices, plant closings and mass layoffs, sexual harassment, discrimination based on sex, race, disability, health status, pregnancy, religion, national origin, age or other tortious conduct, workers’ compensation, family and medical leave, the Immigration Reform and Control Act, and occupational safety and health requirements, and the Company has not engaged in any unfair labor practice. The Company is not, nor has it ever been, liable for the payment of any compensation, damages, Taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing. The Company is and has been in compliance with its obligations under the Worker Adjustment and Retraining Notification Act and similar applicable Laws, and all other notification and bargaining obligations arising under any applicable agreement, statute, or otherwise. All Persons classified by the Company as non-employees, including but not limited to independent contractors, consultants, or otherwise, do satisfy and have satisfied the requirements of law to be so classified, and the Company has fully and accurately reported its compensation on IRS Forms 1099 when required to do so. The Company has no liability, whether absolute or contingent, with respect to any misclassification of any Person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer. No individual who has performed services for or on behalf of the Company and who has been treated by the Company as a non-employee, whether as an independent contractor, consultant or otherwise, is classifiable as a “leased employee” within the meaning of Section 414(n)(2) of the Code with respect to the Company.
(d) No third party has claimed in writing, or to the Knowledge of any Seller Party, has reason to claim that any Person employed by the Company (i) has violated or may be violating any of the terms or conditions of his employment, non-competition, non-solicitation or non-disclosure agreement with such third party, (ii) has or may have disclosed or utilized any trade secret or proprietary information or documentation of such third party, or (iii) has interfered or may be interfering in the employment relationship between such third party and any of its present or former employees. To the Knowledge of any Seller Party, no Person employed by the Company has employed or has proposed to employ any trade secret or any information or documentation proprietary to any former employer or violated any confidential relationship which such Person may have had with any third party, in connection with the development, manufacture or sale of any Product or proposed Product or the development or sale of any service or proposed service of the Company.

(e) Schedule 3.9(e) lists all the Company Employees who are currently on leave relating to work-related injuries and/or receiving disability benefits under any Benefit Plan. Schedule 3.9(e) also lists all Company Employees who are currently on a leave of absence (whether paid or unpaid), the reasons for the leave of absence, the expected return date, and whether reinstatement of each Company Employee on a leave of absence is guaranteed by contract or applicable Laws (including, without limitation, the Family and Medical Leave Act).
3.10 Taxes.
(a) Except as set forth on Schedule 3.10(a), the Company has filed (or has had filed on its behalf) on a timely basis all Tax Returns it is required to have filed, and all such Tax Returns are correct and complete in all material respects (including in all cases, with respect to any Tax consequences of reasonable reliance on the accuracy of information included in such returns in preparing subsequent returns). Except as set forth on Schedule 3.10(a), the Company has not requested or been granted any extension of time within which to file any Tax Return, which Tax Return has not since been filed.
(b) Except as set forth on Schedule 3.10(b), all Taxes required to have been paid by the Company (whether or not shown on any Tax Return) have been paid on a timely basis. There are no Encumbrances for Taxes on any of the assets of the Company, that arose in connection with any failure (or alleged failure) timely to pay any Tax except for Taxes not yet due and payable.
(c) The Company has withheld and paid over all Taxes required to have been withheld and paid over, and complied in all material respects with all information reporting and backup withholding requirements, including maintenance of required records thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. All Persons who have provided services to the Company and have been classified by the Company as independent contractors for the purposes of Tax withholding laws and laws applicable to employee benefits were properly so classified. The Company has complied in all material respects with all sales Tax resale certificate exemption requirements.
(d) No written claim has ever been made or received by the Company from (or to the Seller Parties’ Knowledge, threatened against the Company from) a Taxing Authority in a jurisdiction where the Company does not currently file Tax Returns that the Company is or may be subject to taxation (including obligations to withhold amounts in respect of Tax) by that jurisdiction. Except as set forth on Schedule 3.10(d), the Company has not conducted activities in any jurisdiction that will require it to pay Taxes or file Tax Returns in such jurisdiction of a type that it had not filed in the most recently ended preceding taxable period (as reflected on Schedule 3.10(e)) for which Tax or a Tax Return of such type would be due.

(e) Schedule 3.10(e) identifies all Tax Returns that the Company has filed for taxable periods ending after, or transactions occurring after, January 1, 2002 and the taxable period covered by each such Tax Return, and identifies those Tax Returns or taxable periods that have been audited by a Taxing Authority or for which the Company has received a written notice that its Tax Return is currently the subject of an audit by a Taxing Authority, and all income Tax Returns of the Company as to which the statute of limitations for assessment of additional Tax for the taxable period covered thereby has not yet expired. The Company has made available to the Buyer complete and accurate copies of all of the following materials (and such materials will be provided to Buyer on or within thirty (30) days after the Closing Date):
(i) all income Tax Returns filed by the Company that relate to taxable periods beginning on or after January 1, 2006;
(ii) all examination reports relating to Taxes of or Tax Returns of the Company issued by a Taxing Authority since January 1, 2006 as a result of audits by a Taxing Authority, examinations by a Taxing Authority or assertions by a Taxing Authority of failures by the Company to file Tax Returns or pay Taxes;
(iii) all statements of Taxes assessed by a Taxing Authority against or agreed to by the Company or its Member with respect to the Company since January 1, 2006 that were not shown on Tax Returns filed for the relevant taxable period by the Company or its Member with respect to the Company before such assessment or agreement and all related correspondence;
(iv) all written rulings from, and written agreements with, any Taxing Authority relating to Taxes of the Company or its Member with respect to the Company that were either received since January 1, 2006 or would have continuing effect in the determination of Tax for any taxable period for which a Tax Return has not yet been filed by the Company or its Member with respect to the Company, and any request for issuance of any ruling from a Taxing Authority on behalf of the Company since January 1, 2006 (regardless of whether the requested ruling was issued);
(v) all elections relating to Taxes of the Company that have been filed by or on behalf of the Company with any Taxing Authority (other than elections that are included in or apparent from the Tax Returns referred to in (i) above) that would have continuing effect in the determination of Tax for any taxable period for which a Tax Return has not yet been filed by the Company;
(vi) all written Tax opinions issued by outside counsel to the Company relating to and in the audit files of the Company relating to taxable periods for which the statute of limitations on assessment has not yet expired; and
(vii) to the extent reasonably requested in writing by the Buyer, any other document relating to Taxes of or Tax Returns of the Company.

(f) Except as set forth on Schedule 3.10(e) or on Schedule 3.10(f), the Company has not received any written notice that there is, and to the Seller Parties’ Actual Knowledge, there is not, any audit or other proceeding presently pending or threatened by a Taxing Authority with regard to any Tax Liability of or Tax Return of the Company. Except as set forth on Schedule 3.10(f), the Company has not received any written notice that there are any, and to the Seller Parties’ Actual Knowledge there are not any, existing circumstances, including issues raised in audits of prior taxable periods by any Taxing Authority, that reasonably may be expected to result in the assertion of any claim by any Taxing Authority with respect to any taxable period for which Tax Returns are required to have been filed or Tax is required to have been paid by or on behalf of the Company. Except as set forth on Schedule 3.10(f), no issue has been raised by any Taxing Authority in writing, or to the Knowledge of any Seller Party, orally with respect to Taxes of the Company in any prior examination that, by application of the same or similar principles, could reasonably be expected to result in assertion of a Tax underpayment for any other taxable period of the Company. Except as set forth on Schedule 3.10(f), neither the Company nor any Person on behalf of the Company has waived any statute of limitations or agreed to any extension of time that has continuing effect with respect to assessment or collection of any Tax for which the Company may be held liable. Except as set forth on Schedule 3.10(f), there is not currently in effect any power of attorney authorizing any Person to act on behalf of the Company, or receive information relating to the Company, with respect to any Tax matter (other than authorizations to contact Tax Return preparers included in Tax Returns provided pursuant to Section 3.10(e)).
(g) The Company has not been a beneficiary of or participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1) that was, is, or to the Knowledge of any Seller Party will ever be, required to be disclosed under Treasury Regulations Section 1.6011-4. No Tax Return filed by or on behalf of the Company has contained a disclosure statement under Section 6662 of the Code (or any similar provision of Law), and no Tax Return has been filed by or on behalf of the Company with respect to which the preparer of such Tax Return advised consideration of inclusion of such a disclosure, which disclosure was not made.
(h) Except as set forth on Schedule 3.10(h), (i) the Company is not (nor has it ever been) a party to any Tax sharing agreement, Tax indemnity agreement or similar agreement, and the Company has never assumed the Tax Liability of any other Person by Contract, (ii) the Company is not (nor has it ever been) a member of an affiliated group (within the meaning of Section 1504(a) of the Code) or similar group of entities with which the Company joined, or was or may be required to join, for any taxable period in making a consolidated federal income Tax Return or other Tax Return in which Tax Liability was or would be computed on a consolidated, combined, unitary or similar basis, and (iii) the Company does not have, nor has it ever had, a relationship to any other Person that would cause it to be liable for Tax Liability of such other Person, including, without limitation, Tax payable by reason of Contract, assumption, transferee liability, operation of Law, or Treasury Regulations Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision of Law).
(i) The Company has not been a United States real property holding corporation within the meaning of Code Section 892(c)(2) at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. No asset of the Company is a U.S. real property interest as described in section 897(c) of the Code.
(j) The Company has not been either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution qualifying (or intended to qualify) under Section 355 of the Code (or so much of Section 356 as relates to Section 355).

(k) The Company has not participated in an international boycott as defined in Code Section 999.
(l) Except as set forth on Schedule 3.10(l), the Company has not made or agreed to make, and is not required to make, any change in method of accounting previously used by it in any Tax Return filed by the Company, which change in method would require the Company to make a positive adjustment to its income pursuant to Section 481(a) of the Code (or any similar provision) on any Tax Return for any taxable period for which the Company has not yet filed a Tax Return; and neither is there any application pending with any Taxing Authority requesting permission for the Company to make any change in any accounting method that would require such an adjustment, nor has the Company received any written notice (nor to the Seller Parties’ Knowledge is there reason to believe) that a Taxing Authority proposes to require a change in method of accounting used in any Tax Return previously filed by the Company that would require such an adjustment.
(m) Except in connection with the current use by the Company of the cash method of accounting, (i) the Company has not taken any action not in accordance with past practice that would have the effect of deferring a measure of Tax from a period (or portion thereof) ending on or before the Closing Date to a period (or portion thereof) beginning after the Closing Date, and (ii) the Company has no deferred income or Liability for Taxes arising out of any transaction, except to the extent adequately reserved for on the balance sheet included in the Interim Financials, including, without limitation, any (1) disposition of any property in a transaction accounted for under the installment method pursuant to Section 453 of the Code, (2) use of the long-term contract method of accounting, or (3) receipt of any prepaid amount for goods or services on or before the Closing Date.
(n) The Company does not have a “permanent establishment” in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country, and has not otherwise taken steps or conducted business operations that have exposed, or will expose, it to the taxing jurisdiction of a foreign country. The Company is in compliance with all material terms and conditions of any applicable Tax exemptions, Tax agreements or Tax orders of any Taxing Authority to which it may be subject or which it may have claimed, and the transactions contemplated by this Agreement should not be expected to have any adverse effect on such compliance.
(o) No property owned by the Company is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code or (iv) used predominately outside the United States within the meaning of Section 168(g)(1)(A) of the Code.

(p) The Company is not a party to any agreement under which it is treated as a lessor or lessee of “limited use property” within the meaning of Rev. Proc. 2001-28.
(q) Except as set forth on Schedule 3.10(q), the Company has not, (i) acquired assets from another Person (and has not been treated or required to be treated for Tax purposes as acquiring assets of a Person by reason of change in Tax status of such Person) in a transaction in which the Company’s federal income Tax basis for the acquired assets was required to have been determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of such transferring Person or (ii) become a successor to any Person by reason of any acquisition of a substantial part of the assets of another Person, whether by Contract or by operation of Law pursuant to a merger or consolidation or similar transaction.
(r) The Company (i) has never been a party to any joint venture, partnership or other agreement or arrangement that was or is treated or required to be treated as a partnership for federal income Tax purposes and (ii) has never owned any interest in an entity, including any entity that either was or is treated or required to be treated as an entity disregarded as separate from its owner for federal Tax purposes or is an entity as to which an election pursuant to Treasury Regulations Section 301.7701-3 has been made.
(s) Since its inception the Company has been properly characterized for federal Tax purposes as an entity that is disregarded as an entity separate from its owner pursuant to Treasury Regulation section 301.7701-3.
3.11 Property.
(a) The Company owns no real property. Schedule 3.11(a) sets forth an accurate and complete list of all real property leased by the Company or to which the Company may have any leasehold rights (collectively, the “Facilities”). True, complete and correct copies of all leases of real property listed on Schedule 3.11(a) have been made available to the Buyer. Except as otherwise disclosed on Schedule 3.11(a), to the Knowledge of any Seller Party, no Person other than the owner of such real property and the Company, as applicable, has any rights (including rights arising under an installment contract, option to purchase, easement, right-of-way or otherwise) with respect to the Facilities or any part thereof. All leases set forth on Schedule 3.11(a) are in full force and effect and constitute valid and binding agreements of the Company and, to the Knowledge of any Seller Party, the other party or parties thereto in accordance with their respective terms.
(b) Schedule 3.11(b) sets forth an accurate list of all owned and leased personal property included on the Balance Sheet and all other personal property owned or leased by the Company (i) as of the Balance Sheet Date, or (ii) acquired since the Balance Sheet Date, in each case valued in excess of Five Thousand Dollars ($5,000), including an indication as to which assets are currently owned, or were formerly owned, by any current or former members or Affiliates of the Company. True, complete and correct copies of all leases of personal property and equipment listed on Schedule 3.11(b) have been made available to the Buyer. All of the personal property and equipment listed on Schedule 3.11(b) is in good working order and condition, ordinary wear and tear excepted. All personal property and equipment used by the Company is either owned by the Company or leased under an agreement listed on Schedule 3.11(b). All leases set forth on Schedule 3.11(b) are in full force and effect and constitute valid and binding agreements of the Company and to the Knowledge of any Seller Party, the other party or parties thereto in accordance with their respective terms.

(c) The Company has good and marketable title to all personal property, equipment, Contracts, Intellectual Property rights and other rights, instruments, privileges and other assets, whether personal, tangible or intangible, that the Company purports to own, including the assets listed on Schedule 3.11(b), the assets reflected on the Balance Sheet, and the assets acquired by the Company since the Balance Sheet Date, all of which are free and clear of any and all Encumbrances (other than Encumbrances on Intellectual Property as a result of license terms). The Company’s assets, taken together, are adequate and sufficient for the operation of its business as it is being currently conducted. There are no facts or conditions affecting the Company’s assets which could, individually or in the aggregate, reasonably be expected to interfere in any material respect with the use, occupancy or operation thereof as currently used, occupied or operated by the Company, or their adequacy for such use.
(d) All inventory of the Company, whether or not reflected on the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value on the Balance Sheet or on the accounting records of the Company as of the Closing Date, as the case may be. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are in amounts believed by management of the Company to be (i) not excessive and (ii) reasonable in relation to the present circumstances of the Company or the expected requirements of its business.
3.12 Litigation. Except as set forth on Schedule 3.12, there is no Proceeding pending or, to the Knowledge of any Seller Party, threatened against or affecting the Company or its assets before any court, agency, authority or arbitration tribunal. Except as set forth on Schedule 3.12, the Company has not received any written opinion or legal advice in writing to the effect that it is exposed from a legal standpoint to any Liability that may be material to the business of the Company as previously or presently conducted or as presently proposed to be conducted. To the Knowledge of any Seller Party and except as disclosed on Schedule 3.12, there are no facts that would likely result in any such Proceeding. Neither the Company nor any of its officers, nor, to the Knowledge of the Seller Party any other employees of the Company is subject to or in default with respect to any notice, order, writ, injunction or decree of any Governmental Authority or arbitration tribunal.
3.13 Compliance with Laws. Except as set forth on Schedule 3.13(a), the Company has complied at all times and is in compliance with all Laws and other requirements and policies applicable to the Company and imposed by any Governmental Authority, including, but not limited to, the False Claims Act, the anti-fraud provisions of the Contract Disputes Act, the Anti-Kickback Act, the Federal Election Campaign Act, the Sherman Act, the Clayton Act, the Truth in Negotiations Act, the Services Contract Act, the Procurement Integrity Act, the Byrd Amendment (31 U.S.C. § 1352), the Arms Export Control Act, the Export Administration Act of 1979, as amended and implemented under the International Emergency Economic Powers Act or otherwise, the Laws under the administration of the Office of Foreign Asset Control, and any and all applicable privacy Laws, except where such failure to comply could not reasonably be expected to cause a material loss to the Company or the Buyer. Neither the Company nor the Member any of the employees, partners, principals, agents or assignees of the Company have committed (or taken any action to promote or conceal) any violation of the Foreign Corrupt Practices Act, 15 U.S.C. sections 78dd-1, -2, or any equivalent foreign Law or otherwise paid or made any bribe, illegal rebate, payoff, influence payment, kickback or other unlawful payment in each case on behalf of the Company. The Company has all licenses, permits, approvals, qualifications or the like, from any Governmental Authority or any Person used in, necessary for or related to the conduct of the Company’s business as currently conducted, all such items are in full force and effect and the Company is and has at all times been in material compliance with the terms thereof, except where such failure to comply could not reasonably be expected to cause a material loss to the Company or the Buyer. Schedule 3.13(b)(i) sets forth all licenses and permits held by the Company. Except as set forth on Schedule 3.13(b)(ii), to the Knowledge of any Seller Party, there are no facts or circumstances in existence which are reasonably likely to prevent the Company from renewing each such license and permit. Except as set forth on Schedule 3.13(c), the Company has not received any allegations from employees or, to the Knowledge of any Seller Party, consultants or independent contractors with respect to any alleged act or omission arising under or relating to any material noncompliance with Law, and the Company has not conducted or initiated any internal investigation or made a voluntary or involuntary disclosure to any Governmental Authority with respect to any alleged act or omission arising under or relating to any noncompliance with Law. No Seller Party has received any written notice or citation, or to the Knowledge of the Seller Parties, any oral notice, for any actual or potential noncompliance with any of the foregoing in this Section 3.13, and, to the Knowledge of any Seller Party and except as set forth on Schedule 3.13(a), there exists no condition, situation or circumstance, nor has there existed such a condition, situation or circumstance which is unresolved, and which, after notice or lapse of time, or both, would constitute noncompliance with or give rise to future Liability with regard to any of the foregoing in this Section 3.13. Solely for purposes of this Section 3.13, “material loss” shall mean losses that together with other losses under this Section 3.13, exceed an aggregate of $50,000.
3.14 Government Contracts and Bids.
(a) Schedule 3.14(a)(i) lists all: (i) Government Contracts the period of performance of which has not yet expired or terminated and for which final payment has not yet been received and there is a reasonable likelihood of payment or financial liability greater than Fifty Thousand Dollars ($50,000) (the “Current Government Contracts”); (ii) quotations, bids and proposals for awards of new Government Contracts made by the Company for which no award has been made and for which the Company believes there is a reasonable prospect that such an award to the Company may yet be made (the “Government Contract Bids”); and (iii) Government Contracts pursuant to which the Company is currently experiencing or is reasonably likely to experience cost, schedule, technical or quality problems that could result in claims against the Company (or its successors in interest) in an amount of Fifty Thousand Dollars ($50,000) or more by a Governmental Authority, a prime contractor or a higher-tier subcontractor. With respect to each Current Government Contract, Schedule 3.14(a)(i) accurately lists (A) the contract number, (B) the award date, (C) the contract end date (assuming all options are exercised) and (D) the applicable NAICS Code. With respect to each such Government Contract Bid,

Schedule 3.14(a)(i) accurately lists: (A) the request for proposal (RFP) number or, if such Government Contract Bid is for a task order under a prime contract, the applicable prime contract number; (B) the date of proposal submission; (C) the expected award date, if known; (D) the estimated period of performance; (E) the estimated value based on the proposal, if any; and (F) if the Seller Parties have Actual Knowledge thereof, the applicable NAICS Code. The Company has made available to the Buyer true and complete copies of all Current Government Contracts and of all Government Contract Bids, including any and all amendments and other modifications thereto, and has provided the Buyer with access to true and correct copies of all documentation related thereto requested by the Buyer. Except as described in Schedule 3.14(a)(ii), all of the Current Government Contracts were legally awarded, are binding on the parties thereto, and are in full force and effect. Except as set forth on Schedule 3.14(a)(iii), the Current Government Contracts (or, where applicable, the prime Government Contracts under which the Current Government Contracts were awarded) are not currently the subject of bid or award protest proceedings, and, to the Knowledge of any Seller Party, no such Current Government Contracts (or, where applicable, the prime Government Contracts under which the Current Government Contracts were awarded) are reasonably likely to become the subject of bid or award protest proceedings, and no Person has notified the Company in writing that any Governmental Authority, prime contractor or higher-tier subcontractor under a Government Contract intends to seek the Company’s agreement to lower rates under any of the Government Contracts or Government Contract Bids, including, without limitation, any task order under any Government Contract Bids.
(b) Except as set forth on Schedule 3.14(b), (i) the Company has fully complied with all terms and conditions of each Government Contract and Government Contract Bid to which it is a party, and has performed in all material respects all obligations required to be performed by it thereunder, (ii) the Company has complied in all material respects with all statutory and regulatory requirements, including, without limitation, the Armed Services Procurement Act, the Federal Procurement and Administrative Services Act, the Federal Acquisition Regulation, any applicable agency-specific acquisition regulation and related cost principles and the Cost Accounting Standards, where and as applicable to each of the Current Government Contracts and the Government Contract Bids, and (iii) the representations, certifications and warranties made by the Company with respect to the Government Contracts or Government Contract Bids were accurate as of their effective dates, and the Company has fully complied with all such certifications. Except as set forth on Schedule 3.14(b), the Company has not received a written or, the Knowledge of any Seller Party, oral substantially adverse or negative government past performance evaluation or rating that could reasonably be expected to adversely affect the evaluation by the Governmental Authority or other potential customer of the Company’s bids or proposals for future Government Contracts.
(c) Except as set forth on Schedule 3.14(c), with respect to the Current Government Contracts, no Governmental Authority, prime contractor or higher-tier subcontractor under a Government Contract or any other Person has notified the Company of any actual or alleged violation or breach of any statute, regulation, representation, certification, disclosure obligation, contract term, condition, clause, provision or specification, including, without limitation, the Procurement Integrity Act, the Service Contract Act, the Trade Agreements Act and the Buy American Act.

(d) Except as set forth on Schedule 3.14(d), none of the Current Government Contracts or Government Contract Bids is premised upon the Company’s small business status, small disadvantaged business status, protégé status, or other preferential status, nor did any Governmental Authority and, prime contractor or higher-tier subcontractor under a Government Contract rely upon the Company’s small business status, small disadvantaged business status, protégé status, or other preferential status in evaluating any of the Company’s quotations, bids or proposals, or in making award of any Government Contract to the Company. Except as set forth on Schedule 3.14(d), the Company has made no representation and/or certification that it was a small business concern and/or was qualified for other preferential status in any of its Current Government Contracts and Government Contract Bids.
(e) Schedule 3.14(e) accurately lists, with respect to each active customer of the Company: (i) the customer’s name; (ii) the customer’s contract number; (iii) the Company’s internal project or purchase order charge code number; (iv) the project start date; (v) inception to September 30, 2010 funding; and (vii) the amount of funding remaining in such contract as of September 30, 2010.
(f) The Company has taken no action and is not party to any litigation that could reasonably be expected to give rise to (i) liability under the False Claims Act, (ii) a claim for price adjustment under the Truth in Negotiations Act or (iii) any other request for a reduction in the price of any Government Contracts, including, without limitation, claims based on actual or alleged defective pricing or actual or alleged violations of price reduction clauses or provisions. There exists no basis for a claim of any Liability of the Company by any Governmental Authority as a result of defective cost and pricing data submitted to any Governmental Authority. The Company has not received any written allegations from employees, consultants or independent contractors with respect to any alleged act or omission arising under or relating to (i) liability under the False Claims Act, (ii) a claim for price adjustment under the Truth in Negotiations Act, or (iii) any other request for a reduction in the price of any Government Contracts, including, without limitation, to claims based on actual or alleged defective pricing. The Company has not conducted or initiated any internal investigation or made a voluntary or involuntary disclosure to any Governmental Authority with respect to (i) liability under the False Claims Act, (ii) a claim for price adjustment under the Truth in Negotiations Act, or (iii) except as set forth on Schedule 3.14(f), any other request for a reduction in the price of any Government Contracts, including without limitation, to claims based on actual or alleged defective pricing.
(g) Except as described in Schedule 3.14(g): (i) the Company has not received any written or oral show cause, cure, deficiency, default or similar (in terms of risk of loss or liability) notice relating to the Current Government Contracts; (ii) no termination for default, cure notice or show cause notice has been issued or threatened and remains unresolved with respect to any Government Contract or Government Contract Bid, and Parties no event, condition or omission has occurred or exists that would constitute grounds for such action; (iii) no past performance evaluation received by the Company with respect to any such Government Contract has set forth a default or other failure to perform thereunder or termination or default thereof; (iv) there has not been any material withholding or setoff; (v) all invoices and claims (including, without limitation, requests for progress payments and provisional costs payments) submitted under each Government Contract were current, accurate and complete in all material respects as of their submission date; and (vi) none of the execution, delivery or performance of this Agreement and the other documents contemplated hereby does or will conflict with or result in a breach of or default under any Government Contract or cause a termination of any Government Contract due to loss of preferential status. The Company has not received any written or oral notice terminating any of the Current Government Contracts for convenience or indicating an intent to terminate any of the Current Government Contracts for convenience.

(h) Except as set forth on Schedule 3.14(h), the Company has not received any written or oral notice of any outstanding claims or contract disputes (excluding claims for payment in the ordinary course) to which the Company is a party (i) relating to the Government Contracts or Government Contract Bids and involving a Governmental Authority or any prime contractor, higher-tier subcontractor, vendor or other third party, or (ii) relating to the Government Contracts under the Contract Disputes Act or any other federal statute.
(i) Except as set forth on Schedule 3.14(i), none of the Company, the Affiliates of the Company, the Member or their respective managers, trustees, directors, officers or employees in connection with the performance of their duties for or on behalf of the Company or an Affiliate of the Company has been debarred or suspended and none of the Company, the Affiliates of the Company, the Member or any Principal (as defined in the FAR) of any of the foregoing nor to the Knowledge of the Seller Parties any other employees of any such entities has been proposed for suspension or debarment from bidding on any Government Contract, declared nonresponsible or ineligible or otherwise excluded from participation in the award of any Government Contract, for any reason listed on the List of Parties Excluded from Federal Procurement and Non-procurement Programs. No debarment, suspension or exclusion proceeding has been initiated against the Company, any Affiliate of the Company, the Member or any of their respective managers, trustees, directors, officers or employees in connection with the performance of their duties for or on behalf of the Company or any Affiliate of the Company, nor has any such person been the recipient of a notice to show cause as to reasons not to be suspended or debarred. To the Knowledge of any Seller Party, no circumstances exist that would warrant the institution of suspension or debarment proceedings against the Company, any Affiliate of the Company, the Member or any of their respective managers, trustees, directors, officers or employees in connection with the performance of their duties for or on behalf of the Company or any Affiliate of the Company.
(j) No negative determination of responsibility has been issued against the Company since its inception with respect to any quotation, bid or proposal for a Government Contract.
(k) Except as described in Schedule 3.14(k), (i) other than routine DCAA audits, since its inception, the Company has not undergone and is not currently undergoing any audit, inspection, investigation, survey or examination of records relating to any Government Contracts, (ii) the Company has not received written notice of, and the Company has not undergone, any investigation or review (other than routine DCAA audits to the extent they are considered “reviews”) relating to any Government Contract, (iii) no such audit (including an DCAA audit), inspection, investigation, survey or examination of records is threatened or pending, (iv) the Company has not received any official notice that it is or was being specifically audited or investigated by the Government Accountability Office, the Defense Contract Audit Agency of the United States Government (the “DCAA”) (other than routine DCAA audits), the U.S. Congress, any state or federal agency Inspector General, the contracting officer with respect to any Government Contract, or the Department of Justice (including any United States Attorney), and (v) the Company has not received any written notice or otherwise become aware that any audit, review, inspection, investigation, survey or examination of records described in Schedule 3.14(k)or in connection with any DCAA audit, has revealed any fact, occurrence or practice that could reasonably be expected to adversely affect the Company.

(l) The Company has not conducted any internal investigation or audit in connection with which the Company has used any legal counsel, auditor, accountant or investigator. The Company has not made any disclosure to any Governmental Authority or other customer or any prime contractor or higher-tier subcontractor related to any suspected, alleged or possible violation of a contract requirement, any apparent or alleged irregularity, misstatement or omission arising under or relating to a Government Contract or Government Contract Bid, or any violation of Law or regulation.
(m) Except as described in Schedule 3.14(m), the Company performs no activities under Current Government Contracts, and has no other relationships with any other Person, that would be reasonably likely to result in an “organizational conflict of interest” as defined in Subpart 9.5 of the Federal Acquisition Regulation and agency supplements thereto, or Section 207 of the Weapon Systems Reform Act of 2009.
(n) Except as set forth on Schedule 3.14(n), neither the Company nor any Affiliate of the Company has engaged in or been charged with, or received or been advised in writing or, to the Knowledge of the Seller Parties, orally of any charge, investigation, claim or assertion of, nor has the Company or any Affiliate of the Company, or any of their respective trustees, managers, officers or employees in their capacities as such, been subject to any criminal indictment, lawsuit, subpoena, civil investigative demand, discovery request, administrative proceeding, voluntary disclosure, claim, dispute, mediation or arbitration with regard to, any material violation of any requirement pertaining to a Current Government Contract or Government Contract Bid, including, without limitation, material violations of any statutory or regulatory requirements or violations of any Laws relating thereto.
(o) The Company is not participating in any pending claim, and to the Knowledge of any Seller Party there is no potential claim, under the Contract Disputes Act against the United States Government or any prime contractor, subcontractor or vendor arising under or relating to any Government Contract or Government Contract Bid.
(p) All Indirect Cost rates are being billed consistent with DCAA-approved rates or provisional rate agreements, to the extent DCAA-approved rates are applicable or required.
(q) The Company is in compliance with all applicable national security obligations applicable to the Company, including, without limitation, those specified in the National Industrial Security Program Operating Manual, DOD 5220.22-M (January 1995), and any supplements, amendments or revised editions thereof.

(r) Except as set forth on Schedule 3.14(r), there are no events or omissions that would be reasonably likely to result in (i) a claim against the Company by a Governmental Authority or any prime contractor, subcontractor, vendor or other third party arising under or relating to any Government Contract or Government Contract Bid, or (ii) a dispute between the Company and a Governmental Authority or any prime contractor, subcontractor, vendor or other third party arising under or relating to any Government Contract or Government Contract Bid.
(s) Except as set forth on Schedule 3.14(s), no Government Contract has incurred, or based upon the Company’s current costs structure is expected to have, losses or non-deminimus cost overruns other than such losses or overruns, if any, as would be expected in the ordinary course of business to be reimbursed by the applicable customer. Nor will any Government Contract Bid or other bid, offer or proposal, if accepted or entered into, obligate the Company to process, manufacture or deliver products or perform services that are reasonably expected to incur, losses or non- deminimus cost overruns, other than such losses or overruns, if any, as would be expected in the ordinary course of business to be reimbursed by the applicable customer. No payment has been made by the Company or by a Person acting on the Company’s behalf to any Person (other than to any bona fide employee or agent of the Company, as defined in subpart 3.4 of the Federal Acquisition Regulation), which is or was contingent upon the award of any Government Contract or which would otherwise be in violation of any applicable procurement law or regulation or any other Laws. The Company is not subject to any “forward pricing” regulations.
(t) Except as set forth on Schedule 3.14(t), the Company has not assigned or otherwise conveyed or transferred, or agreed to assign or otherwise convey or transfer, to any Person any Government Contract or any account receivable relating thereto, whether as a security interest or otherwise.
(u) Except as set forth on Schedule 3.14(u), no personal property, equipment or fixtures are loaned, bailed or otherwise furnished to the Company by or on behalf of the United States Government.
(v) No written claims, or claims threatened in writing, exist against the Company with respect to express warranties and guarantees contained in Government Contracts on products or services provided by the Company; and no such claims have been made against the Company. No amendment has been made to any written warranty or guarantee contained in any Government Contract that could reasonably be expected to result in an adverse effect on the Company. The Company has not taken any action which would be reasonably likely to result in a claim against the Company under any written warranty or guarantee contained in any Government Contract.
(w) Except to the extent prohibited by applicable Law, Schedule 3.14(w) sets forth all facility security clearances held by the Company.
(x) Neither the Company nor any of the employees, officers or agents of the Company have violated any legal, administrative or contractual restriction concerning the employment of (or discussions concerning possible employment with) current or former officials or employees of a state, local or federal government (regardless of the branch of government), including, without limitation, the so-called “revolving door” restrictions set forth at 18 U.S.C. § 207.

(y) Neither the Company nor any of the employees, officers or agents of the Company have committed (or taken any action to promote or conceal) any violation of the Foreign Corrupt Practices Act, 15 U.S.C. § 78dd-1, -2.
(z) All costs (both Direct Costs and Indirect Costs) charged to the Company pursuant to any existing subcontract agreements are allowable in accordance with applicable cost accounting standards. No incurred Direct Costs and/or Indirect Costs shall be disallowed for any period of time prior to the Closing Date (except to the extent of any reserves or liabilities for such items on the Closing Balance Sheet). All costs (both Direct Costs and/or Indirect Costs) that have been, prior to Closing, charged to any Government Contract shall be allowable in accordance with applicable cost accounting standards (except for costs properly charged to a reserve account or for liabilities for cost adjustments appearing on the Balance Sheet or the Closing Balance Sheet).
(aa) The Company is in compliance with the Federal Acquisition Regulation ethical rules and suspension/debarment regulations that went into effect on December 12, 2008 (the “FAR Ethics Rules”). Except as set forth on Schedule 3.14(aa), the Company has not violated the FAR Ethics Rules. There exist no facts or circumstances that, with the passage of time or the giving of notice or both, would constitute a violation of the FAR Ethics Rules.
(bb) With respect to the multiple award schedule Government Contracts identified on Schedule 3.14(bb), the Company: (a) has not at any time charged the U.S. government a price higher than its commercial customers with respect to each such multiple award schedule Government Contract in a manner that could cause liability to the Company; (b) has complied in all material respects with the notice and pricing requirements of the Price Reduction clause in each such multiple award schedule Government Contract and, there are no facts or circumstances that would reasonably be expected to result in a demand by the U.S. Government for a refund based upon the Company’s failure to comply with the Price Reductions clause, and (c) has complied in all material respects with all payment requirements of the Industrial Funding Fee in each such multiple award schedule Government Contract and there are no facts or circumstances that would reasonably be expected to result in a demand by the U.S. Government for additional payment(s) based upon the Company’s failure to comply with the Industrial Funding Fee payments.
(cc) The Company, and, to the Knowledge of any Seller Party, each of its employees, has complied in all material respects with all timekeeping/time recordation requirements of the applicable Government Contracts, and the Seller Parties have no Knowledge of any facts or circumstances that would reasonably be expected to result in an investigation by the U.S. Government based upon the Company’s failure to comply with such applicable timekeeping/time recordation requirements.

3.15 Material Contracts.
(a) Schedule 3.15(a)(i) sets forth an accurate and complete list of each Material Contract. The Company has provided or made available to the Buyer a true, correct and complete copy of each Contract required to be disclosed on Schedule 3.15(a)(i). No such Contract has been breached or cancelled by the Company, and, to the Knowledge of any Seller Party, there is no breach by any other party to any such Contract (with or without notice or lapse of time, or both). Except as set forth on Schedule 3.15(a)(ii), the Company has performed all the material obligations required to be performed by it in connection with the Contracts and is not in default under or in breach of any Contract, and no event has occurred which with the passage of time or the giving of notice or both would: (i) result in a default or breach under any Contract; (ii) give any Person the right to declare a default or exercise any remedy under any Contract; (iii) give any Person the right to accelerate the maturity or performance of any Contract, or (iv) give any Person the right to cancel, terminate or materially modify any Contract. The Company has not waived any of its material rights under any Material Contract and has no present expectation or intention of not fully performing any obligation pursuant to any Contract. Each Contract is legal, valid, binding, enforceable and in full force and effect, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar law affecting the enforcement of creditors’ rights in general and general principles of equity, and (or, except to the extent caused by a matter, fact or circumstance related to the Buyer) shall continue as such immediately following the consummation of the transactions contemplated hereby. Except for Government Contracts identified on Schedule 3.14(s), no Contract obligates the Company to process, manufacture or deliver products or perform services that management reasonably expects to result in a loss to the Company upon completion of performance. Schedule 3.15(a)(i) contains an accurate and complete description of all material terms of all oral Material Contracts.
(b) No Person is currently renegotiating any amount paid or payable to the Company under any Contract (other than modifications in the ordinary course of business that would not, individually or in the aggregate, be material to the Company).
3.16 Environmental and Safety Matters. The Company has conducted its business at all times in material compliance with all applicable Environmental Laws. To the Knowledge of any Seller Party one of the properties currently or, formerly owned, leased or operated by the Company contain any Hazardous Substance in amounts exceeding the levels permitted by applicable Environmental Laws. No Seller Party has received any notices, demand letters or written requests for information from any Governmental Authority or other Person, which have not heretofore been resolved with such Governmental Authority or other Person, indicating that the Company may be in violation of, or liable under, any Environmental Law. There are no Proceedings pending or, to the Knowledge of any Seller Party, threatened against the Company relating to any violation, or alleged violation, of any Environmental Law. No reports have been filed, or are required to be filed, by the Company concerning the Release of any Hazardous Substance or the threatened or actual violation of any Environmental Law that have not heretofore been resolved. No Hazardous Substance has been disposed of, Released or transported by the Company in violation of any applicable Environmental Law from any properties owned or operated, or formerly owned or operated, by the Company. To the Knowledge of any Seller Party, no remediation or investigation of Hazardous Substances is occurring at any property owned or operated, or formerly owned or operated, by the Company. To the Knowledge of any Seller Party, the Company and its properties are not subject to any Liabilities relating to any Proceeding, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law or relating to a violation or alleged violation of any Environmental Law by the Company.

3.17 Insurance. Schedule 3.17 lists each insurance policy maintained by, on behalf of, for the benefit of or at the expense of the Company and any claims made thereunder. The Company has provided or made available to the Buyer copies of all such insurance policies. All such insurance policies are in full force and effect, and the Company is not, in default with respect to its obligations under any such insurance policies. The Company has never been denied insurance coverage. The Company is current on all of its premiums for its insurance policies. No Seller Party has any Knowledge of any threatened termination of, or material premium increase with respect to, any such policies. No Seller Party has received any written notice of any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy (excluding rejection of routine claims under employee health and deminimus claims under workers compensation policies) or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy. The Company has no self-insurance or co-insurance programs. To the Knowledge of any Seller Party there exists no condition, situation or circumstance which, with or without notice or lapse of time, or both, would give rise to or serve as a basis for any claim under any policy mentioned in Schedule 3.17 (excluding rejection of routine claims under employee health and deminimus claims under workers compensation policies).
3.18 Intellectual Property.
(a) Schedule 3.18(a) sets forth a complete and accurate list of all United States and foreign Company Registered Intellectual Property and material unregistered trademarks, trade names and fictitious names, and, with respect to Company Registered Intellectual Property, in each case enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing or issuance, names of all current applicant(s) and registered owner(s), the current status of the application. The Company has made available to the Buyer correct and complete copies of all registration and applications for Company Registered Intellectual Property, as amended to date. All necessary registration, maintenance and renewal fees in connection with each item of Company Registered Intellectual Property which are due have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property which are required to have been filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property.
(b) Except as set forth on Schedule 3.18(b), the Company is the sole and exclusive owner of all Company Intellectual Property (except the Company Licensed Intellectual Property), free and clear of any Encumbrances. The Company has not permitted its rights in any material Company Owned Intellectual Property to lapse or enter the public domain. The Company Intellectual Property constitutes all Intellectual Property (i) used by the Company with respect to the products manufactured, distributed, licensed or sold by the Company or the services provided by the Company in the manner so done currently by the Company, (ii) to use the Internal Systems as they are currently used and contemplated to be used (subject in connection with contemplated use to the requirement to improve Internal Systems in the ordinary course of business) by the Company, and (iii) otherwise to conduct the business of the Company in all material respects in the manner currently conducted and contemplated to be conducted (subject in connection with the contemplated conduct of the business to the requirement to improve Company Intellectual Property in the ordinary course of business).

(c) Except as set forth on Schedule 3.18(c), the Company is not a party to any claim, suit, action or proceeding, nor is any claim, suit, action or proceeding, to the Knowledge of any Seller Party, threatened, against the Company, which involves a claim of infringement, unauthorized use or violation of any Company Intellectual Property, or challenging the ownership, right to use, sell, distribute, license or sublicense, validity or enforceability of any Company Intellectual Property. To the Knowledge of any Seller Party, the operation of the business as it is currently conducted or as it is contemplated to be conducted does not and will not, and will not when operated in the same manner immediately following the Closing, infringe or misappropriate any Intellectual Property rights of any Person or constitute unfair competition or trade practices under the laws of any jurisdiction, and the Company has not received written notice or to the Knowledge of the Seller Parties, any oral notice, from any Person claiming that such operation infringes or misappropriates any Intellectual Property rights of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does any Seller Party have Knowledge of any basis therefor). To the Knowledge of any Seller Party, no third party is infringing upon or misappropriating, or has infringed upon or misappropriated, any Company Owned Intellectual Property or any Company Licensed Intellectual Property which is exclusively licensed to the Company.
(d) Schedule 3.18(d) identifies: (i) each item of Company Licensed Intellectual Property and the license or agreement pursuant to which the Company Exploits it (excluding commercial off-the-shelf software licenses with per-user license fees of Five Thousand Dollars ($5,000) or less); (ii) each agreement, contract, assignment or other instrument pursuant to which the Company has obtained any joint or sole ownership interest in or to each item of Company Owned Intellectual Property; and (iii) all such licenses, sublicenses and other agreements that require the Company to license, assign or otherwise grant rights to additions, modifications or improvements to Company Licensed Intellectual Property made by or for the Company to any third party. The Company has made available to the Buyer copies of all licenses, sublicenses and other agreements identified in Schedule 3.18(d). The Company is in compliance with all material terms and conditions of all such licenses, sublicenses, and other agreements. The Company is not a party to any oral license, sublicense or other contract or understanding which, if reduced to written form, would be required to be listed in Schedule 3.18(d) under the terms of Section 3.18(d). No third party inventions, methods, services, materials, processes or Software are included in or required to Exploit any product manufactured, distributed, licensed or sold by the Company or any services provided by the Company, except as specifically set forth on Schedule 3.18(d). None of the products manufactured, distributed, licensed or sold by the Company, or Internal Systems (excluding third party software licensed by the Company), includes “shareware,” “freeware” or other Software or other material that was obtained by the Company from third parties other than pursuant to the license agreements listed on Schedule 3.18(d).

(e) Schedule 3.18(e) identifies each license, sublicense, covenant or other agreement pursuant to which the Company has assigned, transferred, licensed, distributed or otherwise granted any right or access to any person, or covenanted not to assert any right, with respect to any past, existing or future Company Owned Intellectual Property. The Company has made available to the Buyer accurate and complete copies of all licenses, sublicenses, covenants and other agreements listed Schedule 3.18(e), and the Company is in compliance with all material terms and conditions of such licenses, sublicenses, covenants and other agreements. Except as described on Schedule 3.18(e), the Company has not agreed to indemnify any person specifically against any infringement, violation or misappropriation of any Intellectual Property rights with respect to any product manufactured, distributed, licensed or sold by the Company.
(f) The Company has taken commercially reasonable security measures to protect and enforce its trade secrets and otherwise safeguard and maintain the confidential and proprietary nature of all material confidential information or used by it in the conduct of the business. The Company has complied in all material respects with all applicable contractual and legal requirements pertaining to information privacy and security. No complaint relating to an improper use or disclosure of, or a breach in the security of, any such information has been made or, to the Knowledge of any Seller Party, threatened against the Company. To the Knowledge of any Seller Party, there has been no: (i) unauthorized disclosure of any third party proprietary or confidential information in the possession, custody or control of the Company or (ii) breach of the Company’s security procedures wherein confidential information has been disclosed to a third person. All officers and employees of the Company, and consultants and independent contractors of the Company who have been engaged to assist in the development of the Company’s products have executed and delivered to the Company valid and binding agreements (copies of which have been made available to the Buyer) (A) requiring each such employee, consultant or independent contractor to protect and preserve the confidentiality of the information and (B) expressly assigning to the Company all intellectual property rights arising from the services performed for the Company by such persons.
3.19 Related Party Transactions. The Company has not extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any manager or officer (or equivalent thereof) of the Company or to or for the Member. No officer or manager of the Company or the Member has received, nor is entitled to receive, any compensation from any Person that has engaged in or is engaging in any transaction with the Company. Except as set forth on Schedule 3.19, the Company is not a party to any Contract or other commitment or transaction with any Related Party, nor do any Related Parties have any legal or beneficial interest in the assets or property owned or used by the Company, in any Contracts to which the Company is a party, or in any other Person with which the Company is or has been party to a Contract. Except as set forth on Schedule 3.19, and excluding payroll and employee benefits in the ordinary course due to a Related Party as a result of employment by the Company, there are no outstanding claims, accounts payable or receivable, intercompany loans, indebtedness, or other Liabilities, between the Company, on the one hand, and the Member or any Related Parties, on the other hand, and all such Liabilities have been repaid in full, or will be repaid in full as of the Closing. Any such arrangement with a Related Party is referred to herein as a “Related Party Arrangement”. Since December 31, 2009, there has been no change in any Related Party Arrangements. Except as set forth on Schedule 3.19, neither the Member nor any other Related Party conducts any of the Company’s business, other than through the Member’s ownership of the Company, as applicable.

3.20 Suppliers. Schedule 3.20 sets forth a list of the Company’s top ten (10) suppliers (other than subcontractors of the Company under any Government Contract) of goods or services in terms of aggregate purchases by the Company for the last completed fiscal year and for the current fiscal year to date, showing the aggregate amount which the Company paid to each such supplier during such periods. No such supplier has terminated, or to the Knowledge of any Seller Party, threatened to terminate, its relationship with the Company or has during the last twelve (12) months materially decreased or limited, or changed the terms and conditions for, the supply of its goods or services to the Company in a manner not contemplated in its agreement with the Company, or to the Knowledge of any Seller Party, threatened to do so. Except as set forth on Schedule 3.20, no supplier for the Company is a sole source of supply of any good or service that is required by the Company in the business.
3.21 Bank Accounts; Powers of Attorney. Schedule 3.21 sets forth a true, correct and complete list of the names and locations of all banks and other financial institutions at which the Company maintains an account or safe deposit box, the names of all Persons authorized to access such accounts or deposit boxes and the names of all Persons holding powers of attorney or other similar authorizations from the Company and a summary statement of the terms thereof.
3.22 Brokers. Except as set forth on Schedule 3.22, no Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon the Buyer, the Company or the Member or any of their respective Affiliates for any commission, fee or other compensation payable as a finder or broker because of any act or omission by the Company.
3.23 Disclosure. No representation or warranty by any Seller Party contained in this Agreement, and no representation, warranty or statement contained in any certificate or Disclosure Schedule furnished to, or made with, the Buyer pursuant hereto, contains or will contain any untrue statement of a material fact or omits or will omit to state, when read in conjunction with all of the information contained in this Agreement and the Disclosure Schedules any material fact necessary to make any statement herein or therein not misleading.
3.24 No Additional Representations. The Company and the Member acknowledge that neither the Buyer, nor any other Person acting on behalf of the Buyer, nor any Affiliate of the Buyer, has made any representation or warranty, express or implied, regarding the Buyer, except as expressly set forth in this Agreement and the Disclosure Schedules.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE MEMBER
As an inducement to the Buyer to enter into this Agreement, and to consummate the transactions contemplated hereby, the Member represented and warranted to the Buyer as of the Signing Date and represents and warrants as of the Closing Date, as follows:
4.1 Authority for Agreement. The Member has full power, authority and legal right and capacity to enter into and perform the Member’s obligations under this Agreement and each other document contemplated hereby to which the Member is or will be a party and to consummate the transactions contemplated hereby and thereby. This Agreement and the other documents contemplated hereby to which the Member is a party have been duly executed and delivered by the Member and are legal, valid and binding obligations of the Member, enforceable against the Member in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general and general principles of equity.
4.2 No Violation to Result. Except as set forth on Schedule 4.2, the execution, delivery and performance by the Member of this Agreement and the other documents contemplated hereby and the consummation by the Member of the transactions contemplated hereby and thereby, do not and will not, directly or indirectly (with or without notice or lapse of time or both): (a) violate, breach, conflict with, constitute a default under, accelerate or permit the acceleration of the performance required by (i) any of the terms of the articles of organization or operating agreement of the Member or any resolution adopted by the board of managers of the Member, (ii) any Contract to which the Member is a party or by which the Member or the Member’s assets are bound or (iii) any Law or other legal requirement of any Governmental Authority applicable to the Member; (b) give any Governmental Authority or other Person the right to challenge any of the transactions contemplated by this Agreement; or (c) result in the creation or imposition of any Encumbrance, possibility of Encumbrance, or restriction in favor of any Person upon the Membership Interest or any of the properties or assets of the Company. Other than as set forth on Schedule 4.2, no notice to, filing with, or consent of, any Person is necessary in connection with, and no “change of control” provision is, or will be, triggered by, the authorization, approval, execution, delivery or performance by the Member of this Agreement and the other documents contemplated hereby nor the consummation by the Member of the transactions contemplated hereby or thereby. The Member has given all notices, made all filings and obtained all consents set forth on Schedule 4.2 or will have done so prior to Closing.
4.3 Ownership. The Member is the sole holder of the ownership interests of the Company and the Member holds of record and beneficially the Membership Interest, free and clear of any Encumbrance (other than restrictions imposed by federal and state securities laws). There are no proxies, voting rights or other agreements or understandings, to which the Member is a party or by which the Member is bound, with respect to the voting or transfer of the ownership interests of the Company.
4.4 Brokers. Except as set forth on Schedule 3.22, no Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon the Buyer, the Company or the Member or any of their respective Affiliates for any commission, fee or other compensation payable as a finder or broker because of any act or omission by the Member.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE BUYER
The Buyer represented and warranted to the Member, as of the Signing Date and represents and warrants as of the Closing, as follows:
5.1 Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business and in good standing in each jurisdiction where the character or location of its assets or properties owned, leased or operated by it or the nature of its activities makes such qualification necessary. The Buyer has full corporate power and authority and all material licenses, permits and authorizations necessary to own and operate its properties and to conduct its business as conducted.
5.2 Authority for Agreement. The Buyer has full power, authority and legal right to enter into and perform its obligations under this Agreement and the other documents contemplated hereby to which the Buyer is or will be a party and to consummate the transactions contemplated hereby and thereby. The board of directors of the Buyer has authorized the execution, delivery and performance of this Agreement and the other documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby. No other corporate proceedings on the part of the Buyer are necessary to approve and authorize the execution, delivery and performance of this Agreement and the other documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby. This Agreement and the other documents contemplated hereby to which the Buyer is a party have been duly executed and delivered by the Buyer and are legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights in general and general principles of equity.
5.3 No Violation to Result. Except as set forth on Schedule 5.3, the execution, delivery and performance by the Buyer of this Agreement and the other documents contemplated hereby and the consummation by the Buyer of the transactions contemplated hereby and thereby, do not and will not, directly or indirectly (with or without notice or lapse of time, or both): (a) violate, breach, conflict with, constitute a default under or accelerate or permit the acceleration of the performance required by (i) any of the terms of the articles of incorporation or bylaws of the Buyer or any resolution adopted by the board of directors of the Buyer or stockholders of the Buyer, (ii) any contract to which the Buyer is a party or by which it or its assets are bound or (iii) any Law or other legal requirement of any Governmental Authority applicable to the Buyer; (b) give any Governmental Authority or other Person the right to challenge any of the transactions contemplated by this Agreement; or (c) result in the creation or imposition of any Encumbrance, possibility of Encumbrance, or restriction in favor of any Person upon any of the properties or assets of the Buyer. Other than as set forth on Schedule 5.3 or as otherwise expressly set forth herein, no notice to, filing with, or consent of, any Person is necessary in connection with the execution, delivery or performance by the Buyer of this Agreement and the other documents contemplated hereby nor the consummation by the Buyer of the transactions contemplated hereby or thereby.

5.4 No Additional Representations. The Buyer acknowledges that neither the Company, the Member or any other Person acting on behalf of the Company or the Member, nor any Affiliate of the Company or the Member, has made any representation or warranty, express or implied, regarding the Company or the Member, except as expressly set forth in this Agreement and the Disclosure Schedules.
5.5 Brokers. No Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon the Buyer, the Company or the Member or any of their respective Affiliates for any commission, fee or other compensation payable as a finder or broker because of any act or omission by the Buyer.
5.6 Disclosure. To the Buyer’s knowledge, no representation or warranty by the Buyer contained in this Agreement, and no representation, warranty or statement contained in any list, certificate, schedule or other instrument, document, agreement or writing furnished or to be furnished to, or made with, the Seller Parties pursuant hereto, contains or will contain any untrue statement of a fact or omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the Disclosure Schedules and any other document or instrument in connection with the transactions contemplated hereby, any material fact necessary to make any statement herein or therein not misleading.
ARTICLE VI
ADDITIONAL AGREEMENTS
6.1 Access to Properties and Records. The Seller Parties shall, and shall cause their Representatives to, afford to the Buyer and its Representatives, access to all of the assets, properties, books, records, employees and customers of the Company in order to afford the Buyer and its Representatives as full an opportunity of review, examination and investigation of the affairs of the Company as shall reasonably be requested by the Buyer, and the Buyer and its Representatives shall be permitted to make extracts from, or take copies of, such books, records (including the record and minute books) or other documentation as may be reasonably necessary, all at the Buyer’s expense, provided that the Buyer shall keep confidential all of the foregoing in accordance with Section 6.3(c), and provided further that all access to employees and customers of the Company shall be subject to prior notice and approval of Company as to the scheduling, and participation of the Company, if it so desires. The Company shall furnish or cause to be furnished to the Buyer such reasonable financial and operating data and other information about the Company, its business as presently conducted and as presently proposed to be conducted in the future, as conducted in the past, and properties and assets which the Buyer and its Representatives may reasonably request.

6.2 Interim Covenants of the Seller Parties. From the Signing Date until the Closing Date, except to the extent expressly permitted by this Agreement or otherwise consented to by an instrument in writing signed by the Buyer or as otherwise set forth in Schedule 6.2, the Seller Parties shall use commercially reasonable efforts to (i) keep intact the Company and its business, as presently conducted, and shall not take or permit to be taken on its behalf anything other than in the ordinary course of the Company’s business as the same is presently being conducted; (ii) to keep available the services of the managers, officers, employees, independent contractors and agents of the Company, maintain the Company’s insurance policies as currently in effect, retain and maintain good relationships with the Company’s customers and maintain the Company’s assets and the Facilities in good condition; (iii) have the Company perform its obligations under the Contracts and comply with Laws; (iv) maintain the goodwill and reputation associated with the Company; and (v) to the extent reasonably requested by the Buyer, take such action as may be required to terminate any of the Benefit Plans, other than a Parent Plan, effective as of immediately prior to the Closing Date. Without limiting the generality of the foregoing, except as set forth in Schedule 6.2, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, the Company shall not, and the Member shall not cause, authorize or permit the Company to:
(a) adopt or propose any change to the Company’s articles of organization, operating agreement or other organizational documents;
(b) merge or consolidate the Company with any other Person or acquire a material amount of stock or assets of any other Person or effect any business combination, recapitalization or similar transaction;
(c) sell, lease or dispose of or make any contract for the sale, lease or disposition of, or make subject to a security interest or any other Encumbrance, any of the Company’s properties or assets other than sales in the ordinary course of business;
(d) (i) grant any salary increase to, or increase the draw of, any of the officers, managers, employees or agents of the Company, except for increases in salary, wages or the accrual for payment of bonuses payable to employees in the ordinary course of business consistent with past practice, or (ii) except as required by Law enter into any new, or amend or alter any existing, Benefit Plan, trust agreement or other similar arrangement, or any employment or consulting agreement (other than entering into new agreements with new employees and consultants consistent with those executed by all or a substantial portion of Company employees or consultants, as applicable);
(e) incur any bank indebtedness or borrowings other than in the ordinary course of its business pursuant to the Senior Line of Credit, or issue any commercial paper;
(f) enter into any leases of real property;
(g) enter into any leases of equipment and machinery except in the ordinary course of business;
(h) enter into any Contract (i) pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any services, products or technology of Company; (ii) which are teaming agreements or which include any conflict of interest, non-competition or similar provision which would place any restriction on the parties with which Company or its Affiliates may do business; (iii) in the case of task orders, purchase orders or modifications to existing Contracts, which are reasonably expected to involve more than $500,000 in revenues to or expenditures by Company; (iv) in the case of any new Government Contract, which are reasonably expected to involve more than $500,000 in revenues to or expenditures by Company; (iv) in which any Related Party is a party or has a beneficial interest; or (v) outside the ordinary course of business;

(i) intentionally breach, amend (other than as required by its Contracts) or prematurely terminate, or waive any material right or remedy under, any Contract;
(j) write off as uncollectible, or establish any extraordinary reserve with respect to, any account receivable or other receivable (unless required by GAAP);
(k) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, convertible or exchangeable securities, commitments, subscriptions, rights to purchase or otherwise) any of the Company’s ownership interests or any other securities issued by the Company;
(l) redeem, purchase or otherwise acquire, directly or indirectly, any of the Company’s ownership interests or debt securities or any option, warrant or other right to purchase or acquire any such ownership interests or securities, or declare, accrue, set aside or pay any dividend or other distribution (other than in cash and provided that such dividend or distribution would not reasonably be anticipated to cause Closing Working Capital to be below Target Working Capital) with respect to such ownership interests or securities;
(m) create or assume any Liability, except in the ordinary course of business and consistent with past practices; or postpone or defer the creation, incurrence or assumption of any Liability that would otherwise be created, incurred or assumed in the ordinary course of business absent the execution of this Agreement;
(n) pay or apply any of the Company’s assets to the direct or indirect payment, discharge, satisfaction or reduction of any amount, directly or indirectly, to or for the benefit of the Member or any Affiliate thereof (other than in such circumstances that would not reasonably be anticipated to cause Closing Working Capital to be below Target Working Capital);
(o) change any of its methods of accounting or accounting practices in any respect, unless required by GAAP;
(p) commence or settle any Proceeding (other than to enforce its rights under this Agreement or the transactions contemplated hereby);
(q) make, amend or revoke any election with respect to Taxes, amend any Tax Return, change any accounting method relating to Taxes, consent to any waiver or extension of any statute of limitations with respect to Taxes or Tax Returns, or settle or compromise any Tax Liability;
(r) take any action, fail to take any action or enter into any agreement or understanding that causes any Seller Party to be in breach or violation of any of the representations or warranties made in this Agreement; and
(s) agree or commit to do any of the foregoing.

6.3 Publicity and Disclosure.
(a) The Parties agree that attached as Schedule 6.3 are the initial press releases that will be issued by the Buyer and the Member/Company following the execution of this Agreement. Thereafter, the Buyer shall determine in consultation with the Seller Parties the form and substance of any additional press release, publicity or other public communication related to this Agreement or the transactions contemplated hereby. The Buyer shall use reasonable efforts to provide the Company with the opportunity to comment on the initial press release announcing this Agreement and the transactions contemplated hereby. No Party shall make any disclosure of this Agreement or the existence, terms and conditions hereof (whether or not in response to an inquiry about the existence or subject matter of this Agreement), unless previously approved by the Buyer. Notwithstanding the foregoing, nothing contained herein shall prohibit (i) the Parties from making any disclosure which the Party (the “Disclosing Party”) in good faith believes is required by, or advisable according to, applicable Laws, regulations or stock market rules, or (ii) the Member from making a disclosure to commercial customers and commercial employees that only references the transactions described herein in a manner consistent in all material respects with the press releases attached as Schedule 6.3 or any of the other public releases made by Buyer.
(b) The Company and the Member hereby agree that each shall hold, and shall use its best efforts to cause its Representatives to hold, in strict confidence from any Person (other than such Representatives), all Buyer Confidential Information, except to the extent: (i) compelled to disclosure by judicial or administrative process or by other requirements of Law, (ii) previously known by the Person receiving such Buyer Confidential Information, (iii) in the public domain through no fault of the receiving Person, in each case, subject to Section 10.2, or (iv) use is for any Proceedings arising from the non-consummation of the transactions contemplated hereby. In the event the transactions contemplated hereby are not consummated, the Company and the Member shall, and shall cause their respective Representatives to promptly deliver to Buyer all copies of Buyer Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon.
(c) The Buyer hereby agrees that it shall hold, and shall use its best efforts to cause its Representatives to hold, in strict confidence from any Person (other than such Representatives), all Company Confidential Information, except to the extent: (i) compelled to disclosure by judicial or administrative process or by other requirements of Law, (ii) previously known by the Person receiving such Company Confidential Information, (iii) in the public domain through no fault of the receiving Person, or (iv) use is for any Proceedings arising from the non-consummation of the transactions contemplated hereby or in connection with enforcing any rights hereunder. In the event the transactions contemplated hereby are not consummated, the Buyer shall, and shall cause its Representatives to, promptly deliver to the Company all copies of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon.

6.4 Notification of Certain Matters. The Seller Parties shall give prompt notice to the Buyer of (i) any event the occurrence or non-occurrence of which causes or is reasonably likely to cause any representation or warranty of any of the Seller Parties contained herein to be untrue or inaccurate in any material respect at or prior to the Closing and (ii) any failure of any Seller Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by any Seller Party hereunder. During the period after the Signing Date but prior to the Closing, Seller Parties will from time to time to supplement, modify or update their disclosure schedules if as a result of any matter, change, fact, circumstance, occurrence, development or event occurring or arising during the period after the execution of this Agreement any representation or warranty made herein would no longer be correct without the disclosure of such exception (such schedule, as so supplemented, modified or updated and accompanied by a summary specifying, in reasonable detail, the changes made to be referred to collectively, an “Updated Seller Party Disclosure Schedule”). Except as set forth in the next sentence, any such supplements, modifications and updates set forth in the Updated Seller Party Disclosure Schedule (i) shall not adversely affect the right of Buyer under this Agreement to consummate the transactions contemplated hereby and in particular shall not effect the closing conditions that are to be satisfied under Section 7.1, (ii) shall not be deemed to cure any breach of any representation or warranty of Seller Parties made as of the Signing Date or as of the Closing, whether or not the transactions contemplated hereby are nevertheless consummated and (iii) shall not otherwise affect or limit any of Buyer’s indemnity or other rights hereunder. Notwithstanding anything to contrary set forth herein, if any representation or warranty made by the Company or Member herein would no longer be correct due to any matter, change, fact, circumstance, occurrence, development or event occurring or arising during the period after the Signing Date and prior to the Closing, and the Member believes that such matter constitutes a Material Adverse Effect and so notifies the Buyer in writing, and the Buyer elects not to terminate this Agreement, then the Buyer Indemnified Parties will not have any right to indemnification under Section 9 solely with respect to the items that constitute such Material Adverse Effect.
6.5 Tax Matters.
(a) Post-Closing Tax Returns.
(i) The Member shall properly and accurately prepare (or cause to be prepared) and the Company and the Buyer shall cooperate with the Member in the preparation and timely filing of, all Tax Returns required to be filed by or on behalf of the Company after the Closing Date for taxable periods ending on or prior to the Closing Date (each a “Seller Prepared Return”). The cost of preparation of Seller Prepared Returns shall be paid by the Company at the direction of the Member, but not in excess of the amount accrued as a liability for such costs in the computation of Closing Date Net Working Capital, with any excess cost to be paid by the Member. Each Seller Prepared Return shall be prepared in a manner consistent with the prior practice of the Company, unless otherwise required by applicable Tax Law. Each Seller Prepared Return shall be provided to the Buyer at least fifteen (15) days before the due date for filing such return (or, if required to be filed within thirty (30) days after the Closing or within thirty (30) days after the end of the taxable period to which such Tax Return relates, as soon as reasonably practicable following the Closing or the end of such taxable period, as the case may be) and the Buyer shall have the right to review and consent to such Tax Return. The Member shall make such revisions to such Tax Returns as are reasonably requested by the Buyer in order to secure its consent, which consent shall not be unreasonably withheld. For purposes of the foregoing, consent to a Tax Return reporting position shall be considered reasonably withheld by the Buyer unless (v) the appropriate officer of the Company can sign such the Tax Return if it includes such reporting position; (w) there is substantial authority for such position within the meaning of Section 6662 of the Code, (x) no reserve for Tax liability would be required to be established pursuant to GAAP in the financial statements relating to the Member or the Buyer or the Company as a result of potential Tax liability that is not shown as due on such Tax Return, (y) such reporting position will not be binding on the Buyer or the Company or any Buyer Affiliate in the preparation of Tax Returns in any taxable period ending after the Closing Date and (z) adequate security (determined within the reasonable discretion of the Buyer) is available or provided to the Buyer to secure the indemnification obligations of the Member under Section 9.1 for Losses which could result from the failure to sustain such Tax Return reporting position.

(ii) The Buyer shall prepare (or cause to be prepared) and file (or cause to be filed) each Tax Return required to be filed by the Company after the Closing Date for a taxable period beginning before the Closing Date (each a “Buyer Prepared Return”); provided that Seller Prepared Returns shall be prepared by the Member in accordance with Section 6.5(a)(i) and filed by the Buyer pursuant to this Section 6.5(a)(ii). Each Buyer Prepared Return shall be prepared in a manner consistent with the prior practice of the Company, unless otherwise required by applicable Tax Law. Each Buyer Prepared Return shall be provided to the Member at least fifteen (15) days before the due date for filing such return (or, if required to be filed within thirty (30) days after the Closing or within thirty (30) days after the end of the taxable period to which such Tax Return relates, as soon as reasonably practicable following the Closing) and the Member shall have the right to review and comment on such Tax Return. The Buyer shall make such revisions to such Tax Returns as are reasonably requested by the Member and consented to by the Buyer, which consent shall not be unreasonably withheld. For purposes of the foregoing, consent to a Tax Return reporting position shall be considered reasonably withheld by the Buyer unless (w) there is substantial authority for such position within the meaning of Section 6662 of the Code, (x) no reserve for Tax liability would be required to be established pursuant to GAAP in the financial statements relating to the Buyer or the Company as a result of potential Tax liability that is not shown as due on such Tax Return, (y) such reporting position will not be binding on the Buyer or the Company in the preparation of Tax Returns in any taxable period ending after the Closing Date and (z) adequate security (determined within the sole reasonable discretion of the Buyer) is available or provided to the Buyer to secure the indemnification obligations of the Member under Section 9.1 for Losses which could result from the failure to sustain such Tax Return reporting position.
(iii) Not less than two (2) Business Days before the required payment date of the Taxes shown on each Seller Prepared Return and Buyer Prepared Return, the Member shall pay to the Company in immediately available funds to an account designated by the Buyer an amount equal to the excess of the amount of such Taxes shown as due by the Company on each such Tax Return (or if the Tax Return is not completed before the required payment date of any Taxes to be shown thereon, such estimated amount as is mutually determined by the Buyer and the Member to be required to be paid) over the amount of such Taxes included as a liability in computing the Closing Adjustment (or the amount in respect of such Tax that is shown as a liability in the Estimated Closing Balance Sheet, in case the Closing Adjustment has not been finally determined).

(b) For purposes of this Agreement, Company Taxes incurred with respect to a taxable period that includes but does not end on the Closing Date, shall be allocated to the portion of the period ending on the Closing Date (i) except as provided in (ii) and (iii) below, to the extent feasible, on a specific identification basis, according to the date of the event or transaction giving rise to the Tax, and (ii) except as provided in (iii) below, with respect to periodically assessed ad valorem Taxes and Taxes not otherwise feasibly allocable to specific transactions or events, in proportion to the number of days in such period occurring through the Closing Date compared to the total number of days in such period, and (iii) in the case of any Tax based upon or related to income or receipts, in an amount equal to the Tax which would be payable if the relevant taxable period ended on the Closing Date. For the elimination of doubt, Taxes incurred by reason of the transactions contemplated by this Agreement shall be allocated to the portion of the period ending on the Closing Date. Any credits relating to a taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practices of the Company. The Buyer covenants that it will not and will not cause or permit the Company or any Affiliate of the Buyer to amend any Tax Return of the Company on the Closing Date, in each case without the consent of the Member, not to be unreasonably withheld.
(c) All Transfer Taxes incurred in connection with the transactions contemplated by this Agreement shall be paid one-half by the Buyer and one-half by the Member when due. Notwithstanding Section 6.5(a)(ii), the Member shall pay the cost and expense of and shall be responsible to file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. If required by applicable Law, the Buyer shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.
(d) The Member, the Company and the Buyer shall cooperate as and to the extent reasonably requested by any other Party hereto in connection the preparation and filing of Tax Returns as provided herein and any Proceeding with respect to Taxes. Such cooperation shall include the provision of records and information which are reasonably relevant to any such Tax Return or Proceeding with respect to Taxes and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Member, the Buyer and the Company shall (i) retain all books and records with respect to Company Taxes (including Tax Returns) relating to any taxable period beginning before the Closing Date until ninety (90) days after the expiration of the applicable statute of limitations (including waivers and extensions) for assessment of Taxes, and (ii) give the other Parties reasonable written notice prior to transferring, destroying or discarding any such books and records and, if another Party so requests, allow the other Party to take possession of or copy such books and records.
(e) Other than as set forth on Schedule 6.5(e), all obligations of the Company under all Tax sharing agreements or similar agreements shall have been terminated on or before the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any Liability thereunder.

(f) Any Party who receives any notice of a pending or threatened Proceeding, assessment or adjustment against or with respect to the Company with respect to Taxes that may give rise to Liability of another Party hereto, shall promptly notify such other Party within ten (10) Business Days of the receipt of such notice. The Parties each agree to consult with and to keep the other Parties hereto informed on a regular basis regarding the status of any Tax Proceeding to the extent that such Proceeding could affect a Liability of such other Parties (including indemnity obligations hereunder). The Member shall have the right (i) to control the conduct of all stages of all Tax Proceedings, whether pending or threatened, against the Company that may give rise to an indemnification obligation on the part of the Member under Section 9.1(e) in respect of liabilities for Taxes for taxable periods ending on or before the Closing Date and (ii) to employ counsel of the Member’s choosing but reasonably satisfactory to the Buyer, at the Member’s expense, in connection therewith. At the request of the Member, the Buyer shall cause the Company to accept any proposed adjustment or enter into any settlement or agreement in compromise regarding any Taxes for which the Member acknowledges an indemnification obligation under Section 9.1 and which settlement will not result in any adverse Tax effect to the Buyer or its Affiliates (other than an adverse Tax effect to the Buyer for which the Member acknowledges indemnity liability under Section 9.1), provided that the Member provides satisfactory evidence to Buyer (as determined in Buyer’s reasonable discretion) that the Member has sufficient funds to pay such settlement in full. In all other cases, no Tax Proceeding shall be settled except with the consent of the Buyer, which consent shall not be unreasonably withheld or delayed. The Buyer shall cause the Company to pay any Tax liability for which it is indemnified under this Agreement, and all other indemnifiable costs and expenses associated with such Tax Proceeding, promptly following Buyer’s receipt of disbursements from the Escrowed Funds or payment from the Member of the indemnity amount to which it or the Company is entitled in respect thereof. Except as provided above (including any Tax Proceeding that Member is entitled hereunder to conduct but has failed to give notice to Buyer of its intention to do so or thereafter fails to diligently conduct such Tax Proceeding), the Buyer shall have the right to control the conduct of all Tax Proceedings with respect to the Company and to accept any proposed adjustment or enter into any settlement or agreement in compromise regarding any Taxes for which the Member may have an indemnification obligation under Section 9.1.
(g) The Parties acknowledge and agree that the Interest Purchase shall be treated as the sale and purchase of assets of the Company for federal Tax purposes. The Parties agree that the Purchase Price, the liabilities of the Company and any other relevant items shall be allocated among the assets of the Company and the covenant not to compete provided for in Section 10.1 below in accordance with Section 1060 of the Code and the Treasury regulations thereunder. Within 60 days after the Closing Date, the Buyer shall prepare and deliver to the Member an allocation schedule allocating the Purchase Price, the liabilities of the Company and any other relevant items among the assets and the covenant not to compete provided for in Section 10.1 below (the “Allocation Schedule”). The Allocation Schedule will be based upon a determination by the Buyer of the fair market value of the assets of the Company and the covenant not to compete provided for in Section 10.1 below (provided that the Parties agree that the allocation to the covenant not to compete will not be materially different than the amount set forth on the preliminary allocation attached hereto as Schedule 6.5(g)). Upon receipt of the Allocation Schedule, the Member shall, for a period of 30 days, have the right to review and comment on such Allocation Schedule and the Buyer shall make such revisions to such Allocation Schedule as are reasonably requested by the Member and consented to by the Buyer, which consent shall not be unreasonably withheld. In the event of any disagreement between the Buyer and the Member regarding the Allocation Schedule, such disagreement will be resolved by the Accounting Firm in a manner consistent with Section 1.4, including, if deemed necessary by the Accounting Firm, the selection of the independent appraiser to prepare and provide to the Buyer and the Member a copy of a valuation of the fair market value of the assets of the Company and the covenant not to compete provided for in Section 10.1 below. The final Allocation Schedule shall be final and binding on the Parties. The Allocation Schedule as so determined shall be binding on the Parties for Tax purposes, the Parties shall file all Tax Returns in a manner consistent with such Allocation Schedule, and no Party shall take any position that is inconsistent with the Allocation Schedule in any audit, examination or other proceeding relating to Taxes unless otherwise dictated by Law.

6.6 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any charge, complaint or other Proceeding by any Person not a Party hereto in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving the Company, each of the other Parties will cooperate with such Party or its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be reasonably necessary in connection with the contest or defense, including entering into a joint defense agreement or confidentiality agreement with respect thereto, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under ARTICLE IX below).
6.7 Reasonable Efforts.
(a) Each Party agrees to use all reasonable efforts promptly to take, or cause to be taken, all actions and do or cause to be done all things necessary, proper or advisable under applicable Laws and regulations to (i) obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental Authorities or any other public or private third parties required to consummate the Interest Purchase and the other matters contemplated hereby, (ii) provide such other information and communications to such Governmental Authorities or other public or private Persons as the other Party or such Governmental Authorities or other public or private Persons may reasonably request in connection therewith, and (iii) consummate and make effective the transactions contemplated by this Agreement, including, without limitation, the satisfaction of all conditions hereto.
(b) In connection with and without limiting the foregoing, (1) the Company and the Buyer have initiated the filing procedure with the Committee on Foreign Investment in the United States (“CFIUS”) in the form of the pre-filing of a draft notice and the formal filing of a joint voluntary notice, and any other submission as requested by CFIUS pursuant to Exon-Florio with respect to the transactions contemplated by this Agreement, and shall provide CFIUS with any additional or supplemental information requested by CFIUS or its member agencies during the Exon-Florio review process within such period as prescribed under CFIUS regulations or as CFIUS may allow, and, in cooperation with each other, shall take all commercially reasonable steps advisable, necessary or desirable to finally and successfully complete the Exon-Florio review process as promptly as practicable; (2) the Company, in cooperation with Buyer, has prepared and submitted to DSS and, to the extent applicable, any other Governmental Authority, notification of the Interest Purchase and the other matters contemplated hereby, as well as a proposed foreign ownership, control or influence (“FOCI” mitigation plan), as applicable, where FOCI may, in the opinion of any Governmental Authority, adversely affect security requirements pursuant to the NISPOM and any other applicable national or industrial security regulations; (3) the Company and the Buyer have prepared and submitted to the United States Department of State Directorate of Defense Trade Controls notifications of the Interest Purchase and the other matters contemplated hereby pursuant to the ITAR. The Seller Parties shall cooperate with and provide reasonable assistance to the Buyer in obtaining customer approval pursuant to NISPOM and other applicable national or industrial security regulations. The Company and the Buyer shall provide to each other such assistance, information and cooperation as is reasonably required to obtain any such actions, nonactions, waivers, consents, approvals, orders and authorizations (including providing necessary information, assisting in responding to any inquiries and attending joint meetings with either government or prime contractor customers advocating the Interest Purchase and the other matters contemplated hereby) and, in connection therewith, shall notify the other Party promptly following the receipt of any material comments from any Governmental Authority and of any request by any Governmental Authority for amendments, supplements or additional information in respect of any registration, declaration or filing with, or notice to, such Governmental Authority, shall give the other Party the opportunity to attend and participate in any meetings or conferences with CFIUS or DSS, or any other Governmental Authority and shall supply the other Party with copies of all correspondence with any Governmental Authority, regarding the Interest Purchase and the other matters contemplated hereby (except for correspondence involving personal identifier information, as defined in the applicable regulations, of the Buyer, or to the extent that such release requires special Governmental Authority authorization, and such authorization was not granted). In furtherance of the foregoing, if, at the end of the initial thirty (30)-day review period under Exon-Florio, CFIUS offers the Parties an opportunity to withdraw and resubmit their joint notice regarding the Interest Purchase and the other matters contemplated hereby, and either the Company or the Buyer opts to request withdrawal and resubmission in response to such offer by CFIUS, then the other Party shall agree to join the request for withdrawal and resubmission and promptly resubmit their joint notice regarding the Interest Purchase and the other matters contemplated hereby.
(c) Foreign Interests. The Buyer shall (i) cooperate with the Seller Parties in providing accurate information with respect to foreign ownership and control as described in CFIUS regulations, the NISPOM, and the ITAR for purposes of Sellers Parties’ due diligence and in preparation of all necessary filings and notifications as described in this section; and (ii) assist Seller Parties in describing such foreign ownership or control in all relevant filings to Governmental Authorities, as described in this section. The Buyer acknowledges that, so long as the Seller Parties comply with their obligations under Sections 6.7(a) and (b), to the extent that any Governmental Authority does not grant an approval or consent for the contemplated transaction due to Buyer’s foreign ownership or control, the lack of such approval or consent will not be deemed to be a breach of Seller Parties’ obligations under this Agreement.
6.8 Company Employees. Each of the Seller Parties agrees that within a reasonable time prior to Closing it shall allow the Buyer to make a recruiting presentation to the Company Employees. Each of the Seller Parties will encourage each of the Company Employees to make available their employment services to the Company after the Closing and shall use commercially reasonable efforts to have such employees execute and deliver a non-disclosure agreement with Buyer on Buyer’s standard form. During the period between the Signing Date and the Closing Date, the Buyer agrees to offer or have the Company continue the Company Employees compensation and incentive plans (other than equity based incentive plans) and Benefit Plans substantially similar to that provided by the Company prior to Closing.
6.9 Phantom Interests, Profit Participation and Similar Rights. From the Signing Date and prior to the Closing Date, the Seller Companies shall take the following actions with respect to the phantom interests, profit participation and similar rights identified on Schedule 1.2(b) and Schedule 3.4(c) (collectively the “Incentive Payment Rights”):
(a) Other than the Incentive Payments paid by the applicable Incentive Payment Payor, the Member shall assume all duties, obligations and liability under the Incentive Payment Rights.

(b) The Seller Parties shall obtain from each person holding Incentive Payment Rights a complete and unconditional release of the Company and Buyer for any and all claims for payment due and liability with respect to the Incentive Payment Rights in substantially the form attached hereto as Exhibit D-1, as amended and restated (with respect to participants in The Signature Upside Participatory Unit Plan) and Exhibit D-2, as amended and restated (with respect to John Stolberg) or in another form reasonably acceptable to the Buyer (the “Incentive Payment Releases”), provided that such release shall not release the obligation of the applicable Incentive Payment Payor to make the Incentive Payments set forth on Schedule 1.2(b). The solicitation of each Incentive Payment Release shall be accompanied by an information statement disclosing the payments to be made or method of determining the payments to be made to each holder of Incentive Payment Rights and such additional information as may be necessary and appropriate to obtain an informed release.
(c) The Seller Parties shall amend the terms of the offer letter to Pat Palmer so that he is not entitled to any bonus in connection with the transactions contemplated hereby pursuant to the terms of the Amendment to Offer Letter in substantially the form attached as Exhibit D-3 to this Agreement.
(d) Each Incentive Payment Right (other than contingent deferred payment rights attributable to release from the Escrow Fund) shall be paid by the applicable Incentive Payment Payor under the Incentive Payment Releases and shall be reported under the applicable Incentive Payment Payor’s employer identification number and the applicable Incentive Payment Payor shall be responsible for performing all applicable Tax withholding and payment of all employment taxes (e.g., FICA and FUTA) due by reason of such payments. The Buyer shall have no liability with respect to such Incentive Payment Amounts. The Seller Parties shall also amend the Incentive Payment Agreements to eliminate any requirement that an employee of the Company remain employed following the Closing Date in order to receive amounts due under the Incentive Payment Agreements. For avoidance of doubt, an employee of the Company on the Closing Date holding an Incentive Payment Agreement shall be eligible to receive the payments due by reason of the Closing or by reason of any contingent deferred payment amounts attributable to releases from the Escrow Fund, or otherwise, without regard to such employee’s termination of employment or separation from service following the Closing Date.
(e) The schedule of the Persons entitled to receive payments from The Signature Upside Participatory Unit Plan is set forth as Schedule 1.2(b) with the number of units to be received by each Person (subject to the assumptions set forth therein and unless otherwise agreed) set forth opposite his or her name. Other than the portion of units reflected on Schedule 1.2(b) as unallocated, no additional units will be issued prior to Closing.

6.10 Benefit Plans.
(a) (i) Effective immediately prior to the Closing, the Company and the Member will take all action, including plan amendments and participant notices, to terminate the Company’s participation in the Signature Consultants LLC 401(k) Plan (the “Parent 401(k) Plan”) and, at the request of the Buyer, the Company will provide the Buyer with evidence that the Company’s participation in such plans have been terminated effective immediately prior to the Closing pursuant to resolutions duly adopted by the board of managers and the Member of the Company and Member or other duly-designated authority. As of the Closing Date, all Company Employees shall cease to be active participants under the Parent Plan and shall be fully vested in their accrued benefits. Seller shall amend the Parent 401(k) Plan if necessary to permit Company Employees with outstanding participant loans from the Parent 401(k) Plan to continue to make payments due on such loans after the Closing Date (for a period not to exceed three months), without regard to whether such payment is made by payroll deduction. Company Employees who are participants in Parent 401(k) Plan shall as of the Closing Date be entitled to a distribution of their vested benefits from such plan.
(ii) The retirement plan that is a cash or deferred arrangement under Section 401(k) of the Code and which is established by Buyer following the Closing Date for the benefit of employees of the Company shall at the election of Buyer either (i) provide for the acceptance of a spin-off of accounts for employees of the Company from the Parent 401(k) Plan (and the Member shall cooperate and take such action as appropriate to facilitate such spin-off or (ii) permit the rollover of assets (including promissory notes and other loan documentation associated with any participant loan) from accounts of Company Employees held in the Parent 401(k) Plan.
(b) For purposes of this Section, a Parent Plan that is an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA is referred to herein as a “Parent Welfare Benefit Plan.” Effective as of the Closing Date or such later date as otherwise provided in the Transition Services Agreement, the Company and the Seller will take all action, including plan amendments and participant notices, to terminate the Company’s participation and Company Employees shall cease to be participants in each Parent Welfare Benefit Plan. For avoidance of doubt the Transition Services Agreement shall, to the extent requested by Buyer, provide for delayed termination date of the Company’s participation in each Parent Welfare Benefit Plan and the date of such termination of participation is not required to be the same for all such Parent Welfare Benefit Plans. The delayed termination date may occur on the later of December 31, 2010 or the last day of the month following the Closing Date; provided that, participation in the Parent plan which is a Section 125 plan for all purposes including dependent care and/or health care flexible spending accounts may continue until the end of such plan’s plan year during which the Closing occurs (the “Current Plan Year”). In the event termination of participation in the Section 125 plan occurs before the end of the current Plan Year the Member shall transfer to Buyer an amount equal to the unreimbursed account balances of the Company’s employees. During the period of the Company’s continued participation in Member’s Section 125 plan, the Company shall remit to Member (or the plan administrator) the amount of participant contributions. Notwithstanding any provision of this Section 6.9, if any Company Employee is on disability leave as of the termination date of the Company’s participation in the Parent Welfare Benefit Plan which is a long term disability plan and such disability results in eligibility for long term disability benefits under the terms of such long term disability plan as in effect on the date of such disability, then such Company Employee shall continue to be covered by the Parent Welfare Benefit Plan long term disability insurance plan.

Each Parent Welfare Benefit Plan which is subject to the continuation coverage provisions of Section 4980B of the Code and Section 601 et. seq. of ERISA (“COBRA Continuation Coverage”) shall retain liability for providing COBRA continuation coverage if the “qualifying event” that gives rise to a “qualified beneficiary’s” right to continued coverage occurs on or before the date Company’s participation in Seller’s group health plan terminates (to the extent permitted under the policies funding the applicable Seller group health plan and based on Member’s commercially reasonable good faith efforts to obtain such permission). Until such date as the Company’s participation in Seller’s group health plans terminates (to the extent permitted under the policies funding the applicable Seller group health plan and based on Member’s commercially reasonable good faith efforts to obtain such permission, the Seller’s group health plans shall be responsible for compliance with COBRA Continuation Coverage requirements for the Company Employees and their qualifying beneficiaries who have a “qualifying event”.
(c) Following the Closing Date, the Company shall continue to honor accrued vacation and sick leave through the Closing Date in accordance with Company’s existing policies provided that the Company or Buyer shall not be required to continue the pre-Closing vacation and sick leave policies of the Company.
(d) This Section 6.10 shall survive consummation of this Agreement, is intended to benefit Seller, its subsidiaries, and affiliates, and Company, Buyer and their subsidiaries, affiliates, successors and assigns and shall be binding on Seller and Company and their successors and assigns. No one shall be considered a third party beneficiary of this Section 6.9 (or any related provisions of this Agreement). Accordingly, no one other than the parties to this Agreement shall have the right to enforce the provisions of this Section 6.9 (or any related provisions of this Agreement) or to maintain any other legal or equitable action of any kind with respect to such provisions.
(e) In addition, at the request of the Buyer, the Company will terminate any one or more Benefit Plan, other than a Parent Plan, effective as of the date specified by the Buyer and, at the request of the Buyer, the Company will provide the Buyer with evidence that such plans have been so terminated pursuant to resolutions duly adopted by the board of managers of the Company or other duly-designated authority. The Company also shall take such other actions in furtherance of terminating participation of the Company in a Parent Plan and terminating such Benefit Plans, other than a Parent Plan as Buyer may reasonably require.
6.11 Payment of Obligations. Prior to the Closing, the Member and each of the officers, managers, employees and Affiliates of the Company shall repay in full, in accordance with their terms, all debts and other obligations, if any, owed to the Company.

6.12 No Solicitation; No Trading. No Seller Party shall (and each Seller Party shall cause their respective Representatives not to) during the period commencing on the Signing Date and ending on the earlier of the Closing or the termination of this Agreement, solicit or encourage the initiation or submission of interest, offers, inquiries or proposals (or consider or entertain any of the foregoing) from any Person (including, without limitation, by way of providing any non-public information concerning the Company, its business or assets to any Person or otherwise), initiate or participate in any negotiations or discussions, or enter into, accept or authorize any agreement or agreement in principle, or announce any intention to do any of the foregoing, with respect to any expression of interest, offer, proposal to acquire, purchase, license, or lease (other than, in the case of licenses or leases, non-exclusive licenses or leases to end users on customary terms in the ordinary course of business consistent with past practices (“Non-Exclusive Licenses”)) (i) all or a substantial portion of the Company’s business or assets (including, without limitation the Company Intellectual Property), or (ii) the Company’s ownership interests or other securities, in each case whether by purchase of the Membership Interest, merger, consolidation, combination, reorganization, recapitalization, purchase of assets, tender offer, lease, license (other than Non-Exclusive Licenses) or otherwise (any of the foregoing, a “Competing Transaction”). The Company shall, and the Company shall cause its Representatives to, immediately discontinue any ongoing discussions or negotiations (other than any ongoing discussions with Buyer) relating to a possible Competing Transaction, and shall promptly provide the Buyer with an oral and a written notice of any expression of interest, proposal or offer relating to a possible Competing Transaction that is received by the Company or by any of the Company’s Representatives from any person, which notice shall contain the nature of the proposal proposed and the material terms of the proposal and include copies of any such notice, inquiry or proposal, unless prohibited by a Contract in place prior to Closing. The Company represents and warrants to the Buyer that (i) this Section 6.12 does not and will not conflict with or violate any agreement, understanding or arrangement, whether written or oral, to which the Company or the Company’s officers, employees, members or agents are currently bound, and (ii) no breach or violation of the Letter of Intent has occurred or is continuing.
6.13 Further Assurances. The Member and the Company shall execute such further documents, deeds, bills of sale, assignments and assurances and take such further actions as may reasonably be required by the Buyer to consummate the Interest Purchase, to vest the Buyer with full title to all ownership interests of the Company and all assets, properties, privileges, rights, approvals, immunities and franchises of the Company and its business or to effect the other purposes of this Agreement. Without limiting the foregoing, the Buyer, the Member and the Company will negotiate in good faith a Transition Services Agreement (the “Transition Services Agreement”), to be effective as of the Closing Date, among the Member, Signature Servco, LLC, a Florida limited liability company and an Affiliate of Member (“Servco”), the Buyer and the Company, which will require for (a) Servco to provide transitional services to the Buyer and the Company for a reasonable period of time, consistent with the services provided by Servco prior to the Signing Date, in order to enable the Company’s business operations to continue in substantially the same manner as such operations existed as of immediately prior to the Closing with regard to the services provided by Servco, (b) the Member to provided the benefit plan continuation described in Section 6.10, limited rights to continue to use the Company’s trade name and the right to services under the Master License Agreement by and between Member and Bullhorn, Inc. dated December 30, 2008, as amended and (c) the Company or the Buyer to pay to Servco a fee equal to Servco’s costs to provide such services based on agreed upon billing rates.

6.14 Security Clearances. The Seller Parties (i) shall cooperate with the Buyer and provide reasonable assistance in obtaining adequate assurances that each of DSS and any other Governmental Authority responsible for the maintenance of the Company’s facility security clearances will not terminate, suspend, revoke or in any way materially change either the Government Contracts with the Company or the Company’s facility security clearance with respect to such Government Contracts as a result of this Agreement or the consummation of the transactions contemplated hereby, and (ii) shall have taken and shall continue to take reasonable steps to cause each of the Seller Parties (as applicable) to retain, as required by the Buyer, and to assist the Buyer (and its officers, managers, employees and agents) in obtaining, the requisite facility and personnel security clearances for the Buyer to own and operate the Company (and any successor thereto) and its business as currently conducted without delay or interruption.
ARTICLE VII
CONDITIONS TO THE BUYER’S OBLIGATIONS
The obligations of the Buyer to consummate the transactions contemplated under this Agreement are subject to the fulfillment and satisfaction, prior to or at the time of the Closing, of each of the following conditions precedent, any one or more of which may be waived, in part or in full, by the Buyer in writing.
7.1 Representations and Warranties True at the Closing Date. The representations and warranties of each of the Seller Parties contained in this Agreement (and in any certificate delivered by the Company or the Member pursuant hereto) that are qualified by materiality (including, without limitation, a Material Adverse Effect qualifier) and the representations and warranties in Section 3.4 and Section 4.3 shall be true, correct and complete in all respects, and the representations and warranties of each of the Seller Parties contained in this Agreement (and in any certificate delivered by the Company or the Member pursuant hereto), other than in Section 3.4 and Section 4.3, that are not so qualified by materiality shall be true, correct and complete in all material respects, in each case (i) when made on and as of the Signing Date and (ii) on and as of the Closing, with the same effect as though such representations and warranties had been made on and as of such date (provided that representations and warranties that are specifically made as of a particular date shall be true, correct and complete in all material respects as of such date). Each Seller Party shall have executed and delivered to the Buyer a certificate as of the Closing to the effect set forth in this Section 7.1.
7.2 Performance. All of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by any Seller Party on or before the Closing Date shall have been duly complied with, performed or satisfied in all material respects on or before such date (provided that the applicable Seller Party shall be given notice and a reasonable opportunity cure any matter which Buyer asserts is a material breach) and each Seller Party shall have executed and delivered to the Buyer a certificate as of the Closing to such effect.
7.3 No Litigation. No temporary restraining order, preliminary or permanent injunction or other order or judgment issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging the transactions contemplated hereunder or limiting or restricting the conduct or operation of the Company following the Closing shall be in effect, nor shall any Proceeding seeking any of the foregoing be pending. There shall be no Proceeding of any nature, pending or threatened, against any Seller Party, their respective properties or any of their respective officers or managers that could have a Material Adverse Effect on the Company.

7.4 No Material Adverse Effect. There shall have been (a) no uncured effect, event or change which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company and (b) no resignations or terminations of a material number of employees and each Seller Party shall have executed and delivered to the Buyer a certificate at the Closing to such effect.
7.5 Governmental, Regulatory and Other Consents and Approvals. All consents, approvals, assignments and actions of, filings with and notices to any Governmental Authority required of any Seller Party or the Buyer to consummate the Closing and the other matters contemplated hereby shall have been obtained, including, without limitation, (a) the expiration or termination without the objection of any of the relevant Governmental Authorities of all applicable waiting periods (and any extensions thereof); (b) written confirmation by CFIUS that it has completed its review (or, if applicable, investigation) under Exon-Florio and determined that there are no unresolved national security concerns with respect to the transactions contemplated by this Agreement; and (c) Buyer shall have obtained reasonable assurances from DSS that the appropriate FOCI mitigation plan will not exceed a Security Control Agreement (“SCA”) or Special Security Agreement (“SSA”) level mitigation as provided for under the NISPOM and that no Material Contracts would be subject to divestment as a required condition of the FOCI mitigation. Notwithstanding anything to the contrary contained herein, Buyer shall not be required to agree to sell, divest, dispose of or hold separate any assets or businesses, or otherwise take or commit to take any action that could reasonably be expected to limit its freedom of action with respect to, or ability to retain, one or more of the Company’s businesses, product lines or assets.
7.6 Certain Incentive Payments. The Seller Parties shall have obtained from each person holding Incentive Payment Rights a complete and unconditional release of the Company and Buyer for any and all claims for payment due and liability with respect to the Incentive Payment Rights, except, with respect to the Company, as required by Section 1.2(b) hereof, in substantially the form attached hereto as Exhibit D-1, as amended and restated (with respect to participants in The Signature Upside Participatory Unit Plan) and Exhibit D-2, as amended and restated (with respect to John Stolberg) or in another form reasonably accepted to the Buyer (the “Incentive Payment Releases”). The Member and Pat Palmer shall have amended the terms of the offer letter to Pat Palmer so that he is not entitled to any bonus in connection with the transactions contemplated hereby pursuant to the terms of the Amendment to Offer Letter in substantially the form attached as Exhibit D-3 to this Agreement.
7.7 Assignment of Certain Contracts. The Company shall have received written consent to assignment of each of the contracts listed on Schedule 7.7 hereof and each of such contracts has been assigned to the Company.
7.8 Closing Deliveries of the Member and the Company. At the Closing, the Company and the Member, as appropriate, shall have performed and delivered the following, subject to waiver, in part or in full, by the Buyer:
(a) the Member shall have delivered the certificate(s), if certificated, representing the Membership Interest, all of which certificates delivered by the Member representing all of the outstanding ownership interests of the Company, each such certificate accompanied by an assignment duly endorsed in blank or accompanied by a duly executed instrument of transfer;

(b) the Seller Parties shall have repaid or satisfied all of the Indebtedness for Borrowed Money and all other Liabilities set forth on Schedule 7.8(b), including without limitation those Liabilities owed to Affiliates and set forth on such schedule; and the Company shall have delivered full releases of record, to the reasonable satisfaction of the Buyer, of all Encumbrances on the Assets of the Company set forth on Schedule 7.8(b) or the Membership Interest, and shall deliver termination statements relating to all financing statements with respect to such Encumbrances;
(c) the Member shall have executed and delivered the Escrow Agreement;
(d) the Member and each of the officers, managers, employees and Affiliates of the Company shall have repaid in full in accordance with their terms all debts and other obligations, if any, owed by any of them to the Company, and the Company shall have delivered evidence of such repayment;
(e) each manager and officer of the Company shall have delivered to the Company his or her respective resignation as a manager and officer of the Company and his or her respective revocation of any power of attorney, all of which shall be effective as of the Closing;
(f) the Company and the Member shall have delivered to the Buyer the original records of the Company, books of account, minute books, minutes and other records of all meetings of the Company, the seal of the Company;
(g) the Company shall have executed and delivered to the Buyer a certificate of its secretary, setting forth the certified articles of organization, operating agreement and resolutions of its board of managers (or other evidence reasonably satisfactory to the Buyer) authorizing the execution, delivery and performance of this Agreement and the other documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby, and certifying that (i) such articles of organization and operating agreement and resolutions have not been amended or rescinded and are in full force and effect, and (ii) its officers executing this Agreement and other documents delivered pursuant to this Agreement are incumbent officers and the specimen signatures on the certificate are their genuine signatures;
(h) the Company shall have delivered to the Buyer a good standing certificate from the jurisdiction of its incorporation and from each state in which it is qualified to do business, each dated as of a date reasonably close to the Closing Date;
(i) the Company and the Member shall have delivered to the Buyer all consents, licenses, permits and approvals set forth on Schedule 7.8(i);
(j) the Seller Parties shall have delivered to Buyer an opinion of legal counsel in the form of Exhibit C;

(k) if requested by Buyer, the Member and the Company shall have executed and delivered agreements terminating in all respects the Contracts set forth on Schedule 7.8(k);
(l) the Company shall have delivered to the Buyer Certificates of Insurance issued by the insurers under the insurance policies listed on Schedule 7.8(l) certifying that (i) each such insurance policy is in full force and effect on the Closing Date and (ii) the Buyer has been added as an additional insured and such insurance coverage shall continue for all claims or occurrences occurring on or prior to the Closing Date for at least eighteen (18) months after the Closing Date;
(m) the Member shall have executed and delivered a FIRPTA certification, which (i) states that the Member is not a foreign Person, (ii) sets forth the Member’s name, identifying number and address, and (iii) is signed by the Member under penalties of perjury, meeting the requirement of Treasury Regulations Section 1.1445-2(b)(2);
(n) the Company shall have delivered to the Buyer a consent of the Company’s independent auditor to include such Financial Statements in the Buyer’s Form 8-K filing with the Securities and Exchange Commission, in form reasonably agreeable to the Company’s independent auditor and the Buyer;
(o) Servco and the Company shall have executed and delivered the Transition Services Agreement to be effective as of the Closing Date;
(p) each of Stolberg, Palmer and Vandermast shall have executed and delivered Executive Employment Agreements in the form of Exhibit A-1, A-2 and A-3, respectively to be effective as of the Closing Date, and each such agreement shall not have been revoked or otherwise terminated prior to the Closing Date;
(q) each person with Incentive Payment Rights shall have delivered the applicable exhibit required by Section 7.6;
(r) the Member and the Company shall have delivered evidence reasonably satisfactory to the Buyer that (i) all intercompany accounts have been satisfied and that no amounts are due or payable by the Company to an Affiliate and (ii) all contracts and agreements between the Company and any Affiliate have been terminated, other than this Agreement and the Transaction Documents; and
(s) the Company shall have delivered evidence satisfactory to the Buyer that any Tax sharing agreements or other similar agreements have been terminated on or before the Closing Date.
7.9 Waiver of Conditions. If the Closing occurs, all closing conditions set forth in this Article VII, which Buyer and the Seller Parties agree have not been fully satisfied as of the Closing shall be deemed to have been waived by the Buyer.

ARTICLE VIII
CONDITIONS TO THE COMPANY’S AND THE MEMBER’S OBLIGATIONS
The obligations of the Company and the Member to consummate the transactions contemplated under this Agreement are subject to the fulfillment and satisfaction, prior to or at the time of the Closing, of each of the following conditions precedent, any one or more of which may be waived, in part or in full, by the Member in writing.
8.1 Representations and Warranties True at the Closing Date. The representations and warranties of the Buyer contained in this Agreement (and in any certificate delivered by the Buyer pursuant hereto) that are qualified by materiality (including, without limitation, a Material Adverse Effect qualifier) shall be true, correct and complete in all respects, and the representations and warranties of the Buyer contained in this Agreement (and in any certificate delivered by the Buyer pursuant hereto) that are not so qualified by materiality shall be true, correct and complete in all material respects, in each case (i) when made on and as of the Signing Date and (ii) on and as of the Closing, with the same effect as though such representations and warranties had been made on and as of such date. Buyer shall have executed and delivered to the Member a certificate as of the Closing to the effect set forth in this Section 8.1.
8.2 Performance. All of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by the Buyer on or before the Closing Date shall have been duly complied with, performed or satisfied in all material respects on or before such date and the Buyer shall have executed and delivered to the Member a certificate as of the Closing to such effect.
8.3 No Litigation. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging the transactions contemplated hereunder shall be in effect, nor shall any Proceeding seeking any of the foregoing be pending.
8.4 Closing Deliveries of the Buyer. At the Closing, the Buyer shall have performed and delivered the following, subject to waiver, in part or in full, by the Member:
(a) the Buyer shall have executed and delivered a certificate of its secretary, setting forth the resolutions of its board of directors (or other evidence reasonably satisfactory to the Member) authorizing the execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby, and certifying that such resolutions have not been amended or rescinded and are in full force and effect;
(b) the Buyer and the Escrow Agent shall have executed and delivered the Escrow Agreement;
(c) the Buyer shall have executed and delivered an Executive Employee Agreement with respect to Stolberg, Palmer and Vandermast to be effective as of the Closing Date;

(d) the Buyer shall have delivered the Purchase Price; and
(e) the Buyer shall have paid, if requested by the Company and set forth on the Flow of Funds Memorandum, the Phantom Unit Payments to the Company.
8.5 Governmental, Regulatory and Other Consents and Approvals. All consents, approvals, assignments and actions of, filings with and notices to any Governmental Authority or any other Person required of the Buyer to consummate the Closing and the other matters contemplated hereby shall have been obtained.
ARTICLE IX
INDEMNITY
9.1 General Indemnification. Subject to this ARTICLE IX, the Member covenants and agrees to indemnify, defend, protect and hold harmless the Buyer Indemnified Parties from, against and in respect of all Damages suffered, sustained, incurred or paid by any Buyer Indemnified Party, in each case in connection with, resulting from or arising directly or indirectly out of (whether or not involving a third party claim): (a) the breach of any representation or warranty made by any Seller Party set forth in this Agreement or any certificate delivered or provided by any Seller Party in connection with or related to the consummation of the transactions contemplated by this Agreement; (b) the breach of any covenant or agreement on the part of any Seller Party set forth in this Agreement or any certificate delivered or provided by any Seller Party pursuant to this Agreement or in the transactions contemplated hereby; (c) any Indebtedness for Borrowed Money of the Company not otherwise paid on or prior to the Closing, (d) any Non-Ordinary Course Liabilities, other than as shown on the Closing Statement and deducted in the calculation of Closing Net Working Capital or paid from the Purchase Price; (e) the Parent Benefit Plans and any and all benefits accrued under the Benefit Plans as of the Closing Date and any and all other Liabilities arising out of, or in connection with, the form, operation or termination of such Benefit Plans or termination of the Company’s participation in the Benefit Plans on or prior to the Closing Date, (f) any liability with respect to the Incentive Payment Rights, including without limitation any payment of Taxes associated therewith (including any applicable tax withholding, payroll tax payments and the employer portions of any Taxes associated with the Incentive Payment Rights) in each case other than such Taxes to the extent included in the calculation of Closing Working Capital, (g) other than as shown on the Closing Statement as finally determined and deducted in the calculation of Closing Net Working Capital (and resulting an adjustment to the Purchase Price pursuant to Section 1.4), any and all Liabilities for Taxes or the nonpayment thereof: (i) of the Company or the Member for all taxable periods ending on or before the Closing Date and for that portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date, (ii) in connection with or arising out of the Company’s activities or business on or before the Closing Date (determined, with respect to taxable periods that begin before and end after the Closing Date, in accordance with the allocation provisions of Section 6.5(b)), (iii) arising in connection with the transactions contemplated by this Agreement; (iv) owing by any Person (other than the Company) for which the Company may be liable where the liability of the Company for such Taxes is attributable to an event or transaction or affiliation occurring on or before the Closing Date, including, without limitation, (A) in respect of Taxes payable by the Member, (B) under Treasury Regulation Sections 1.1502-6 (or any predecessor or successor thereof or any analogous or similar provision of Law ), (C) as a transferee or successor or (D) by Contract, or (v) resulting from a breach by any Seller Party of any provision of Section 6.5, (h) any matter described on Appendix B and (i) enforcing the indemnification rights of Buyer Indemnified Parties hereunder.

9.2 Indemnification Procedures.
(a) In the event that, subsequent to the Closing, any Indemnified Party receives notice of the assertion of any claim or demand or the commencement of any Proceeding against such Indemnified Party by any Person who is not a party to this Agreement (a “Third-Party Claim”), and for which such Indemnified Party may be entitled to indemnification pursuant to this ARTICLE IX, the Indemnified Party shall promptly give written notice thereof, together with a statement of any available information regarding such Third Party Claim, to the Indemnifying Party; provided, however, any failure on the part of the Indemnified Party to so notify the Indemnifying Party shall not limit any of the obligations of the Indemnifying Party, or any of the rights of any Indemnified Party, under this ARTICLE IX (except to the extent such failure adversely prejudices the defense of such claim, demand or Proceeding). The Indemnifying Party shall have the right, at its election and upon written notice to the Indemnified Party (the “Defense Notice”) within fifteen (15) days after receiving notice of the Third Party Claim from the Indemnifying Party, to conduct the defense against such claim in its own name, the Company’s name or, if necessary, in the name of the Indemnified Party; provided, however, that the Indemnifying Party may not settle or compromise any such claim, demand or Proceeding without the consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Party shall consult with and keep the Indemnified Party reasonably informed regarding the status of such Third-Party Claim. If the Indemnifying Party fails to timely give the Defense Notice, it will be deemed to have elected not to conduct the defense of the subject claim, and in such event the Indemnified Party shall have the right, at the Indemnifying Party’s cost and expense, to conduct the defense in good faith with counsel reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnified Party shall consult with and keep the Indemnifying Party reasonably informed regarding the status of such Third-Party Claim and may not settle or compromise any such claim, demand or Proceeding without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).
(b) In the event that either Buyer or Member, as an Indemnified Party desires to seek indemnification under this ARTICLE IX other than with respect to a Third-Party Claim, the Indemnified Party shall promptly give written notice to the Indemnifying Party, which written notice shall set forth in reasonable detail the facts constituting the basis for such claim and the amount, to the extent known, of the claim; provided, however, any failure on the part of the Indemnified Party to so notify the Indemnifying Party shall not limit any of the obligations of the Indemnifying Party, or any of the rights of any Indemnified Party, under this ARTICLE IX (except to the extent such failure materially adversely prejudices the Indemnifying Party). Upon receipt of the written notice from the Indemnified Party of a claim, the Indemnifying Party shall have fifteen (15) Business Days in which to investigate the claim. For the purposes of such investigation, the Indemnified Party agrees to make available to the Indemnifying Party and its authorized Representatives the material information relied upon by the Indemnified Party to substantiate the claim. If the Indemnifying Party disputes the claim for indemnification or any portion thereof, the Indemnifying Party shall notify the Indemnified Party in writing (which writing shall set forth in reasonable detail the grounds for such objection) within such fifteen (15) Business Day period, whereupon the Indemnified Party and the Indemnifying Party shall promptly meet and attempt in good faith to resolve their differences with respect to such claim or any portion of such claim for indemnification. If the dispute has not been resolved within thirty (30) days after the Indemnifying Party’s notice of such dispute, either the Indemnifying Party or the Indemnified Party may proceed with pursuing the remedies provided herein to resolve such dispute. If the Indemnifying Party does not dispute such claim or any portion of such claim for indemnification and (i) the Indemnified Party is a Buyer Indemnified Party, then the Buyer may require the Escrow Agent to promptly pay the Indemnified Party an amount in cash equal to the amount of such claim or if the amount of the Escrowed Funds is not sufficient to pay such claim, then the Member shall promptly pay the Buyer Indemnified Parties an amount in cash equal to the amount of such claim not satisfied out of the Escrowed Funds, or (ii) the Indemnified Party is the Member, then the Buyer shall promptly pay the Indemnified Party an amount in cash equal to the amount of such claim. In the event no written notice disputing or objecting to such claim or any portion of such claim for indemnification is delivered by the Indemnifying Party prior to the expiration of the fifteen (15) Business Days in which the Indemnifying Party may dispute such claim for indemnification, the claim(s) stated by the Indemnified Party shall be conclusively deemed to be approved by the Indemnifying Party, subject to the limitations of this Article IX.
9.3 Escrow. In the event that the Member is obligated to indemnify any Buyer Indemnified Party in accordance with this Agreement, the Buyer shall first make a claim against the Escrowed Funds in accordance with the Escrow Agreement, subject to the limitations set forth in Section 9.4 and Section 9.5 and in the Escrow Agreement. If the Member has disputed any claim for Damages by any Buyer Indemnified Party in accordance herewith and such dispute has not been resolved, the Buyer shall have the right to offset the amount of such Damages claimed by the Buyer Indemnified Party against the Escrowed Funds, by requesting that the Escrow Agent reserve the amount of such Damages claimed by the Buyer Indemnified Party from any distribution of the Escrowed Funds in accordance with the Escrow Agreement, until such claim has been resolved pursuant to (a) a written settlement agreement entered into by the Buyer and the Member or (b) a final decision, order or award issued in accordance with Section 12.9. Subject to the terms of Section 9.8, no exercise of, nor failure to exercise, the rights set forth in this Section 9.3 shall constitute an election of remedies or limit such Buyer Indemnified Party’s other rights hereunder or otherwise. Subject to the terms of Section 9.8, such remedy shall be in addition to and not in limitation of any injunctive relief or other rights or remedies to which the Buyer or any Buyer Indemnified Party is or may be entitled at law or equity or under this Agreement (including any exhibits hereto). The exercise of rights in good faith hereunder, whether or not ultimately determined to be justified, shall not constitute a breach of any covenant hereunder.

9.4 Survival of Representations, Warranties and Covenants. All representations and warranties contained in this Agreement and any certificate delivered pursuant to Sections 7.1, 7.2, 8.1 and 8.2 shall survive the Closing for a period of eighteen (18) months after the Closing Date (the “Survival Period”), and shall thereafter expire; provided, however, that (a) the representations and warranties set forth in Section 3.2 (Authority for Agreement), Section 3.4 (Capitalization), Section 3.8 (Employee Benefit Plans), Section 3.10 (Taxes), Section 3.22 (Brokers), Section 4.1 (Authority for Agreement), Section 4.3 (Ownership) and Section 4.4 (Brokers) and the indemnity obligations under Section 9.1(c), (d), (e), (f), (g) and (h) (except item 13, which shall be subject to the applicable Survival Period to which the new matter reflected in the Updated Seller Party Disclosure Schedule relates) shall survive until ninety (90) days after expiration of the applicable statute of limitations (taking into account waivers and extensions thereof), (b) the representations and warranties set forth in Section 3.14 (Government Contracts and Bids) shall survive until the date three (3) years from the Closing Date (except with respect to any subsequent claims based on DCAA or other government audits of pre-Closing periods commenced prior to the date that is three (3) years from the Closing Date, which shall extend such three (3) year period through conclusion of such audit), (c) claims based on criminal matters or actual fraud, which shall survive without limitation, (d) claims based on breach or nonfulfillment of interim covenants under Section 6.2 shall survive for a period of eighteen (18) months after the Closing Date, and all other covenants shall survive in accordance with their terms, and (e) claims based on the indemnity obligations under Section 9.1(i) shall survive as to each claims made or to be made by the Buyer Indemnified Parties for the time period applicable to the indemnification obligation to which the enforcement claim relates. Any representation or warranty with respect to which a claim has been duly made under this ARTICLE IX for breach thereof prior to the end of the Survival Period otherwise applicable to such representation or warranty shall survive until such claim is resolved.
9.5 Limitations on Indemnification.
(a) The Member shall have no liability for Damages for breaches of representations and warranties set forth in ARTICLE III and ARTICLE IV unless and until the aggregate amount of all Damages for all claims asserted by the Buyer Indemnified Parties exceeds Four Hundred Fifty Thousand Dollars ($450,000) (the “Threshold”); provided, however, that if such Threshold is exceeded, the Member shall be liable for all Damages (other than the initial $200,000 of the $450,000 in Damages included in the Threshold determination; provided, further, that the foregoing limitations shall not apply to (i) the representations and warranties set forth in Section 3.2 (Authority for Agreement), Section 3.4 (Capitalization), Section 3.8 (Employee Benefit Plans), Section 3.10 (Taxes) and Section 3.22 (Brokers) and Section 4.1 (Authority for Agreement), Section 4.3 (Ownership) and Section 4.4 (Brokers) or (ii) claims based on criminal matters or actual fraud or any matters set forth on Appendix B (other than the items set forth on Schedule 3.14(b) which shall be subject to the Threshold, and item 13, which shall be subject to the applicable Threshold to which the new matter reflected in the Updated Seller Party Disclosure Schedule relates), with respect to which, in each case, all Damages in connection therewith shall be recoverable from the first dollar and shall not be counted in determining whether the thresholds in this Section 9.5(a) have been exceeded. For the sole purpose of determining the amount of any Damages with respect to any breach of any representation, warranty or covenant for purposes of indemnification under this ARTICLE IX (and not for determining whether or not any breaches of representations, warranties or covenants have occurred), any qualification or limitation of a representation, warranty or covenant by reference to materiality of matters stated therein or as to matters having or not having “Material Adverse Effect,” “materiality” or words of similar effect, shall be disregarded. Except as provided for in the last sentence of Section 6.4, the indemnification obligations of the Member and the rights and remedies that may be exercised by a Buyer Indemnified Party shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Buyer Indemnified Parties or any of their Representatives.

(b) The indemnification obligations of the Member for breaches of representations and warranties set forth in ARTICLE III and ARTICLE IV shall be limited to an aggregate amount not to exceed to Thirteen Million One Hundred Twenty Five Thousand Dollars ($13,125,000) (the “General Indemnity Cap”); provided, that the foregoing limitation shall not apply to (i) the representations and warranties set forth in Section 3.2 (Authority for Agreement), Section 3.4 (Capitalization), Section 3.10 (Taxes) and Section 3.22 (Brokers) and Section 4.1 (Authority for Agreement), Section 4.3 (Ownership) and Section 4.4 (Brokers) or claims based on matters set forth in Appendix B, which shall be limited to an amount equal to the proceeds paid or payable to the Member as a result of the transactions contemplated under this Agreement, (ii) the representations and warranties set forth in Section 3.14 (Government Contracts), which shall be limited to an aggregate amount not to exceed to Fifteen Million Seven Hundred Fifty Thousand Dollars ($15,750,000), (iii) claims based on criminal matters or actual fraud, for which the indemnification obligations hereunder shall be unlimited or (iv) claims based upon breach of covenant and indemnity obligations set forth in Sections 9.1(c), (d), (e), (f), (g) and (h) (other than item 13, which shall be subject to the applicable General Indemnity Cap to which the new matter reflected in the Updated Seller Party Disclosure Schedule relates) shall be limited to an aggregate amount not to exceed, with all other claims (other than claims based on criminal matters or actual fraud), the Purchase Price. With respect to any of the items so excluded from the General Indemnity Cap pursuant to the preceding sentence in each case, no Damages incurred in connection with such items shall be counted in determining whether the General Indemnity Cap in this Section 9.5(b) has been exceeded. For the avoidance of doubt, all claims based on the indemnity obligations under Section 9.1(i) shall be subject to any limitations set forth herein that are applicable to the underlying claims.
9.6 Waiver, Release and Discharge. Except as expressly set forth in this Agreement and in the Transaction Documents, the Member, hereby irrevocably waives, releases and discharges the Company, and its respective Affiliates, directors, officers and employees from any and all Liabilities and obligations to the Member of any kind or nature whatsoever, whether in its capacity as the Member hereunder, as a member, officer, director or employee of the Company or otherwise (including, without limitation, in respect of rights of contribution or indemnification), in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and whether arising hereunder or under any other agreement or understanding, at law or equity, or otherwise and the Member shall not seek to recover any amounts in connection therewith or thereunder from the Company; provided that the foregoing release shall not apply to the Member’s (and the Member’s Affiliate’s) rights under this Agreement or any other agreement made in connection herewith. After the Closing, the Member waives, and acknowledges and agrees that the Member shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other similar right or remedy against the Company or the Buyer in connection with any actual or alleged breach of any representation, warranty or obligation of any Seller Party set forth in this Agreement, except for the rights of the Member and its Affiliates to exercise and enforce their rights under the Transition Services Agreement. The Buyer Indemnified Parties shall not make a claim against the Company without including the Member in such Claim, provided that for the avoidance of doubt, the Buyer Indemnified Parties may make a claim against the Member without making a claim against the Company.

9.7 Indemnification by Buyer. The Buyer covenants and agrees to indemnify, defend, protect and hold harmless the Member from, against and in respect of all Damages suffered, sustained, incurred or paid by the Member, in each case in connection with, resulting from or arising out of directly or indirectly (whether or not involving a third party claim):
(a) the breach of any representation or warranty made by Buyer set forth in this Agreement;
(b) the breach of the covenants of the Buyer set forth in this Agreement;
(c) a post-Closing breach in or post-Closing Liabilities arising in connection with the contracts (the “LMC Contracts”) identified in that certain Novation Agreement, effective as of September 1, 2009, by and among Lockheed Martin Corporation, the Member and the Company, in each case arising in connection with the performance of the LMC Contracts after the Closing Date except for those breaches or Liabilities based on conditions that pre-existed the Closing Date, including, but not limited to breaches or Liabilities based on improper conduct of Company personnel whose improper conduct, in nature and type, pre-existed the Closing Date; and
(d) enforcing the indemnification rights of the Member hereunder.
Any claims for indemnification pursuant to this Section 9.7 shall be resolved in accordance with the procedures set forth in Section 9.2.
9.8 Exclusive Remedy. The remedies provided for in this Article IX of this Agreement shall be the sole and exclusive remedies of the Parties for all disputes arising out of or relating to this Agreement or any Transaction Document (other than as specifically provided in Section 1.4), and no Party will be entitled to pursue, and each hereby expressly waives, any and all rights that may otherwise be available either at Law or in equity against the other Party with respect to this Agreement or any Transaction Document, including any claims for rescission. The provisions of this section were specifically bargained for in the context of the other terms and provisions of this Agreement, including the Purchase Price. The foregoing indemnification provisions in this Section 9 do not (a) waive or affect any claims for actual fraud or relating to criminal investigations or proceedings, or relieve or limit the liability of any Party or any manager, officer, trustee or director of such Party from any liability arising out of or resulting from criminal investigations or proceedings or actual fraud in connection with the transactions contemplated by this Agreement or in connection with the delivery of any of the documents referred to herein or (b) waive or affect the equitable remedies of injunctive relief and specific performance to which a Party may be entitled.

9.9 No Double Recovery; Use of Insurance. Notwithstanding anything herein to the contrary, no Party shall be entitled to reimbursement under any provision of this Agreement for any amount to the extent such Party has previously been reimbursed for such amount under any other provision of this Agreement. Furthermore, in the event any Damages related to a claim by an Indemnified Party are covered by insurance, the Indemnified Party shall not be entitled to recover from the Indemnifying Party (and shall refund amounts received up to the amount of indemnification actually received) with respect to such Damages (but only to the extent the Indemnified Party actually receives an insurance payment with respect to such covered claim and except to the extent any additional amounts become payable to the insurer through adjustments to past, present or future premiums or other similar mechanisms within the three (3) year period following the date of the claim giving rise to such adjustments; provided, however, that in no event shall the Indemnifying Party be liable for such adjustments to past, present or future premiums as a result of this sentence to the extent that such adjustments are greater than or equal to the amount of the insured losses, liabilities or damages). The Indemnified Party will use commercially reasonable efforts to collect any such insurance and will account to the Indemnifying Party therefor but for the avoidance of doubt, the Indemnified Party is not required to pursue or exhaust any insurance remedies prior to bringing an indemnification claim hereunder.
9.10 Government Contract Offsets. If any DCAA audit or similar audit related to any period ending on or before the Closing Date results in any cost adjustment to the Government Contracts in favor of the Government for which Buyer would otherwise be indemnified pursuant to Section 9.1 hereof, such amounts shall be offset by any other cost adjustments to the Government Contracts relating to any period ending on or before the Closing Date in favor of the Company.
9.11 Tax Treatment. Unless otherwise required by applicable law, the Parties agree to treat all indemnification payments pursuant to this Agreement as adjustments to the Purchase Price for Tax purposes.
ARTICLE X
COVENANT NOT TO COMPETE
10.1 Member Prohibited Activities. For the period commencing with Closing and ending on the fifth (5th) anniversary of the Closing, the Member (including Member’s Affiliates) shall not, for any reason whatsoever, directly or indirectly, for itself, or on behalf of or in conjunction with any other Person:
(a) engage as a member, owner, partner, joint venturer, or in a managerial capacity, whether as a manager, director, officer, employee, independent contractor, consultant or advisor, in any Competing Business; provided, however, that neither the Member nor any of the Member’s Affiliates shall be precluded from the ownership of securities of corporations that are listed on a national securities exchange or traded in the national over-the-counter market in an amount that shall not exceed one percent (1%) of the outstanding shares of any such corporation;

(b) employ, or call upon for the purpose or with the intent of enticing or soliciting away from or out of the employ of the Company, the Buyer or the Buyer’s Affiliates, any person who is on the Closing Date, or was within one (1) year prior to that time, an employee of the Company, the Buyer or the Buyer’s Affiliates.
(c) other than on behalf of the Buyer or its Affiliates, (i) sell products or services that are the same or similar products or services as provided by Company as of the Closing, or call upon for the purpose of soliciting or selling such products or services to, the U.S. Government, including without limitation any Company Customer, (ii) induce or attempt to induce any Company Customer to cease doing business, or reduce the amount of business such Company Customer does, with the Company or (iii) interfere with or diminish the relationship between any Company Customer and the Company; or
(d) publish any statement or make any statement (under any circumstances reasonably likely to become public) maligning the reputation of the Buyer, the Company or any of the Buyer’s Affiliates, provided that nothing herein shall limit such Person from responding truthfully (i) as required in connection with any judicial or similar legal process or (ii) in connection with enforcing rights under this Agreement or the other Transaction Documents.
The Parties intend that the covenants contained in this Section 10.1 shall be deemed to be a series of separate covenants, one for each county in each state of the United States and, except for geographic coverage, each such separate covenant shall be identical in terms to the covenant contained in this Section 10.1.
Notwithstanding anything to the contrary in this Agreement, (a) if the Member or any of its Affiliates are acquired by an Acquiror, the obligations and restrictions in this Section 10.1 shall continue to apply with regard to the Member and its Affiliates acquired by the Acquiror but the terms of this Section 10.1 shall not apply to the Acquiror or the Acquiror’s Affiliates other than the Member and its Affiliates that were subject to such obligations and restrictions immediately prior to the date of the Acquisition and (b) nothing shall prevent the Member and its Affiliates from performing services within the U.S. federal agencies set forth on Schedule 2, even if such services are otherwise competitive with Buyer or its Affiliates.
10.2 Confidentiality.
(a) The Member and each of the Member’s Affiliates, (i) shall treat and hold as confidential all information concerning this Agreement and the business and affairs of the Buyer, the Company and the Buyer’s Affiliates that is not already generally available to the public (the “Confidential Information”), (ii) shall not disclose, transfer, transmit or use any of the Confidential Information except in connection with this Agreement or as authorized by the Buyer or the Company and (iii) shall deliver promptly to the Buyer, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in its possession or under its control. The Member hereby acknowledges that such Confidential Information constitutes proprietary and trade secret information of the Buyer or the Company, as the case may be. The foregoing limitations will not apply to any use or disclosure of Confidential Information to the extent its use or disclosure is (i) used to secure the full benefits under this Agreement, including, without limitation, with respect to Purchase Price adjustments, (ii) used or disclosed in the course of Tax Returns to the extent required by applicable Tax laws, with respect to audits of, or the closing out of Government Contracts, or (iii) used or disclosed in connection with any pursuit or defense of any indemnification claim made by any Indemnified Party.

(b) In the event that the Member is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, the Member shall notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 10.2. If, in the absence of a protective order or the receipt of a waiver hereunder, the Member is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or other Governmental Authority or any official or agency thereof, the Member may disclose the Confidential Information thereto; provided that the Member shall use the Member’s reasonable efforts to obtain, at the request and expense of the Buyer, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate.
10.3 Buyer Damages; Reasonable Restraint; Independent Covenants.
(a) Because of the difficulty of measuring economic losses to the Buyer and its Affiliates as a result of a breach of the foregoing covenants in this ARTICLE X, and because of the immediate and irreparable damage that could be caused to the Buyer and its Affiliates for which it would have no other adequate remedy, the Member agrees that the foregoing covenant may be enforced by the Buyer in the event of breach or threatened breach by the Member, in addition to, but not in lieu of, any other available remedies (including, without limitation, monetary Damages), by injunctions, restraining orders or other equitable remedies, without necessity of posting an injunction bond.
(b) It is agreed by the Parties that the foregoing covenants in this ARTICLE X impose a reasonable restraint on the Member in light of the activities and business of the Buyer, the Company and the Buyer’s Affiliates on the Signing Date and the current plans of the Company, the Buyer and its Affiliates. The Member agrees that the foregoing covenants in this ARTICLE X do not unreasonably restrict the Member’s ability to earn a livelihood.
(c) Each of the covenants in this ARTICLE X shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of the Member against the Buyer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Buyer of any such covenant. It is understood by the Parties that the covenants contained in this ARTICLE X are essential elements of this Agreement and that, but for the agreement of the Member to comply with such covenants, the Buyer would not have agreed to enter into this Agreement. The Member and the Buyer have independently consulted with their respective counsel and have been advised concerning the reasonableness and propriety of such covenants with specific regard to the nature of the business conducted by the Buyer. The Member hereby agrees that all covenants contained in this ARTICLE X are material, reasonable and valid and waives all defenses related to the Buyer’s failure to strictly enforce such covenants. The covenants in this ARTICLE X are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event that any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the Parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed. The covenants contained in this ARTICLE X shall have no effect if the transactions contemplated by this Agreement are not consummated.

10.4 Buyer Prohibited Activities. For the period commencing with Closing and ending on the fifth (5th) anniversary of the Closing, the Buyer and any entities controlled by Buyer shall not, for any reason whatsoever, directly or indirectly, for itself, or on behalf of or in conjunction with any other Person:
(a) employ, or call upon for the purpose or with the intent of enticing or soliciting away from or out of the employ of the Member or the Member’s Affiliates (excluding the Company), any person who is on the Closing Date, or was within one (1) year prior to that time, an employee of the Member; provided that nothing shall restrict the Buyer or one of its Affiliates from employing or soliciting a person if such person ceased to be an employee of the Member or one of its Affiliates at least one year prior to the time such person is either employed or solicited for employment by the Buyer or one of the Buyer’s Affiliates.
(b) (i) sell products or services to, that are the same or similar products or services as provided by the Member and its Affiliates (other than the Company) as of the Closing, or call upon for the purpose of soliciting or selling such products or services to, any non-governmental customer of the Member and its Affiliates (other than the Company) as of the Closing or that has been such a customer within the twelve months prior to Closing, (ii) induce or attempt to induce any such customer of the Member and its Affiliates (other than the Company) to cease doing business, or reduce the amount of business such customer of the Member or its Affiliates (other than the Company) does, with the Member or such Affiliate (other than the Company) or (iii) interfere with the relationship between any such customer of the Member or its Affiliates (other than the Company) and the Member or such Affiliate; or
(c) publish any false statement or make any false statement (under any circumstances reasonably likely to become public) maligning the reputation of the Member or any of the Member’s Affiliates, provided that nothing herein shall limit such Person from responding truthfully (i) as required in connection with any judicial or similar legal process or (ii) in connection with enforcing rights under this Agreement or the other Transaction Documents.
The Parties intend that the covenants contained in this Section 10.4 shall be deemed to be a series of separate covenants, one for each county in each state of the United States and, except for geographic coverage, each such separate covenant shall be identical in terms to the covenant contained in this Section 10.4. For avoidance of doubt, the foregoing restrictions shall not apply to or otherwise limit any activities of any individual or entity that owns securities (including a controlling interest) of the Buyer. Additionally, the covenants set forth in Section 10.4(b) shall terminate upon the sale of a majority of the voting equity securities of the Buyer to Persons who were not equityholders of the Buyer prior thereto (whether by stock sale, merger or otherwise) and/or a sale of all or substantially all of the assets of the Buyer and its subsidiaries, taken as a whole, to an entity a majority of which is owned by Persons who were not direct or indirect equityholders of the Buyer prior thereto. In addition, nothing in Section 10.4(b) shall prevent Buyer or its Affiliates from acquiring a business that prior to the acquisition already is taking the actions set forth in Section 10.4(b) (the “Target”) so long as the division of the Target that is already is taking the actions set forth in Section 10.4(b) constitutes 30% or less of the revenue of the Target and the Target does not thereafter seek to expand such division outside the ordinary course of business of the Target.

10.5 Member Damages; Reasonable Restraint; Independent Covenants.
(a) Because of the difficulty of measuring economic losses to the Member and its Affiliates as a result of a breach of the foregoing covenants in this ARTICLE X, and because of the immediate and irreparable damage that could be caused to the Member and its Affiliates for which it would have no other adequate remedy, the Buyer agrees that the foregoing covenant may be enforced by the Member in the event of breach or threatened breach by the Buyer, in addition to, but not in lieu of, any other available remedies (including, without limitation, monetary Damages), by injunctions, restraining orders or other equitable remedies, without necessity of posting an injunction bond.
(b) It is agreed by the Parties that the foregoing covenants in this ARTICLE X impose a reasonable restraint on the Buyer in light of the activities and business of the Member and the Member’s Affiliates on the Signing Date and the current plans of the Company, the Buyer and its Affiliates. The Member agrees that the foregoing covenants in this ARTICLE X do not unreasonably restrict the Buyer’s ability to earn a livelihood.
(c) Each of the covenants in this ARTICLE X shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of the Buyer against the Member, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Member of any such covenant. It is understood by the Parties that the covenants contained in this ARTICLE X are essential elements of this Agreement and that, but for the agreement of the Buyer to comply with such covenants, the Member would not have agreed to enter into this Agreement. The Buyer and the Member have independently consulted with their respective counsel and have been advised concerning the reasonableness and propriety of such covenants with specific regard to the nature of the business conducted by the Member. The Buyer hereby agrees that all covenants contained in this ARTICLE X are material, reasonable and valid, and waives all defenses related to the Member’s failure to strictly enforce such covenants. The covenants in this ARTICLE X are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event that any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the Parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed. The covenants contained in this ARTICLE X shall have no effect if the transactions contemplated by this Agreement are not consummated.

ARTICLE XI
TERMINATION
11.1 Termination.
(a) This Agreement may, by notice given on or prior to the Closing Date, in the manner hereinafter provided, be terminated and abandoned at any time prior to the Closing Date:
(i) by the Member if there has been a material misrepresentation or a material default or intentional breach by the Buyer with respect to its representations in this Agreement or the due and timely performance by the Buyer of any of the Buyer’s covenants and agreements contained in this Agreement, and such misrepresentation, default or breach shall not have been cured within five (5) business days after receipt by the Buyer of notice specifying particularly such misrepresentation, default or breach;
(ii) by the Buyer if there has been a material misrepresentation or a material default or intentional breach by any Seller Party with respect to any of their respective representations in this Agreement or the due and timely performance by any Seller Party of any of their respective covenants and agreements contained in this Agreement, and such misrepresentation, default or breach shall not have been cured within five (5) business days after receipt by any Seller Party of notice specifying particularly such misrepresentation, default or breach;
(iii) by mutual written agreement of the Member and the Buyer;
(iv) by the Buyer if there shall have occurred since the Signing Date (A) an effect, event or change which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company or (B) any resignation or termination of employment by a material number of Company Employees; provided that the Buyer may terminate this agreement under this subsection (v) no more than ten (10) business days following Buyer’s knowledge of the matters described in (A) or (B);
(v) by the Member, on the one hand, or by the Buyer, on the other hand, if there shall be a final nonappealable order of a federal or state court in effect preventing the consummation of the transactions contemplated by this Agreement; or there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Authority which would make the consummation of the transactions illegal; or
(vi) by either the Member or the Buyer if the Closing shall not have occurred on or before December 31, 2010; provided, however, that the Party seeking to terminate this Agreement shall not because of its (and in the case of the Member, the Company’s) breach or violation of any representation, warranty or covenant contained herein have caused the Closing not to have occurred;

(b) In the event of the termination of this Agreement pursuant to Section 11.1(a), (i) the Interest Purchase shall be abandoned; (ii) the provisions of Section 6.3, this ARTICLE XI and ARTICLE XII shall remain in full force and effect and survive any termination of this Agreement; and (iii) each Party shall remain liable only for any willful breach of this Agreement prior to its termination.
ARTICLE XII
MISCELLANEOUS
12.1 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Seller Parties and the Buyer and their respective successors and permitted assigns; provided, however, that no Party shall make any assignment of this Agreement or any interest herein without the prior written consent of the other Parties, which consent shall not be unreasonably withheld and any such purported assignment without such prior written consent shall be void and of no force or effect; provided, further, that the Buyer may assign all or any portion of this Agreement to any Affiliate of the Buyer (or any lender to the Buyer in connection with any collateral rights), provided that the Buyer will also remain obligated for the payment of the Purchase Price and the performance of this Agreement (including without limitation the restrictive covenants set forth in Section 10 hereof).
12.2 Governing Law. This Agreement shall in all respects be interpreted, construed and governed by and in accordance with the laws of the State of Delaware, without regard to its conflicts of laws principles.
12.3 Specific Performance; Remedies. Each Party acknowledges that the other Parties shall be irreparably harmed and that there shall be no adequate remedy at law for any violation by any of them of any of the covenants or agreements contained in this Agreement. It is accordingly agreed that, in addition to, but not in lieu of, any other remedies that may be available upon the breach of any such covenants or agreements (including, without limitation, monetary Damages), each Party shall have the right to obtain injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the other Parties’ covenants and agreements contained in this Agreement. Except as otherwise provided herein, all rights and remedies of the Parties under this Agreement shall be cumulative, and the exercise of one or more rights or remedies shall not preclude the exercise of any other right or remedy available under this Agreement or applicable Law.
12.4 Severability. Each section, subsection and lesser section of this Agreement constitutes a separate and distinct undertaking, covenant and/or provision hereof. In the event that any provision of this Agreement shall finally be determined to be unlawful, such provision shall be deemed severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect; provided, however, that if such unlawful provision is so material to the Party for whose benefit the provision was originally included so that such Party would not have entered into this Agreement without such unlawful provision, the severability of such provision shall be arbitrated pursuant to Section 12.9 hereof. The preceding sentence is in addition to and not in place of the severability provisions in ARTICLE X.

12.5 Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Parties.
12.6 Waiver. Either the Buyer, on the one hand, or any Seller Party, on the other hand, may to the extent permitted by applicable Law (a) extend the time for the performance of any of the obligations or other acts of the Seller Parties or the Buyer, as applicable, (b) waive any inaccuracies in the representations and warranties of the Seller Parties or the Buyer, as applicable, contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements of the Seller Parties or the Buyer, as applicable, contained herein. No such extension or waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party extending the time of performance or waiving any such inaccuracy or non-compliance. No waiver by any Party of any term of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term of this Agreement on any future occasion.
12.7 Notices. All notices, requests, consents, waivers and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given (a) if personally delivered, upon delivery or refusal of delivery, (b) if mailed by registered or certified United States mail, return receipt requested, postage prepaid, upon delivery or refusal of delivery, or (c) if sent by a nationally recognized overnight delivery service, upon delivery or refusal of delivery. All notices, consents, waivers or other communications required or permitted to be given hereunder shall be addressed as follows:
(a) If to the Buyer:
Global Defense Technology & Systems, Inc.
1501 Farm Credit Drive
Suite 2300
McLean, Virginia 22102
Attention: John Hillen, Chief Executive Officer
Telephone: (703) 738-2840
Facsimile: (703) 883-4037
with a copy to:
Pillsbury Winthrop Shaw Pittman LLP
1650 Tysons Boulevard, Suite 1400
McLean, Virginia 22102
Attention: Craig E. Chason
Telephone: (703) 770-7947
Facsimile: (703) 770-7901
(b) If to the Member:
Signature Consultants, L.L.C.
2101 West Commercial Boulevard, Suite 3000
Fort Lauderdale, Florida 33309
Attention: Chief Financial Officer
Telephone:
Facsimile:

and
Signature Consultants, L.L.C.
15 Constitution Way
Woburn, Massachusetts 01801
Attention: Chief Operating Officer
Telephone:
Facsimile:
with a copy (which shall not constitute notice) to:
Holland & Knight LLP
1600 Tysons Boulevard, Suite 700
McLean, Virginia 22102
Attention: Adam J. August
Telephone: (703) 720-8059
Facsimile: (703) 720-8671
and
Gunster, Yoakley & Stewart, P.A.
777 South Flagler Drive, Suite 500 East
West Palm Beach, FL 33401
Attention: Mitchell D. Schepps
Telephone: (561) 650-0503
Facsimile: (561) 671-2424
or at such other address or addresses as the Party addressed may from time to time designate in writing pursuant to notice given in accordance with this Section 12.7.
12.8 Expenses. Except as otherwise provided in ARTICLE IX, all costs and expenses of the Company and the Member (including, without limitation, financial advisory fees, legal fees and expenses, broker and finder fees, and fees and expenses of accountants) incurred by the Company or the Member in connection with the transactions contemplated hereby shall be borne by the Member, and all costs and expenses of the Buyer (including, without limitation, financial advisory fees, legal fees and expenses, broker and finder fees, and fees and expenses of accountants) incurred by the Buyer in connection with the transactions contemplated hereby shall be borne by the Buyer, except in each case to the extent such costs and expenses represent Damages indemnifiable by an Indemnifying Party under this Agreement. The Member may direct the Buyer to satisfy any of the Member’s obligations under this Section 12.8 at the Closing pursuant to the Flow of Funds Memorandum, in which case the Closing Payment shall be reduced by a corresponding amount (provided that the Closing Payment has not already been adjusted on account of the payment of such amounts).

12.9 Arbitration.
(a) Except as set forth in ARTICLE X, Section 12.3 and Section 12.9(c) hereof, any dispute, difference, controversy or claim arising in connection with or related or incidental to, or question occurring under, this Agreement or the subject matter hereof shall be finally settled under the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (“AAA”), unless otherwise agreed, by an arbitral tribunal composed of three (3) arbitrators, at least one (1) of whom shall be an attorney with at least ten (10) years of experience in mergers and acquisitions transactions, appointed by agreement of the Buyer and the Member in accordance with said Rules. In the event Buyer and the Member fail to agree upon a panel of arbitrators from the first list of potential arbitrators proposed by the AAA, the AAA will submit a second list in accordance with such Rules. In the event Buyer and the Member shall have failed to agree upon a full panel of arbitrators from such second list, any remaining arbitrators to be selected shall be appointed by the AAA in accordance with such Rules. If at the time of the arbitration Buyer and the Member agree in writing to submit the dispute to a single arbitrator, such single arbitrator shall be appointed by agreement of Buyer and the Member in connection with the foregoing procedure or failing such agreement by the AAA in accordance with such Rules. All arbitrators shall be neutral arbitrators and subject to Rule 19 of the Rules.
(b) The arbitrators shall (i) apply the substantive (not the conflicts) Laws of the State of Delaware, (ii) base any award on this Agreement and applicable Law and judicial precedent, (iii) not have the authority to add to, detract from, or modify any provision hereof and (iv) not award punitive damages to any injured Party. Any discovery in connection with the arbitration proceedings shall be governed by the Rules. Any dispute regarding discovery, including disputes as to the scope thereof, shall be determined by the arbitrators, which determination shall be final, conclusive and binding. A decision by a majority of the arbitrators shall be final, conclusive and binding. The arbitrators shall deliver a written and reasoned award with respect to the dispute to each of the parties to the dispute, difference, controversy or claim, who shall promptly act in accordance therewith. Any arbitration proceeding shall be held in Fairfax County, Virginia.
(c) The arbitration proceedings conducted pursuant hereto shall be confidential. No Party shall disclose any information about the arbitration proceedings or the evidence adduced by the other Parties in any arbitration proceeding or about documents provided by the other Parties in connection with the proceeding except in the course of a judicial, regulatory or arbitration proceeding or as may be requested by a Governmental Authority or as required or advisable under Law or exchange rules. Before making any disclosure permitted by the preceding sentence, the Party intending to make such disclosure shall give the other Parties reasonable written notice of the intended disclosure. The arbitrator, expert witnesses and stenographic reporters shall be asked to sign appropriate non-disclosure agreements in order to effectuate this Agreement of the parties as to confidentiality.

(d) The Parties hereby exclude any right of appeal to any court on the merits of the dispute. The provisions of this Section 12.9 may be enforced in any court having jurisdiction over the award or any of the Parties or any of their respective assets, and judgment on the award (including without limitation equitable remedies) granted in any arbitration hereunder may be entered in any such court. Nothing contained in this Section 12.9 shall prevent any Party from seeking injunctive or other equitable relief from any court of competent jurisdiction, without the need to resort to arbitration.
12.10 Complete Agreement. This Agreement, those documents expressly referred to herein, including all appendices, exhibits and schedules hereto, and the other documents of even date herewith, together with the Non-Disclosure Agreement, between the Buyer and the Company (which shall terminate automatically at the Closing), embody the complete agreement and understanding among the Parties and supersede and preempt any prior understandings, agreements or representations by or among the Parties, written or oral, which may have related to the subject matter hereof. Notwithstanding the right of the Buyer to investigate the assets, properties, books, records and financial condition of the Company, and notwithstanding any knowledge obtained or obtainable by the Buyer as a result of such investigation, the Buyer has the unqualified right to rely upon, and has relied upon, each of the representations and warranties made by the Company and the Member in this Agreement or pursuant hereto. No information or knowledge obtained in any investigation by the Buyer shall affect or be deemed to modify any representation or warranty of the Company or the Member contained herein (or in any list, certificate, schedule or other instrument, document, agreement or writing furnished or to be furnished to or made with the Buyer pursuant hereto) or the conditions to the obligations of the Parties to consummate the transactions contemplated by this Agreement. Any claim by the Buyer in connection with this Agreement shall not be adversely affected by any investigation by or opportunity to investigate afforded to the Buyer, nor shall such a claim be adversely affected by the Buyer’s knowledge on or before the Closing Date of any breach or of any state of facts that may give rise to such a breach. Unless explicitly agreed in writing or waived pursuant to the last sentence of Section 6.4, the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not adversely affect the right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants or obligations.
12.11 Absence of Third Party Beneficiary Rights. Except for ARTICLE IX (which shall be for the benefit of the Indemnified Parties), no provision of this Agreement is intended, nor will it be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, Affiliate, shareholder, member, employee or partner of any Party hereto or any other Person.
12.12 Mutual Drafting. This Agreement is the mutual product of the Parties, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the Parties, and shall not be construed for or against any Party hereto, but according to the application of the rules of interpretation of contracts.
12.13 Further Representations. Each Party acknowledges and represents that it has been represented by its own legal counsel in connection with the transactions contemplated by this Agreement, with the opportunity to seek advice as to its legal rights from such counsel. Each Party further represents that it is being independently advised as to the Tax or securities consequences of the transactions contemplated by this Agreement and is not relying on any representations or statements made by any other Party as to such Tax and securities consequences.

12.14 Representation of Company and its Affiliates. The Parties agree that, notwithstanding the fact that Holland & Knight LLP may have jointly represented Company and/or its Affiliates in connection with this Agreement, and has also represented Company in connection with matters other than the transaction that is the subject of this Agreement prior to Closing, Holland & Knight LLP will be permitted in the future, after Closing, to represent one or more of such Affiliates, or their respective equity holders, officers, directors or managers in connection with matters in which such Affiliates or their respective equity holders, officers, directors or managers are adverse to the Company or any of its Affiliates, including without limitation any disputes that such Affiliates or their respective equity holders, officers, directors or managers may hereafter have with the Company and/or with the Buyer arising out of, or related to, this Agreement. The Company and the Buyer, who is represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agree, in advance, to waive any actual or potential conflict of interest that may hereafter arise in connection with Holland & Knight’s future representation of one or more of the Company’s Affiliates or their respective equity holders, officers, directors or managers on matters in which the interests of such Affiliate or their respective equity holders, officers, directors or managers are adverse to the interests of the Company and/or the Buyer, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by Holland & Knight LLP of the Company. The Parties further agree that notwithstanding any law or rules to the contrary, all confidential communications between Holland & Knight LLP and the Company, its Affiliates or their respective equity holders, officers, directors or managers that occurred in the context of Holland & Knight LLP’s representation of the Company prior to Closing will remain privileged as between Holland & Knight LLP and such Affiliate(s) or their respective equity holders, officers, directors or managers after the Closing, and the Company and the Buyer hereby agree that they will not seek disclosure of any such communications from Holland & Knight LLP or from such Affiliates or their respective equity holders, officers, directors or managers after Closing, in the context of litigation or otherwise. Notwithstanding the foregoing, the Company does not waive any rights related to Holland & Knight LLP’s representation in the transactions contemplated by this Agreement, including the right to waive the attorney-client privilege with respect to communications during such representation.
12.15 Disclosure Schedules. The schedules, exhibits and disclosure schedules to this Agreement are a material part of this Agreement as if fully set forth in this Agreement and are intended only to qualify and limit the representations, warranties and covenants contained in this Agreement, and will not be deemed to expand in any way the scope or effect of any of such representations, warranties or covenants. Buyer acknowledges and agrees that: (i) certain agreements and other matters may be listed in the disclosure schedules for informational purposes only, as they do not rise above applicable materiality thresholds or their disclosure is not otherwise required under the terms of this Agreement (items that are not required to be disclosed but are disclosed, the “Informational Disclosures”), (ii) in no event will the Informational Disclosures be deemed or interpreted to broaden or otherwise amplify or influence the construction or interpretation of any of the representations and warranties, (iii) disclosures made for the purpose of any section or sections of the disclosure schedules will be deemed made for the purpose of all sections so long as cross-references are made or the applicability to the other section(s) is reasonably apparent on the face of such disclosure, (iv) headings will not be deemed to modify or influence the interpretation of the information contained in the disclosure schedules or this Agreement, (v) no reference to or disclosure of any item or other matter in the disclosure schedules will be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the disclosure schedules, (vi) the inclusion of any matter, information or item in the disclosure schedules will not be deemed to constitute an admission of any liability by Company or Seller to any third party or otherwise imply, that any such matter, information or item is material or creates a measure for materiality for the purposes of this Agreement, and (vii) summaries of or references to any written document in the disclosure schedules do not purport to be complete and are qualified in their entirety by the written documents themselves. Section headings in the disclosure schedules have been inserted for reference only and do not amend or otherwise give meaning to the descriptions of the disclosed items set forth therein.

12.16 Gender. Unless the context clearly indicates otherwise, where appropriate the singular shall include the plural and the masculine shall include the feminine or neuter, and vice versa, to the extent necessary to give the terms defined herein and/or the terms otherwise used in this Agreement the proper meanings.
12.17 Document Availability. For the Company to have made a document “available” to the Buyer or “provided” or “delivered” it, such document must have been uploaded to the Company’s electronic datasite at least two (2) days prior to the execution of this Agreement with advance or contemporaneous written notice having been provided by the Company to the Buyer.
12.18 Headings. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.
12.19 Counterparts. This Agreement may be executed in two or more counterparts, each of which when executed and delivered shall be deemed an original and all of which, taken together, shall constitute the same agreement. This Agreement and any document, certificate or schedule required hereby may be executed and delivered by facsimile or electronic mail of a “.pdf” data file, which shall be considered legally binding for all purposes.
12.20 Amendment and Restatement. The Parties acknowledge and agree that this Agreement amends and restates and replaces in its entirety that certain Purchase Agreement by and among the Parties, dated November 4, 2010, including that certain First Amendment to Purchase Agreement dated November 19, 2010. If any ambiguity herein is caused solely due to the fact that this Amended and Restated Purchase Agreement is effective as of December 17, 2010 but provisions herein were drafted to be effective as of the Signing Date, such ambiguous provisions shall be interpreted as if this Amended and Restated Purchase Agreement was effective as of November 4, 2010.
[Signatures appear on following page(s).]

IN WITNESS WHEREOF, each Party hereto has signed or has caused to be signed by its officer thereunto duly authorized this Amended and Restated Purchase Agreement as of the date first above written.

BUYER: Global Defense Technology & Systems, Inc.
By:	/s/ John Hillen
	Name:	John F. Hillen, III
	Title:	President and Chief Executive Officer

COMPANY: Signature Government Solutions, LLC
By:	/s/ Jay Cohen
	Name:	Jay Cohen
	Title:	President and Chief Executive Officer

MEMBER: Signature Consultants, L.L.C.
By:	/s/ Jay Cohen
	Name:	Jay Cohen
	Title:	Manager

APPENDICES

Appendix A	Defined Terms

Appendix B	Special Indemnity Matters
EXHIBITS

Exhibit A-1	Stolberg Executive Employee Agreement

Exhibit A-2	Palmer Executive Employee Agreement

Exhibit A-3	Vandermast Executive Employee Agreement

Exhibit B	Escrow Agreement

Exhibit C	Opinion

Exhibit D-1	Amended and Restated Unit Plan Agreement

Exhibit D-2	Amended and Restated Stolberg Agreement

Exhibit D-3	Palmer Amendment

APPENDIX A
DEFINED TERMS
(1) “AAA” has the meaning given to such term in Section 12.9(a).
(2) “Accounting Firm” means an accounting firm mutually satisfactory to the Buyer and Member.
(3) “Acquiror” means a Person or Persons that effect(s) an Acquisition.
(4) “Acquisition” means the acquisition of a majority of the voting equity securities of the Member and/or its Subsidiaries by a Person or Persons who was not an equityholder of the Member or such Subsidiary(ies) prior thereto.
(5) “Actual Knowledge” means, in the case of any of the Seller Parties with respect to a particular fact or matter, the actual knowledge of such fact or matter of any individual listed on Schedule K without any duty of inquiry.
(6) “Affiliate” means as to any Party, any Person which directly or indirectly, is in control of, is controlled by, or is under common control with, such Party, including any Person who would be treated as a member of a controlled group under Section 414 of the Code and any officer or director of such Party. For purposes of this definition, an entity shall be deemed to be “controlled by” a Person if the Person possesses, directly or indirectly, power either to (a) vote ten percent (10%) or more of the securities (including convertible securities) of such entity having ordinary voting power or (b) direct or cause the direction of the management or policies of such entity whether by contract or otherwise; and, as to a Party who is a natural person, such person’s spouse, parents, siblings and lineal descendants. For the avoidance of doubt, from and after the Closing, the Buyer’s Affiliates shall include, without limitation, the Company.
(7) “Agreement” has the meaning given to such term in the Preamble.
(8) “Auditor” has the meaning given to such term in Section 6.14.
(9) “Balance Sheet” means the unaudited balance sheet of the Company at June 30, 2010.
(10) “Balance Sheet Date” means June 30, 2010.

(11) “Benefit Plan” means each (a) Employee Benefit Plan, (b) current employment agreement, including, but not limited to, any current individual benefit arrangement, policy or practice with respect to any current or former employee or director of the Company, any subsidiary or any ERISA Affiliate, and (c) other employee benefit, bonus, deferred, or other incentive compensation, stock option, stock purchase, stock appreciation, fringe benefit, severance pay, lay-off or reduction in force, change in control, sick pay, vacation pay, salary continuation, retainer, leave of absence, educational assistance, service award, employee discount, fringe benefit plan, arrangement, policy or practice, whether legally binding or not, which the Company, any subsidiary maintains or contributes to, or with respect to which the Company, any subsidiary has any obligation or Liability.
(12) “Borrower” will have the meaning set forth in the definition of “Senior Line of Credit.”
(13) “Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in the Commonwealth of Virginia are closed.
(14) “Buyer” has the meaning given to such term in the Preamble.
(15) “Buyer Confidential Information” means all documents and information concerning the Buyer or the Company furnished in connection with this Agreement or the transactions contemplated hereby.
(16) “Buyer Indemnified Party” means the Buyer and its officers, directors, assigns, successors and Affiliates.
(17) “Buyer Prepared Return” has the meaning given to such term in Section 6.5(a)(ii).
(18) “Cancellation and Release Agreements” has the meaning given to such term in Section 7.8(t).
(19) “Cash” means all cash on hand or in bank accounts, cash equivalents and short-term investments.
(20) “CFIUS” has the meaning given to such term in Section 6.7(b).
(21) “Closing” means the closing of the transactions by the Buyer, Company and Member contemplated by this Agreement.
(22) “Closing Adjustment” has the meaning given to such term in Section 1.4(b).
(23) “Closing Balance Sheet” means a balance sheet of the Company prepared as of 11:59 p.m., Eastern Time, on the Closing Date in accordance with GAAP.
(24) “Closing Date” means the date on which the Closing occurs.
(25) “Closing Payment” has the meaning given to such term in Section 1.2(b).
(26) “Closing Statement” has the meaning give to such term in Section 1.4(b).

(27) “Closing Working Capital” means the book value of the total current assets of the Company (including Cash, but excluding any Tax assets of the Company) less the book value of the total current liabilities of the Company (excluding (i) the Indebtedness for Borrowed Money of the Company paid on or prior to Closing and (ii) Non-Ordinary Course Liabilities, to the extent each reduces the Closing Payment pursuant to Section 1.2(b), in each case determined as of 11:59 p.m., Eastern Time, on the Closing Date in accordance with GAAP as consistently applied by the Company. For the avoidance of doubt, any applicable tax withholding, payroll tax payments and the employer portions of any Taxes associated with the Incentive Payment Rights for which the Company in any manner would be liable shall be a current liability in the determination of Closing Working Capital.
(28) “Code” shall mean the Internal Revenue Code of 1986, as amended.
(29) “Company” has the meaning given to such term in the Preamble.
(30) “Company Confidential Information” means all documents and information concerning the Company and/or the Member or any their respective Affiliates furnished in connection with this Agreement or the transactions contemplated hereby.
(31) “Company Customer” means any Person who is at that time, or has been within one (1) year prior to that time, a customer or prospective customer of the Company, including all upper-tier prime contractors and subcontractors of the Company as well as the federal, state or local government agencies or instrumentalities for which the Company directly or indirectly currently acts as a contractor or subcontractor.
(32) “Company Employees” has the meaning given to such term in Section 3.9(a).
(33) “Company Intellectual Property” means the Company Owned Intellectual Property and the Company Licensed Intellectual Property.
(34) “Company Licensed Intellectual Property” means all Intellectual Property that is licensed to the Company by any third party.
(35) “Company Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company, in whole or in part.
(36) “Company Registered Intellectual Property” means United States and foreign Patent Rights, registered Trademarks, registered copyrights and designs, mask work registrations and applications for each of the foregoing that are registered or filed in the name of the Company, alone or jointly with others.

(37) “Competing Business” means any business selling any products or services in competition with the Company (based on the business of the Company as of the Closing) or selling any products or services to any federal government agency or instrumentality listed on Schedule 1 hereto, whether pursuant to a prime contract with such federal government agency or instrumentality, a subcontract with a prime contractor to such federal government agency or instrumentality or otherwise.
(38) “Competing Transaction” has the meaning given to such term in Section 6.11.
(39) “Confidential Information” has the meaning given to such term in Section 10.2(a).
(40) “Consulting Agreement” has the meaning given to such term in the Recitals.
(41) “Contract” means any note, bond, mortgage, debt instrument, security agreement, contract, license, lease, sublease, covenant, commitment, power of attorney, proxy, indenture, purchase and sale order, or other agreement or arrangement, oral or written, to which the Company is a party or by which the Company or any of their assets or property are bound, including any and all amendments, waivers or other changes thereto.
(42) “Current Government Contracts” has the meaning given to such term in Section 3.14(a).
(43) “Damages” means all Liabilities, losses, claims, damages, causes of actions, lawsuits, administrative proceedings (including informal proceedings), investigations (to the extent the investigation costs are part of a successful claim), audits, demands, assessments, adjustments, judgments, settlement payments, deficiencies, penalties, fines, Taxes, and costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements of every kind, nature and description); provided, that Damages shall only include punitive damages (sometimes referred to as exemplary damages) to the extent such punitive damages result from a third party claim; provided, further, that Damages shall only include consequential damages (sometimes referred to as special damages) to the extent such consequential damages are reasonably foreseeable or result from a third party claim.
(44) “DCAA” has the meaning given to such term in Section 3.14(k).
(45) “Direct Costs” has the meaning given to such term in 48 C.F.R. Section 2.101.
(46) “Disclosing Party” has the meaning given to such term in Section 6.3(a).
(47) “DSS” means the Defense Security Service of the United States Department of Defense.
(48) “Employee Agreement” has the meaning given to such term in the Recitals.
(49) “Employee Benefit Plan” shall have the meaning specified in Section 3(3) of ERISA and shall include both “employee pension benefit plans” within the meaning of Section 3(2)(A) of ERISA (including, without limitation, any simplified employee pension plans subject to Section 408(k) of the Code) and “employee welfare benefit plans” within the meaning of Section 3(1) of ERISA.

(50) “Encumbrance” means any claim, lien, pledge, assignment, option, charge, easement, security interest, right-of-way, encumbrance, mortgage or other right (including without limitation, with respect to any of the ownership interests of the Company, any preemptive right, right of first refusal, put, call or other restriction on transfer).
(51) “Environment” means navigable waters, waters of the contiguous zone, ocean waters, natural resources, surface waters, ground water, drinking water supply, land surface, subsurface strata, ambient air, both inside and outside of buildings and structures, man-made buildings and structures, and plant and animal life on earth.
(52) “Environmental Laws” means all Laws, ordinances, regulations, codes, orders, judgments, injunctions, awards or decrees relating to pollution, protection of the Environment, public or worker health and safety, or the emission, discharge, release or threatened release of pollutants, contaminants or industrial, medical, toxic or hazardous substances or wastes into the Environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or industrial, medical, toxic or hazardous substances or wastes, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC. Section 9601 et. seq., the Resource Conservation and Recovery Act, 42 USC. Section 6901 et. seq., the Toxic Substances Control Act, 15 USC. Section 2601 et. seq., the Federal Water Pollution Control Act, 33 USC. Section 1151 et seq., the Clean Air Act, 42 USC. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 USC. Section 111 et. seq., the Occupational Safety and Health Act, 29 USC. Section 651 et. seq., the Asbestos Hazard Emergency Response Act, 15 USC. Section 2601 et. seq., the Safe Drinking Water Act, 42 USC. Section 300f et. seq., the Oil Pollution Act of 1990 and analogous state acts, and all such laws, ordinances, regulations, codes, orders, judgments, injunctions, awards and decrees as are applicable.
(53) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(54) “ERISA Affiliate” means each Person which is or was required to be treated as a single employer with the Company or their current or former subsidiaries under Section 414 of the Code or Section 4001(b)(1) of ERISA.
(55) “Escrow Agent” has the meaning given to such term in Section 1.3(a).
(56) “Escrow Agreement” has the meaning given to such term in Section 1.3(a).
(57) “Escrow Deposit” has the meaning given to such term in Section 1.3(a).

(58) “Escrowed Funds” means the Escrow Deposit, plus the amount of any interest, dividends and other income resulting from the investment of the Escrow Deposit and earnings thereon and proceeds thereof.
(59) “Estimated Closing Adjustment” has the meaning given to such term in Section 1.4(a).
(60) “Estimated Closing Balance Sheet” means an estimated balance sheet of the Company prepared as of 11:59 p.m., Eastern Time, on the Closing Date in accordance with GAAP.
(61) “Estimated Closing Statement” means a statement setting forth (i) the Estimated Closing Balance Sheet, (ii) the Indebtedness for Borrowed Money of the Company, (iii) the Non-Ordinary Course Liabilities and (iv) the Estimated Closing Working Capital.
(62) “Estimated Closing Working Capital” means the estimated book value of the total current assets of the Company (including Cash, but excluding any Tax assets of the Company) less the estimated book value of the total current liabilities of the Company (excluding (i) the Indebtedness for Borrowed Money of the Company and (ii) Non-Ordinary Course Liabilities, to the extent each reduces the Closing Payment pursuant to Section 1.2(b)), in each case determined as of 11:59 p.m., Eastern Time, on the Closing Date in accordance with GAAP, as set forth on the Estimated Closing Balance Sheet. For the avoidance of doubt, any applicable tax withholding, payroll tax payments and the employer portions of any Taxes associated with the Incentive Payment Rights for which the Company in any manner would be liable shall be a current liability in the determination of Closing Working Capital.
(63) “Estimated Working Capital Deficit” means the amount, if any, by which the Target Working Capital exceeds the Estimated Closing Working Capital.
(64) “Estimated Working Capital Surplus” means the amount, if any, by which the Estimated Closing Working Capital exceeds the Target Working Capital.
(65) “Executive Employee Agreement” has the meaning given to such term in the Recitals.
(66) “Exon-Florio” shall mean the Exon-Florio Amendment to the Defense Production Act of 1950, 50 U.S.C. app. § 2170, as amended.
(67) “Exploit” means develop, design, test, modify, make, use, sell, have made, used and sold, import, reproduce, market, distribute, commercialize, support, maintain, correct and create derivative works of.
(68) “Facilities” has the meaning given to such term in Section 3.11(a).
(69) “FAR Ethics Rules” has the meaning given to such term in Section 3.14(aa).

(70) “Financial Statements” means the Year-End Financials and the Interim Financials.
(71) “FIRPTA” means the Foreign Investment in Real Property Tax Act of 1980, as amended.
(72) “Flow of Funds Memorandum” has the meaning given to such term in Section 1.2(b).
(73) “FOCI” has the meaning given to such term in Section 6.7(b).
(74) “GAAP” means United States generally accepted accounting principles, consistently applied.
(75) “General Indemnity Cap” has the meaning given to such term in Section 9.5(b).
(76) “Governmental Authority” means any nation or government, any state or other instrumentality or political subdivision thereof (including any county or city), and any entity exercising executive, legislative, judicial, military, regulatory or administrative functions of or pertaining to government.
(77) “Government Contract” means any Contract, including an individual task order, delivery order, purchase order or blanket purchase agreement, between the Company and the U.S. Government or any other Governmental Authority, as well as any subcontract or other arrangement by which (a) the Company has agreed to provide goods or services to a prime contractor, to a Governmental Authority or to a higher-tier subcontractor or (b) a subcontractor or vendor has agreed to provide goods or services to the Company, where, in either event, such goods or services ultimately will benefit or be used by a Governmental Authority, including any closed Contract or subcontract as to which the right of the U.S. Government or a higher-tier contractor to audit has not expired.
(78) “Government Contract Bid” has the meaning given to such term in Section 3.14(a).
(79) “Hazardous Substance” means any toxic waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or waste, petroleum or petroleum-derived substance or waste, radioactive substance or waste, or any constituent of any such substance or waste, or any other substance regulated under or defined by any Environmental Law.

(80) “Indebtedness for Borrowed Money” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, including unless otherwise agreed in writing by the Buyer, the Member and PNC Bank, any obligation under the Senior Line of Credit (provided, that the Buyer’s agreement will not be required to the extent that Encumbrances of the Company’s assets held by PNC Bank are released and the Company is fully released as a co-borrower or otherwise from the Senior Line of Credit), (b) any deficit balance in Cash, (c) all obligations of such Person evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, (d) all obligations of such Person issued or assumed for deferred purchase price payments, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (h) all obligations of such Person or another Person secured by an Encumbrance on any asset of such first Person, whether or not such obligation is assumed by such first Person, (i) any prepayment fees or other fees, costs or expenses associated with payment of any Indebtedness for Borrowed Money and (j) any guaranty of any Indebtedness for Borrowed Money of any other Person.
(81) “Indemnified Party” means the party claiming indemnification in accordance with ARTICLE IX.
(82) “Indemnifying Party” means the party from whom indemnification is claimed in accordance with ARTICLE IX.
(83) “Indirect Costs” has the meaning given to such term in 48 C.F.R. Section 2.101.
(84) “Informational Disclosures” has the meaning given to such term in Section 12.15
(85) “Intellectual Property” means the following subsisting throughout the world: (a) Patent Rights; (b) Trademarks and all goodwill in the Trademarks; (c) copyrights, works of authorship, copyrightable works (including, but not limited to, Software), designs, data and database rights and registrations and applications for registration thereof, including moral rights of authors, if applicable; (d) inventions, invention disclosures, statutory invention registrations, trade secrets and confidential business information, proprietary know-how, manufacturing and product processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, whether patentable or nonpatentable, whether copyrightable or noncopyrightable and whether or not reduced to practice; and (e) other intellectual property and proprietary rights relating to any of the foregoing (including remedies against infringement thereof and rights of protection of interest therein under the laws of all jurisdictions), including, but not limited to, rights to recover for past, present and future violations thereof.
(86) “Interest Purchase” has the meaning given to such term in the Recitals.

(87) “Interim Financials” means the Balance Sheet and the unaudited statements of income, cash flows and retained earnings of the Company for the (a) six (6)-month period ended on June 30, 2010 in the case of signing the Agreement, and (b) nine (9)-month period ended September 30, 2010 in the case of the Closing.
(88) “Internal Systems” shall mean the Software and documentation and the computer, communications and network systems (both desktop and enterprise-wide), servers, hardware, equipment, materials and apparatus used by the Company in its business or operations.
(89) “IRS” means the Internal Revenue Service or any successor agency thereto.
(90) “ITAR” means the International Traffic in Arms Regulations, set forth in Title 22, Chapter I, Subchapter M of the Code of Federal Regulations, and related rules and regulations thereunder.
(91) “Knowledge” means, in the case of any of the Seller Parties with respect to a particular fact or matter, (a) the actual knowledge of such fact or matter of any individual listed on Schedule K after reasonable inquiry, and (b) such knowledge of such fact or matter as any such individual would reasonably be expected to have in the ordinary course of performing his or her respective responsibilities on behalf of such Seller Party.
(92) “Laws” means all laws, statutes, ordinances, rules and regulations of any Governmental Authority, including all orders, judgments, injunctions, awards, decisions or decrees of any court having effect of law.
(93) “Letter of Intent” means the Letter of Intent, dated September 17, 2010 by and between the Buyer and the Company.
(94) “Liability” or “Liabilities” means, without duplication, any direct or indirect liability, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, either accrued, absolute, contingent, mature, unmatured or otherwise and whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured.
(95) “Material Adverse Effect” with respect to any Person means any effect, event, change, circumstance, development or other matter which individually or in the aggregate, had, or would reasonably be expected to have, or give rise to, a material adverse effect on, or material adverse change to, (a) the assets, business, condition (financial or otherwise), operating results, properties, Liabilities, reserves, earnings, technology or relations with customers, suppliers, distributors, employees or regulators of such Person taken as a whole, but “Material Adverse Effect” shall not include any effect, event, change, circumstance, development or other matter arising out of or resulting from: (i) changes or effects that generally affect the industry and (ii) changes in securities markets or general economic, regulatory or political conditions in the United States (including, without limitation, terrorism or the escalation of any war, whether declared or undeclared or other hostilities), in each case, so long as any of the items described in clauses (i) and (ii) does not disproportionately affect the Company or its business, or (b) the right or ability of such Person to consummate the transactions contemplated hereby.

(96) “Material Contract” means each Contract of the Company in effect as of the Signing Date as well as each Contract of the Company in effect as of the Closing to which the Company is a party: (a) with a dealer, broker, sales agency, advertising agency or other Person engaged in sales or promotional activities; (b) which could require aggregate payments by or to the Company, or involve an unperformed commitment or services having a value, in excess of Twenty-five Thousand Dollars ($25,000); (c) pursuant to which the Company has made or will make loans or advances, or has incurred or will incur debts for money owed, or has become a guarantor or surety or pledged its credit on or otherwise become responsible with respect to any undertaking of another; (d) which is an indenture, credit agreement, loan agreement, note, mortgage, security agreement, lease of real property or personal property in amounts in excess of Twenty-five Thousand Dollars a year, or agreement for financing; (e) involving a partnership, joint venture, teaming arrangement or other similar cooperative undertaking; (f) involving restrictions relating to the Company or its business with respect to the geographical area of operations or scope or type of business of the Company or the Company’s right to hire or solicit any Person as an employee, consultant or independent contractor; (g) which is a power of attorney or agency agreement or written arrangement with any Person pursuant to which such Person is granted the authority to act for or on behalf of the Company or any Seller Party; (h) with respect to which the requirements for performance extend beyond one (1) year from the Signing Date; (i) which contains express warranties with respect to the products manufactured and/or sold or licensed by the Company (including any Products) or with respect to the services provided by the Company, (excluding any implied warranties of good faith); (j) which provides for the acquisition, directly or indirectly (by merger or otherwise), of material assets (whether tangible or intangible) or the capital stock of another Person; (k) which is an employment, consulting or professional advisor agreement; (l) which cannot be terminated without penalty or payment on less than ninety (90) days’ notice; (m) which involves the sale, issuance or repurchase of any capital stock or securities of the Company or the securities of any other Person; (n) with any Governmental Authority or which otherwise constitutes a Government Contract; (o) which requires the consent of any other party thereto or triggers a change-of-control provision therein, in each case in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby; (p) which is not made in the ordinary course of business and which is to be performed at or after the Signing Date; (q) containing a most favored nation or similar price-related provisions in favor of any customer or other counterparty; or (r) obligating the Company to purchase or otherwise obtain any product or service exclusively from a single party or sell any product or service exclusively to a single party.
(97) “Member” has the meaning given to such term in the Recitals.
(98) “Membership Interest” has the meaning given to such term in the Recitals.
(99) “NISPOM” means the National Industrial Security Program Operating Manual as required by Executive Order 12829 and under the authority of Department of Defense Directive 5220.22, “National Industrial Security Program (NISP)” or subsequent Executive Orders, directives, or regulations for the protection of classified information released or disclosed to industry in connection with classified contracts under the NISP.

(100) “Non-Exclusive Licenses” shall have the meaning given to such term in Section 6.11.
(101) “Non-Ordinary Course Liabilities” of the Company means (a) any Liability for severance or other bonus compensation provided or payable to employees or consultants of the Company as a result of the Closing and, in each case, any employee withholding Taxes and any employer payroll Taxes thereon (other than due to a termination after the Closing), and (b) any transaction fees and expenses of the Company related to the Interest Purchase and the other transactions contemplated hereby, including without limitation financial advisory fees, legal fees and expenses, broker and finder fees and expenses of accountants, and 50% of any Transfer Taxes.
(102) “Palmer” has the meaning given to such term in the Recitals.
(103) “Party” and “Parties” have the meaning given to such terms in the Preamble.
(104) “Patent Rights” means all patents, patent applications, utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, renewals, extensions, provisionals, reissues and reexaminations).
(105) “Person” means any person, limited liability company, partnership, trust, unincorporated organization, corporation, association, joint stock company, business, group, Governmental Authority or other entity.
(106) “PNC Bank” will have the meaning set forth in the definition of “Senior Line of Credit.”
(107) “Prime Contractor” means any entity that performs work for the federal government or that subcontracts with an entity that performs work at a higher tier than the Company for which the Company is acting as a subcontractor either directly or indirectly.
(108) “Proceeding” means any action, arbitration, audit, claim, demand, hearing, investigation, litigation, proceeding or suit, whether civil, criminal, administrative, investigative, or informal and whether commenced, brought, conducted or heard by or before or otherwise involving any Governmental Authority or arbitrator.
(109) “Product” means any completed software application (excluding software coding provided for use as a result of Company’s services), hardware, firmware or other product now or within the past four (4) years offered for sale or license by the Company, together with all user documentation, data, scripts, macros, modules and other files and information supplied, sold or licensed with such software, hardware, firmware or other product.
(110) “Protecting Party” has the meaning given to such term in Section 6.3(a).
(111) “Purchase Price” has the meaning given to such term in Section 1.2(a).

(112) “Related Party” means any Seller Party, and any trustee or other Affiliate of any Seller Party, any officer, employee, member, manager of the Company, and to the extent that any Seller Party has Actual Knowledge of the applicable relationship, any individual related by blood, marriage or adoption to any officer, employee, member, manager of the Company or any entity in which any such Person or individual owns any beneficial interest.
(113) “Related Party Arrangement” has the meaning given to such term in Section 3.19.
(114) “Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into, onto or through the indoor or outdoor Environment or into, through or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, ground water or property.
(115) “Representatives”, with respect to any Person, means the directors, officers, employees, consultants, agents or other representatives thereof (including legal counsel, accountants, financial advisors, investment bankers and brokers).
(116) “SBA” has the meaning given to such term in Section 7.6.
(117) “Seller Party” and “Seller Parties” have the meaning given to such terms in the Preamble.
(118) “Seller Prepared Return” has the meaning given to such term in Section 6.5(a)(i).
(119) “Senior Line of Credit” means the Revolving Credit, Term Loan and Security Agreement by and between PNC Bank, National Association (“PNC Bank”) and Member (as “Borrower”), dated November 16, 2005, as amended by the First Amendment to the Revolving Credit, and Security Agreement, dated February 22, 2007, further amended by the Second Amendment to the Revolving Credit, Term Loan and Security Agreement, dated September 3, 2009, redefining “Borrower” as Member, Company, Signature Commercial Solutions, LLC and Signature Servco, LLC, and further amended by the Third Amendment to Revolving Credit, Term Loan, and Security Agreement, dated August 31, 2010, together with the Revolving Credit Note, Amended Revolving Credit Note, Second Amended, Restated and Substituted Note, and Third Amended, Restated and Substituted Note for principal amount of $20,000,000.
(120) “Servco” has the meaning given to such term in Section 6.13.
(121) “Software” means computer software code, applications, utilities, development tools, diagnostics, databases and embedded systems, whether in source code, interpreted code or object code form.
(122) “Stolberg” has the meaning given to such term in the Recitals.

(123) “Target Working Capital” means Five Million Six Hundred Fifty Thousand Dollars ($5,650,000).
(124) “Tax” or “Taxes” means any tax or duty or similar governmental fee, levy, assessment or charge of any kind whatsoever imposed by a Governmental Authority, including, without limitation, all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, unclaimed property, escheat, sales, use, transfer, registration, alternative or add-on minimum, or estimated tax, together with any penalties, additions to tax or additional amounts arising with respect to the foregoing or the obligation to file Tax Returns, and any interest on any of the foregoing.
(125) “Taxing Authority” means any Governmental Authority responsible for the assessment, determination, collection or administration of any Tax.
(126) “Tax Return” means any report, return, statement, claim for refund, election, declaration or other information with respect to any Tax required to be filed or actually filed with a Taxing Authority, including any schedule or attachment thereto, and including any amendment thereof.
(127) “Threshold” has the meaning given to such term in Section 9.5(a).
(128) “Trademarks” means all registered trademarks and service marks, logos, Internet domain names, corporate names and doing business designations and all registrations and applications for registration of the foregoing, common law trademarks and service marks and trade dress.
(129) “Transfer Taxes” means any transfer, documentary, sales, use, stamp, registration or other similar Taxes and fees.
(130) “Transaction Documents” means the Escrow Agreement and Transition Services Agreement.
(131) “Transition Services Agreement” has the meaning given to such term in Section 6.13.
(132) “Updated Seller Party Disclosure Schedule” has the meaning given to such term in Section 6.4.
(133) “Vandermast” has the meaning given to such term in the Recitals.
(134) “Year-End Financials” means the audited balance sheets of the Company and the audited statements of income, cash flows and retained earnings of the Company at and for the fiscal years ended December 31, 2008 and 2009, as audited by an independent registered public accounting firm. Such independent registered public accounting firm shall be independent with respect to Buyer and its subsidiaries within the applicable rules and regulations adopted by the Securities and Exchange Commission and the Public Company Accounting Oversight Board (United States).